UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Radian Group Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 231.1000

April 13, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Radian Group Inc., which will be held at The Westin Philadelphia, 99 South 17th Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time on May 13, 2009. The accompanying Notice of 2009 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman
General Counsel and Corporate Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 13, 2009

Radian Group Inc. (“Radian”) will hold its annual meeting of stockholders at The Westin Philadelphia, 99 South 17th Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time, on May 13, 2009 to consider and vote upon the following matters:

•	To elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

•	To amend the Radian Group Inc. 2008 Equity Compensation Plan;

•	To approve the Radian Group Inc. 2008 Employee Stock Purchase Plan;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2009; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Radian’s board of directors has fixed the close of business on March 27, 2009 as the record date for the annual meeting. Radian stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours at our corporate headquarters beginning May 2, 2009.

Whether or not you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Any stockholder as of the record date who is present at the Radian annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. Also, a proxy may be revoked in writing at any time before the Radian annual meeting.

By Order of the Board of Directors,

Edward J. Hoffman
General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 13, 2009

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to Be Held on May 13, 2009:

This proxy statement and our 2008 Annual Report to security holders are available at www.radian.biz/StockholderReports.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 13, 2009

Radian’s board of directors is furnishing this proxy statement to solicit proxies for use at the 2009 Annual Meeting of Stockholders of Radian Group Inc. (“Radian”). A copy of the Notice of 2009 Annual Meeting of Stockholders accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning approximately April 13, 2009 in order to furnish information relating to the business to be transacted at the meeting.

INFORMATION ABOUT VOTING

Who Can Vote

March 27, 2009 is the record date for the annual meeting (the “Record Date”). Only holders of record of our common stock as of the close of business on the Record Date are entitled to notice of and to vote at the meeting. On the Record Date, 81,419,731 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock owned of record as of the close of business on the Record Date. No other class of our stock is outstanding, so no other class is entitled to vote at the meeting.

How Voting Works

The only way your shares can be voted on any of the proposals to be considered at the meeting is if you vote your shares in person at the meeting or authorize the voting of your shares by proxy. If you hold your shares through a broker (in “street name”), your broker will have provided you with instructions for voting your shares. The shares represented by a validly completed proxy card will be voted at the meeting in accordance with the instructions given on the proxy card. If you complete your proxy card properly, but do not give instructions on your proxy card as to how to vote your shares, your shares will be voted “For” the election of all directors nominated by our board of directors (Proposal 1) (and, if unforeseen circumstances make it necessary for our board of directors to substitute another person for any of the nominees, your shares will be voted for that other person), “For” the amendment to Radian’s 2008 Equity Compensation Plan (Proposal 2), “For” the approval of Radian’s 2008 Employee Stock Purchase Plan (Proposal 3) and “For” the ratification of the selection of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for 2009 (Proposal 4).

You may revoke your proxy at any time before it is voted by providing to our Corporate Secretary a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the meeting, by itself, will not constitute revocation of a proxy.

Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the meeting. You can always change your vote before the meeting or at the meeting, as described above.

Participants in Savings Incentive Plan

Participants in the Radian Group Inc. Savings Incentive Plan, please note that the enclosed proxy card also constitutes the voting instruction form for shares allocated to you under the plan and covers all shares you are entitled to vote under the plan, in addition to shares you may hold directly. Signing and returning the proxy card will enable all of the shares owned by a stockholder as of the Record Date to be voted, including those held under the plan.

Voting by Telephone or the Internet

Many of our stockholders who hold their shares in “street name” through a brokerage firm, bank or other nominee have the option to submit their proxies or voting instructions electronically by telephone or the internet. Such stockholders should review the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Our stockholders of record may not vote by telephone or the internet.

Votes Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy.

In November 2008, we adopted majority voting for the election of our directors. This means that in an uncontested election of directors, assuming a quorum is present, each director must be elected by a majority of the votes cast, meaning that the number of shares voted “For” a director must exceed the number of shares voted “Against” that director (Proposal 1). In an uncontested election of directors, votes may be cast “For” or “Against” a nominee, or the person voting such share may abstain with respect to such nominee. Abstentions and broker non-votes (as discussed below) will be counted as present for purposes of determining whether a quorum exists, but will not be counted as “votes cast” with respect to Proposal 1. If a sitting director fails to receive a majority of the votes cast, our board of directors will determine within 90 days of the annual meeting whether to accept the resignation of such director. Alternatively, the director may choose to retire from the board of directors during this 90 day period.

In a contested election of directors, where the number of nominees exceeds the number of directorships to be filled, assuming a quorum is present, the ten nominees for director receiving the highest number of “For” votes will be elected. In a contested election of directors, votes may only be cast “For” or “Withheld.” Any vote other than a “For” vote will be considered “Withheld.” Votes that are withheld will be considered present for determining whether a quorum exists, but will be excluded entirely from the vote and will have no effect on the outcome.

Assuming a quorum is present, the approval of the amendment to Radian’s 2008 Equity Compensation Plan (Proposal 2), the approval of Radian’s 2008 Employee Stock Purchase Plan (Proposal 3), and the ratification of the selection of Radian’s independent registered public accounting firm (Proposal 4) each require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such proposal. In addition, with respect to Proposals 2 and 3, under the listing requirements of the New York Stock Exchange (the “NYSE”), (1) at least a majority of the common stock outstanding and entitled to vote at the meeting must actually be voted on the proposal, and (2) votes in favor must constitute a majority of the votes cast.

A stockholder may abstain on any of the proposals being presented at the meeting. With respect to Proposal 2, Proposal 3 and Proposal 4, abstentions will be considered present for purposes of determining whether a quorum exists, and will be counted as shares “entitled to vote.” Accordingly, because they will not be counted as votes cast “For” Proposal 2, Proposal 3 or Proposal 4, abstentions will have the same effect as votes “Against”

such proposals, because, in order to pass, these proposals require an affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

A broker non-vote occurs when a member firm of the NYSE that holds shares in “street name” for its customer votes the customer’s shares on one or more, but not all, matters on the proxy card because the broker did not receive instructions from its customer as to how to vote on the unvoted matter(s) and does not have authority to vote on the matter(s) without instructions from the customer. The missing vote on each such matter is the “broker non-vote.” Under the Delaware General Corporation Law and our By-Laws, all broker non-votes received at the meeting would be considered present for purposes of determining a quorum, but would not be considered to represent shares “entitled to vote” or votes “cast.” Under the NYSE listing requirements, however, these shares along with all outstanding shares are counted as “entitled to vote,” though not as votes “cast,” with respect any proposal regarding the listing of additional securities, such as Proposals 2 and 3. With respect to Proposals 2 and 3, broker non-votes could have the effect of preventing the approval of a proposal where the number of affirmative votes is a majority of votes cast, but the votes cast do not constitute the number required under NYSE rules.

We believe that brokers have the authority to vote their customers’ shares with respect to the election of directors (Proposal 1) and the ratification of the selection of Radian’s independent registered public accounting firm (Proposal 4), even if the customers do not instruct their brokers how to vote on these matters. We believe that brokers do not have authority to vote their customers’ shares with respect to the proposal to amend Radian’s 2008 Equity Compensation Plan (Proposal 2), and the approval of Radian’s 2008 Employee Stock Purchase Plan (Proposal 3) unless instructed how to vote. While brokers historically have voted in favor of routine matters such as Proposals 1 and 4, some brokers have begun voting shares over which they have authority but no instructions in proportion with the instructions that they receive regarding these matters from beneficial holders (e.g., if 90% of beneficial holders providing instructions to a particular broker on Proposal 4 voted for the proposal, that broker would traditionally have voted all shares which were unvoted and over which it had discretionary authority in favor of the proposal, but some would now vote 90% of such shares in favor of the proposal and 10% against the proposal, matching the proportion of the shares for which that broker received instructions). Such a proportional split could affect the results of the vote on these proposals.

Where to Find Voting Results

We will announce the voting results at the conclusion of the annual meeting, if practicable, and we will publish the voting results in our Quarterly Report on Form 10-Q for the second quarter of 2009, which we intend to file with the Securities and Exchange Commission (“SEC”) in August 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Radian’s Certificate of Incorporation and By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, be determined by our board of directors, which currently has set the number at ten. Our board of directors currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Stephen T. Hopkins, Sanford A. Ibrahim, James W. Jennings, Ronald W. Moore, Jan Nicholson, Robert W. Richards, and Anthony W. Schweiger. The current terms of all of our directors will expire at the 2009 Annual Meeting of Stockholders. Upon the recommendation of the Governance Committee of our board of directors, the board has nominated each of these individuals for re-election for an annual term beginning at the 2009 annual meeting and expiring at our 2010 annual meeting, or until the election and qualification of their respective successors or their earlier removal or resignation.

The nominees have consented to be named in this proxy statement and to serve if elected. If any nominee is not available for election, proxies may be voted for another person nominated by the board, or the size of the board may be reduced.

Biographical Information

The following biographical information is provided with respect to each of our directors:

Herbert Wender	Mr. Wender, 71, has served as Non-executive Chairman of our board of directors since May 2005. He previously served in this role from August 1992 to May 1999 and as Lead Director from May 1999 until his current appointment. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal mortgage insurance subsidiary (“Radian Guaranty”), from June 1983 until July 1992. He has been a director of Radian since July 1992.

David C. Carney	Mr. Carney, 71, has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney served as a director of ImageMax, Inc., a provider of outsourced document management solutions, from 1997 until 2003 and served as Chairman of the Board of ImageMax, Inc. from 1999 through December 2003. Mr. Carney currently serves as a director of AAA Mid-Atlantic, Inc., AAA Mid-Atlantic Insurance Companies and Auto Club Partners and is Chairman of the board of managers of Ventana Canyon Alliance, L.L.C. He has been a director of Radian since November 1992.

Howard B. Culang	Mr. Culang, 62, has served as President of Laurel Corporation, a financial services firm, since January 1996. He has been Managing Member of JH Capital Management, a management company for a private equity fund, since July 1998. He has served in the past as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company. He has been a director of Radian since June 1999.

Stephen T. Hopkins	Mr. Hopkins, 58, is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation, a government sponsored enterprise that purchases and securitizes qualified mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999.

Sanford A. Ibrahim	Mr. Ibrahim, 57, has served as Radian’s Chief Executive Officer since May 2005. Prior to joining Radian, from 1999 until April 2005, Mr. Ibrahim was President and Chief Executive Officer of GreenPoint Mortgage Funding, Inc., a residential mortgage lender. In 1999, Mr. Ibrahim served as Chief Operating Officer of the combined mortgage businesses of GreenPoint Financial Corp., the former parent company of GreenPoint Mortgage Funding Inc., and from 1997 through 1998, served as an Executive Vice President of GreenPoint Financial Corp. He currently serves as the non-executive Chairman of the Board of MERSCORP, Inc., a company owned by several mortgage industry participants that is dedicated to implementing an industrywide electronic registry for trading and delivering mortgages in the U.S. Mr. Ibrahim has been a member of the Residential Board of Governors of the Mortgage Bankers Association of America and is a member of the board of directors of the California Mortgage Bankers Association and the Institute for International Education. He has been a director of Radian since joining us in May 2005.

James W. Jennings	Mr. Jennings, 72, was a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP from 1970 until his retirement in November 2002. He currently serves as a member of the Independent Review Committee of a family of mutual funds managed by SEI Investments Canada Company, a subsidiary of SEI Investments Company. He has been a director of Radian since January 1993.

Ronald W. Moore	Mr. Moore, 63, has been an Adjunct Professor of Business Administration at Harvard University, Graduate School of Business Administration, since 1990. Mr. Moore has been a director of Radian since November 1992.

Jan Nicholson	Ms. Nicholson, 64, has been President of The Grable Foundation, a private, charitable foundation that is dedicated to helping children and youth through improving their educational opportunities, since 1990. From 1998 to 2000, she was Managing Director of MBIA Insurance Corporation, a financial guaranty insurer, where she oversaw Portfolio Management and Strategic Risk Assessment functions. From 1994 to 1998, Ms. Nicholson was Managing Director in charge of Research and Development for Capital Markets Assurance Corporation, a financial guaranty insurer. Ms. Nicholson has been a director of Ball Corporation, a supplier of metal and plastic packaging products and of aerospace and other technologies, since 1994. She has been a director of Radian since 2003.

Robert W. Richards	Mr. Richards, 66, was Chairman of the Board of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of Radian since November 1992.

Anthony W. Schweiger	Mr. Schweiger, 67, is Chairman and Managing Principal of e-brilliance, LLC, a technology consulting firm. He also is President and Chief Executive Officer of the Tomorrow Group, LLC, a governance and management consulting firm. Prior to forming e-brilliance, LLC and the Tomorrow Group, LLC, he served at different times as the President and Chief Executive Officer, and the Executive Vice President/Chief Operating Officer, of Meridian Mortgage Corporation, and he holds the Certified Mortgage Banker designation. He has been a director of Radian since November 1992.

Additional Information Regarding Directors

For additional information regarding our board of directors, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors – Director Compensation” below.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 2

APPROVAL OF AMENDMENT TO

THE RADIAN GROUP INC. 2008 EQUITY COMPENSATION PLAN

This section provides a description of the Radian Group Inc. 2008 Equity Compensation Plan (the “2008 Equity Plan”) and the proposal that stockholders approve the amendment to (i) increase the number of shares available for grant under the plan, (ii) adjust the rate by which shares available for grant under the plan will be reduced by future grants of restricted stock, restricted stock units, phantom stock or performance shares and (iii) clarify that awards settled in cash rather than common stock will not reduce the shares available for grant under the plan. None of the provisions of the 2008 Equity Plan would be changed as a result of the amendment other than those listed in (i)-(iii) above, which are detailed below. The full text of the 2008 Equity Plan, as amended and restated, is included as Appendix A to this proxy statement. The description below of the 2008 Equity Plan, as amended and restated, is qualified by reference to the full text of the plan.

The Proposed Amendment

Our stockholders initially approved our 2008 Equity Plan at our 2008 annual meeting on May 22, 2008. As of the Record Date, approximately 557,893 shares of our common stock remained available for issuance under the 2008 Equity Plan. Recognizing that there are a limited number of reserved shares remaining to provide grants of equity awards under the 2008 Equity Plan and seeking to increase our flexibility in issuing awards under the plan, our board of directors adopted the proposed amendment to the 2008 Equity Plan on February 11, 2009, subject to the approval of our stockholders at the 2009 annual meeting. The amendment would:

•	Increase the number of shares available for issuance under the 2008 Equity Plan by 667,000 shares to an aggregate of 1,224,893 shares of our common stock available for issuance under the plan.

•

Reduce the rate by which shares subject to certain future grants under the 2008 Equity Plan decrease our flexible share reserve under the plan. Under the 2008 Equity Plan, the aggregate number of shares of common stock that we may issue (our share reserve) is subject to adjustment, depending on the type of grants that we make. Each grant of stock options or stock appreciation rights that we make under the 2008 Equity Plan reduces the number of shares available for future issuance under the plan by one share for every share subject to such grant, and each grant of restricted stock, restricted stock units, phantom stock or performance shares (collectively, “full value grants”) that we make reduces the number of available shares by one and one third (1- 1/3) shares for every share subject to such grant. The amendment subject to this proposal would adjust the amount by which full value grants made after the approval of this proposal reduce the share reserve from 1- 1/3 shares to 1.14 shares for every share subject to such full value grant.

•

Clarify that any shares subject to awards under the 2008 Equity Plan that are settled in cash rather than common stock will not reduce the shares available for grant under the plan. The 2008 Equity Plan currently permits certain awards, such as stock appreciation rights, to be settled in cash at the discretion of the Compensation and Human Resources Committee.

We are asking our stockholders to approve the amendment to the 2008 Equity Plan because we believe that the ability to distribute equity grants under the plan is important to our continued growth and success. The purpose of the 2008 Equity Plan is to attract, motivate and retain highly qualified officers, directors, employees and other key individuals. We believe that providing these individuals an opportunity to acquire a direct proprietary interest in the future success of Radian will motivate these individuals to serve Radian and to expend maximum effort to improve our business and results of operations. In addition, we believe that equity awards granted under the 2008 Equity Plan will benefit stockholders by more closely aligning the interests of plan participants with those of our stockholders. Accordingly, we believe the amendment to the 2008 Equity Plan is critical to our overall compensation strategy and necessary to further our compensation philosophy and objectives as discussed below under “Compensation of Executive Officers and Directors – Compensation Discussion and Analysis – Compensation Principles and Objectives.”

Awards Under Our Equity Compensation Plans

The 2008 Equity Plan, as amended, would reserve an aggregate of 2,467,000 shares of common stock for issuance, of which 1,049,530 shares (1,242,107 shares after taking into account the current reserve adjustment) have already been issued, which represents just 3% of the number of our shares of common stock outstanding as of the Record Date. As of the Record Date, a total of 3,034,219 shares of stock were subject to outstanding stock option awards under the Radian Group Inc. 1995 Equity Compensation Plan (the “1995 Equity Plan”) and 471,800 shares of stock were subject to outstanding stock option awards under our 2008 Equity Plan. Together, all outstanding awards had a weighted average exercise price of $30.01 per share and a weighted average remaining term of 4.65 years. There were also 1,044,751 shares subject to outstanding stock awards under the 1995 Equity Plan and the 2008 Equity Plan in the form of restricted stock or phantom stock. We have stated that we will not issue additional shares under the 1995 Equity Plan. On the Record Date, the closing price of our common stock on the NYSE was $1.82 per share.

The Compensation and Human Resources Committee of our board of directors will administer the grant of awards under the 2008 Equity Plan such that the average annual burn rate for grants made during fiscal years 2009, 2010 and 2011 will not exceed 2.18% of the number of shares of common stock that we anticipate will be outstanding over such three-year period. The annual burn rate will be calculated by dividing (i) the number of shares granted under the plan in each fiscal year by (ii) the fiscal year-end weighted average of common shares outstanding. For purposes of calculating the number of shares granted in a year with respect to the burn rate, restricted stock, restricted stock units, phantom stock and performance shares will count as 1.5 shares for every one share actually issued in connection with such award. Cash-settled awards will not be taken into account for purposes of calculating the annual burn rate. This limitation is based on a review of practices of comparable companies in the financial services industry.

New Plan Benefits

Participation and the types of awards under the 2008 Equity Plan are subject to the discretion of the Compensation and Human Resources Committee of our board of directors, and as a result, the benefits or amounts that will be received by any participant or groups of participants under the 2008 Equity Plan, including from any additional shares authorized under the 2008 Equity Plan, are not currently determinable. On the Record Date, there were eight executive officers, nine non-employee directors and approximately 650 employees who were eligible to participate in the 2008 Equity Plan.

The following table sets forth (i) the aggregate number of shares of our common stock subject to options granted under the 2008 Equity Plan during 2008, (ii) the average per share exercise price of such options, (iii) the aggregate number of shares of restricted stock granted under the 2008 Equity Plan during 2008, (iv) the dollar value of such restricted stock as of the grant date, (v) the aggregate number of shares of phantom stock granted under the 2008 Equity Plan during 2008, and (vi) the dollar value of such shares of phantom stock as of the grant date. There were no shares issued pursuant to awards of stock appreciation rights, restricted stock units or performance shares granted under the 2008 Equity Plan during 2008.

Named of Individual or Group	Options Granted (#)	Average Per Share Exercise Price ($)	Restricted Stock Shares (#)	Value of Restricted Stock ($) (1)	Phantom Stock Shares Granted (#)	Value of Phantom Stock Shares ($) (1)
Herbert Wender	0	*	0	*	46,370	115,000
David C. Carney	0	*	0	*	46,370	115,000
Howard B. Culang	0	*	0	*	46,370	115,000
Stephen T. Hopkins	0	*	0	*	46,370	115,000
Sanford A. Ibrahim	253,000	2.48	86,000	213,280	0	*
James W. Jennings	0	*	0	*	46,370	115,000
Ronald W. Moore	0	*	0	*	46,370	115,000
Jan Nicholson	0	*	0	*	46,370	115,000
Robert W. Richards	0	*	0	*	46,370	115,000

Named of Individual or Group	Options Granted (#)	Average Per Share Exercise Price ($)	Restricted Stock Shares (#)	Value of Restricted Stock ($) (1)	Phantom Stock Shares Granted (#)	Value of Phantom Stock Shares ($) (1)
Anthony W. Schweiger	0	*	0	*	46,370	115,000
C. Robert Quint	30,200	2.48	10,300	25,544	0	*
Teresa A. Bryce	73,800	2.48	25,100	62,248	0	*
Lawrence C. DelGatto	13,200	2.48	4,500	11,160	0	*
H. Scott Theobald	20,600	2.48	7,000	17,360	0	*
All current executive officers, as a group	432,900	2.48	147,300	365,304	0	*
All directors who are not executive officers, as a group	0	*	0	*	417,330	1,035,000
All employees who are not executive officers, as a group	38,900	2.48	13,100	32,488	0	*

*	Not applicable.

(1)	At grant date.

Description of the Plan

Shares Subject to the Plan.    The 2008 Equity Plan, as originally adopted in 2008, authorizes the issuance of up to 1,800,000 shares of our common stock, and with the amendment subject to this proposal, would authorize the issuance of up to 2,467,000 shares of our common stock, including shares already issued. Any shares subject to options or stock appreciation rights (referred to as “SARs”) granted under the 2008 Equity Plan that terminate, expire or are cancelled without being exercised, and any shares of restricted stock or phantom stock, or restricted stock units or performance share awards, that are forfeited or otherwise terminate or are cancelled without being vested or settled in full, will become available for reissuance under the 2008 Equity Plan. Other shares, such as those tendered in payment of an option exercise price or withheld for taxes under the 2008 Equity Plan, or subject to awards that expire or are forfeited under our 1995 Equity Plan, will not be added to the number of shares reserved under the 2008 Equity Plan. Each option or SAR (other than cash-settled SARs) granted under the 2008 Equity Plan will reduce the reserve available for grant under the 2008 Equity Plan by one share for every share subject to such grant. With the amendment subject to this proposal, each grant of restricted stock, restricted stock units, phantom stock or performance share awards under the 2008 Equity Plan will reduce the reserve available for grant under the 2008 Equity Plan by 1.14 shares for every share subject to such grant (1- 1/3 shares for grants made prior to the date of stockholder approval of this proposal). The amendment subject to this proposal clarifies that any shares subject to awards that are settled in cash rather than common stock will become available for reissuance under the 2008 Equity Plan, and that awards providing for settlement solely in cash will not reduce the shares available for grant under the 2008 Equity Plan.

Administration of the Plan.    The 2008 Equity Plan is administered by a committee of our board of directors, with grant decisions made by at least two non-employee directors, each of whom is an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and otherwise an independent director under the rules and regulations of the NYSE. The Compensation and Human Resources Committee of our board of directors has been appointed by the board to administer the 2008 Equity Plan. Subject to the plan, the committee has the sole authority to determine:

•	who will receive grants under the plan;

•	the type, size and terms of each grant;

•	when the awards will be granted and the duration of any exercise or restriction period;

•	any restrictions on resale applicable to the shares to be issued or transferred pursuant to a grant; and

•	any other matters arising under the plan.

Grants.    Awards under the 2008 Equity Plan may consist of incentive stock options within the meaning of Section 422 of the Code (referred to as “ISOs”), non-qualified stock options (referred to as “NQSOs”), restricted stock grants, restricted stock units, stand-alone and tandem SARs, phantom stock and performance share awards.

Eligibility for Participation.    Officers and other employees of Radian (or its affiliates) are eligible to participate in the 2008 Equity Plan. Non-employee directors and consultants and advisors are eligible to participate in the 2008 Equity Plan, but are not permitted to receive grants of ISOs or performance shares. Under the 2008 Equity Plan, no grantee may receive a grant of shares for more than 500,000 shares of our common stock for any calendar year, subject to certain adjustments as set forth in the 2008 Equity Plan.

No Repricing.    Under the 2008 Equity Plan, repricing of stock options and SARs (including a reduction in the exercise price of stock options or replacement of an award with cash or another award type) without stockholder approval is prohibited, except in connection with a corporate transaction such as a merger, spin-off or reorganization.

Stock Options; Exercise Price, Term, Vesting and Method of Exercise.    The 2008 Equity Plan provides that the exercise price of our common stock subject to an ISO or NQSO may not be less than its fair market value on the date the option is granted. If the grantee of an ISO owns more than 10% of the total combined voting power of all classes of our stock, the exercise price of the ISO may not be less than 110% of the fair market value of a share of our common stock on the date the option is granted. All of the outstanding options under our 1995 Equity Plan and our 2008 Equity Plan are NQSOs.

The Compensation and Human Resources Committee determines the term for each option, up to a 10-year maximum (except the term of an ISO may not exceed five years if the grantee owns more than 10% of the total combined voting power of all classes of our stock). Unless otherwise specified in the applicable grant, each option vests ratably over four years, beginning one year after the date of grant. As long as the grantee is still with Radian, if not sooner vested by its terms, each option fully vests upon the earliest of:

•	the grantee’s retirement, as defined under the 2008 Equity Plan (see “Certain Other Definitions” below);

•	five years from the date of the grant;

•	the grantee’s death or disability (see “Certain Other Definitions” below); or

•	the occurrence of a change of control of Radian (see “Adjustment Provisions; Change of Control of Radian” below).

Payment of the option price upon the exercise of an option may be made in cash or, subject to any conditions imposed by the Compensation and Human Resources Committee, either by tendering shares of common stock or through a broker-assisted “cashless” exercise program.

In the event that a grantee’s service relationship with us terminates, the reason for termination will dictate the length of the post-termination exercise period available. In the case of a voluntary termination, the grantee will generally have 90 days to exercise the option. In the event of involuntary termination by us without cause, as defined under the 2008 Equity Plan (see “Certain Other Definitions” below), the grantee will generally have one year to exercise the option. Upon a grantee’s retirement, or the grantee’s death or disability, the grantee (or his or her legal representative) shall be entitled to exercise the option for its full remaining term. In the event of termination for cause, any options held by such grantee shall immediately terminate. The Compensation and Human Resources Committee may vary or extend the post-termination exercise periods noted above, subject to the remaining term of the option.

Restricted Stock and Restricted Stock Units.    The Compensation and Human Resources Committee may issue shares of our common stock in the form of a restricted stock grant, or grant the right to receive shares of our common stock under a grant of restricted stock units, under the 2008 Equity Plan. The shares underlying a grant are issued in consideration for cash or services rendered having a value, as determined by our board of directors, at least equal to the par value of our common stock. If a grantee’s service relationship with us terminates while the shares or units are subject to restrictions imposed by the Compensation and Human Resources Committee, the restricted stock grant or restricted stock units grant will terminate with respect to all shares that are subject to restrictions, and such shares or units will be immediately forfeited. While shares or units are subject to restrictions, a grantee may not sell, assign, transfer, pledge or otherwise dispose of them, except to a successor grantee in the event of the grantee’s death. Holders of restricted stock will have the right to receive any cash dividends paid during the restriction period; holders of restricted stock units are not entitled to receive dividends. All restrictions imposed under a restricted stock grant or restricted stock unit grant lapse after the applicable restriction period. The restriction period for any restricted stock grant or restricted stock unit grant, the vesting of which is based upon a continuing service relationship with us, shall be a minimum of three years from the grant date, and the restriction period for any restricted stock grant or restricted stock unit grant that is based upon performance criteria shall be based upon performance over a minimum period of one year. However, the restriction period shall automatically terminate upon the grantee’s retirement, death or disability or a change of control of Radian.

Phantom Stock.    The Compensation and Human Resources Committee may grant phantom stock awards under the 2008 Equity Plan, which entitle the grantee to receive shares of our common stock on a date (referred to in the plan as the “conversion date”) established by the committee. The Compensation and Human Resources Committee also may establish such restrictions on the vesting of phantom stock as it deems appropriate. Unless otherwise provided in the applicable grant, if a grantee’s service relationship with us terminates during any period in which vesting restrictions apply, the phantom stock grant terminates as to all shares covered by the grant as to which vesting restrictions have not lapsed and such shares will be forfeited. The vesting and acceleration provisions for phantom stock under the 2008 Equity Plan are comparable to those for restricted stock and restricted stock units as discussed above, except that the Compensation and Human Resources Committee may issue phantom stock awards for an aggregate of up to 5% of the shares reserved under the 2008 Equity Plan with no vesting period. We credit dividend equivalents to holders of phantom stock when dividends are paid on our common stock. Our practice to date under our 1995 Equity Plan and 2008 Equity Plan has been to grant phantom stock to directors with a conversion date upon the termination of the director’s relationship with us. In addition, in the past, we have used phantom stock to fund shares to be issued under our Amended and Restated Performance Share Plan adopted in 2005 (the “Performance Plan”). Each share of phantom stock is granted at full value with no exercise price. All phantom stock is paid in whole shares of our common stock, with fractional shares paid in cash.

Stock Appreciation Rights.    The Compensation and Human Resources Committee may grant either stand-alone SARs or may grant SARs in tandem with a stock option for all or a portion of the applicable option, either when the option is granted or, in the case of an NQSO, at any time thereafter while the option remains outstanding. Upon the exercise of an option, any tandem SARs relating to our common stock covered by such option terminate. Upon the exercise of any tandem SARs, the related option terminates to the extent of an equal number of shares of our common stock.

Upon a grantee’s exercise of some or all of his or her SARs, the grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, shares of our common stock or a combination thereof, as the committee may require. The stock appreciation for a SAR is the difference between the exercise price as described below and the fair market value of the underlying common stock on the date of exercise of the SAR. The exercise price of a stand-alone SAR shall be the fair market value of a share of our common stock on the grant date of the SAR. The exercise price of a tandem SAR is either:

•	the exercise price of the related stock option; or

•

the fair market value of a share of our common stock on the date of grant of the SAR, if the SAR is granted after the stock option and an exercise price equal to the option price would result in the disallowance of our expense deduction upon exercise of the SAR under Section 162(m) of the Code.

Any stand-alone SAR shall have a maximum term of ten years, and will be subject to vesting, acceleration and post-termination exercise periods comparable to those provided for NQSOs as discussed above. Any tandem SAR shall be exercisable only for as long as the related stock option is also exercisable.

Performance Share Awards.    The 2008 Equity Plan also provides for the granting of performance share awards to key employees under our Performance Plan adopted in 2005. A performance share award may entitle the grantee to receive shares of common stock, contingent upon the satisfaction of certain performance goals established by the Compensation and Human Resources Committee.

Amendment and Termination of the Plan.    Our board of directors may amend or terminate the plan at any time. However, our stockholders and the Compensation and Human Resources Committee must approve any amendment to the extent required by applicable law, the SEC or NYSE regulations.

The 2008 Equity Plan will terminate on December 31, 2018 unless terminated earlier by our board of directors or further extended by the board with the approval of our stockholders.

Amendment and Termination of Outstanding Grants.    A termination or amendment of the 2008 Equity Plan that occurs after a grant is made will not terminate or amend the grant unless the grantee consents or unless the Compensation and Human Resources Committee revokes or modifies a grant that is contrary to applicable law. The grantee’s consent is not required for an amendment that merely accelerates the vesting or extends the post-termination exercise period of a grant.

Transferability of Awards.    Awards granted under the 2008 Equity Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available only to the participant during a participant’s lifetime. Additionally, the Compensation and Human Resources Committee may not determine and implement any program that would permit participants the opportunity to transfer for value any outstanding awards without stockholder approval.

Adjustment Provisions; Change of Control of Radian.    The number or kind of shares of our common stock available for grants or subject to outstanding grants may change as a result of changes made to our common stock by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or any other change in capital structure made without receipt of consideration.

If any such event happens, the number of shares of our common stock available for grants, the number of such shares covered by outstanding grants and the price per share or the applicable market value of such grants will be proportionately adjusted by the Compensation and Human Resources Committee to reflect any increase or decrease in the number or kind of shares of our common stock.

If a change of control of Radian occurs: (1) all options and SARs outstanding under the 2008 Equity Plan will become immediately vested and exercisable, and (2) all restrictions on outstanding restricted stock, restricted stock units and phantom stock grants will immediately lapse. A change of control of Radian occurs when:

•

a person or group, other than an employee, Radian, or an employee benefit plan of Radian or an affiliate, acquires 40% or more of our shares then outstanding and entitled to vote for directors generally, or acquires substantially all of our assets; or

•

during any 24-month period, individuals who at the beginning of such period constituted our board of directors cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by our stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

Certain Other Definitions.    For purposes of the 2008 Equity Plan:

•	A grantee’s “retirement” is defined as separation from service after attaining either age 65 with 5 years of credited service or age 55 with 10 years of credited service.

•	A grantee’s “disability” is defined by reference to our long-term disability program.

•

“Cause” for termination is generally defined as the grantee’s (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding minor traffic offenses); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the grantee’s duties; (3) material violation of our Code of Conduct and Ethics or employment policies; or (4) gross negligence or willful misconduct in the performance of the grantee’s duties, in each case as determined in the sole discretion of the Compensation and Human Resources Committee.

Non-U.S. Grants.    The Compensation and Human Resources Committee may modify the terms and conditions of grants made to persons outside the United States, establish subplans for such persons with modified procedures, or otherwise take action to conform with the provisions of local laws and regulations or local practices and policies in foreign countries.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences to grantees and to us of grants made under the 2008 Equity Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws. This discussion is intended for the information of the stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who will participate in the 2008 Equity Plan.

Non-Qualified Stock Options.    There are no federal income tax consequences to grantees or to us upon the grant of an NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the shares when exercised over the exercise price of the NQSO. We generally will be entitled to a corresponding income tax deduction. Grantees who are employees will be subject to income tax and FICA withholding. Upon the sale of shares acquired upon exercise of an NQSO, a grantee will have a long-term or short-term capital gain or loss, depending on the length of time the grantee holds the shares prior to sale, in an amount equal to the difference between the amount realized upon the sale and the exercise price, plus the amount of ordinary income recognized by the grantee when the NQSO was exercised.

Incentive Stock Options.    Grantees will not be subject to income taxation upon the grant or exercise of ISOs, and we will not be entitled to an income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares when exercised exceeds the option price is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. If the grantee disposes of shares acquired upon exercise of an ISO more than one year after the exercise and two years after the grant of the ISO, the grantee will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price, and we will not be entitled to any tax deduction. For this purpose, a disposition of ISO shares includes not only a sale or exchange, but also a gift or other transfer (with certain exceptions such as transfers upon death).

If such a “disqualifying” disposition occurs within one year from the date of exercise of the ISO or within two years from the date of grant, the grantee generally will recognize ordinary compensation income (not capital gain) equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the option price, or the excess of the amount realized on the sale of the shares over the option price.

Any amount realized on a sale within one year from the date of exercise of the ISO or within two years from the date of grant in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. We generally will be entitled to a tax deduction on such sale corresponding to the ordinary compensation income recognized by the grantee.

Restricted Stock.    A grantee normally will not recognize taxable income upon the grant of restricted stock, and we will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. However, a grantee will recognize ordinary compensation income on amounts paid as dividends on shares of restricted stock while the stock remains subject to restrictions. We generally will be entitled to a deduction in the same amount when such amount is included in the grantee’s income. When restricted stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any, or the grantee’s other tax basis in the shares. If Radian complies with applicable reporting requirements, Radian will be entitled to a deduction in the same amount and generally at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code. However, a participant, within 30 days of receiving restricted stock, may elect under Section 83(b) of the Code to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of our common stock at that time, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In this event, we generally will be entitled to a deduction in the same year. Any gain or loss recognized by the grantee upon subsequent disposition of our common stock will be a long-term or short-term capital gain or loss, depending on the length of time the grantee holds the shares prior to sale. If, after making the election, any of our common stock subject to a restricted stock grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

Restricted Stock Units.    There are no immediate tax consequences of receiving an award of restricted stock units under the 2008 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If Radian complies with applicable reporting requirements, Radian will be entitled to a deduction in the same amount and generally at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

Phantom Stock.    Provided that the 2008 Equity Plan is operated in accordance with Section 409A of the Code, the grantee will not recognize income upon the grant of phantom stock or upon the adjustment for dividend equivalents. If the grantee is an employee, however, the grant of phantom stock will be taxable for purposes of FICA and FUTA when the grant and any dividend equivalents are no longer subject to a substantial risk of forfeiture, regardless of whether the grantee has received a distribution with respect to such shares of phantom stock at that time. Upon the conversion of the shares of phantom stock, the employee grantee will recognize ordinary compensation income equal to the fair market value of the shares of our common stock and any cash received. To the extent that the employee grantee has already paid FICA and FUTA taxes with respect to shares of phantom stock, no additional FICA and FUTA amounts will be owed as a result of the conversion of the phantom stock. We generally are entitled to a corresponding deduction, subject to the limit on deductible compensation for covered parties under Section 162(m) of the Code. If the grantee is not an employee then the grant of phantom stock will not be taxable upon either grant or the lapse of any substantial risk of forfeiture attached to the grant. For the non-employee grantee, the grant of phantom stock will be taxable for federal and state tax purposes (including both income tax and applicable self-employment tax) only upon conversion of the shares of phantom stock. Again, we will be entitled to a corresponding deduction, but Section 162(m) of the Code does not apply to amounts paid to non-employees.

Stock Appreciation Rights.    The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the amount of the cash and the fair market value of our shares of common stock received upon such exercise. We generally are entitled to a corresponding deduction.

Section 162(m).    Under the 2008 Equity Plan, grants of ISOs, NQSOs with an exercise price not less than fair market value on the date of grant, SARs and performance share awards are intended to meet the requirements of performance-based compensation within the meaning of Section 162(m) of the Code.

Section 280(G).     To the extent payments that are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.    The Compensation and Human Resources Committee, in its sole discretion, may permit a grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the 2008 Equity Plan. Certain awards under the 2008 Equity Plan, such as restricted stock units, phantom stock and SARs, may involve elements of deferred compensation, which is governed by Section 409A of the Code. The committee may establish such rules and procedures as it may deem advisable and in our best interests in the event that Section 409A of the Code is implicated by any transaction under the 2008 Equity Plan.

Equity Compensation Plan Information

The following table shows information as of December 31, 2008 about our current equity compensation plans and arrangements in the aggregate, not including the shares that would be added to the 2008 Equity Plan under this proposal, or the proposed 2008 Employee Stock Purchase Plan discussed in Proposal 3:

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders (2)	4,131,349	$26.09	(3)	721,352	(4)
Equity compensation plans not approved by stockholders	—	—		—
Total	4,131,349	$26.09	(3)	721,352	(4)

(1)	The table does not include information for equity compensation plans assumed by us in mergers, under which we do not grant additional awards, but under which awards were outstanding as of December 31, 2008. A total of 87,012 shares of our common stock were issuable upon exercise of options previously granted under these plans and outstanding as of December 31, 2008, with a weighted average exercise price of $37.23 per share.

(2)	These plans consist of our 1995 Equity Plan, 2008 Equity Plan and our 1997 Employee Stock Purchase Plan.

(3)	Represents 3,612,908 non-qualified stock options and 518,441 shares of phantom stock issued under our 1995 Equity Plan and our 2008 Equity Plan. The shares of phantom stock were granted at full value, and therefore, have a weighted average exercise price of $0. Excluding shares of phantom stock from the calculation, the weighted average exercise price of outstanding non-qualified stock options was $29.83 at December 31, 2008.

(4)	Includes 557,893 shares available for issuance under our 2008 Equity Plan (not including the shares that would be added to the 2008 Equity Plan under this Proposal 2) and 163,459 shares available for issuance under our 1997 Employee Stock Purchase Plan, in each case as of December 31, 2008. In January 2009, we issued 138,329 of the shares remaining available for issuance under our 1997 Employee Stock Purchase Plan, and our board of directors terminated this plan in February 2009. Last year, in obtaining stockholder approval for our 2008 Equity Plan, we stated that we would not issue any additional shares under our 1995 Equity Plan.

Summary

As noted in the discussion and table above, our 2008 Equity Plan has limited shares remaining available for equity grants, and we have stated that we will not issue additional shares under our 1995 Equity Plan. Our board of directors believes that the amendment to increase the number of available shares under the 2008 Equity Plan and to make the other change and clarifications discussed above is critical to our ability to carry out our compensation philosophy and objectives including, importantly, our ability to continue to retain and motivate our key employees.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2008 EQUITY COMPENSATION PLAN. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 3

APPROVAL OF THE RADIAN GROUP INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

This section provides a summary of the terms of the Radian Group Inc. 2008 Employee Stock Purchase Plan, which we refer to in this section as the “2008 Stock Purchase Plan,” and the proposal that stockholders approve the 2008 Stock Purchase Plan. This summary of the 2008 Stock Purchase Plan is not intended to be a complete description of the 2008 Stock Purchase Plan and is qualified in its entirety by the actual text of the 2008 Stock Purchase Plan, which is included as Appendix B to this proxy statement.

Preliminary Matters

On December 9, 2008, our Compensation and Human Resources Committee, with authority delegated by our board of directors, adopted the 2008 Stock Purchase Plan, subject to stockholder approval at the 2009 annual meeting. Our board of directors amended the 2008 Employee Stock Purchase Plan on January 14, 2009 to make certain clarifying design changes. The 2008 Stock Purchase Plan became effective on the date of its adoption and will continue in effect through December 31, 2018, unless it is terminated sooner, including if (1) it is not approved by our stockholders at the 2009 annual meeting (or any adjournment or postponement of the meeting), (2) our board of directors terminates the 2008 Stock Purchase Plan or (3) the number of shares reserved for purposes of the 2008 Stock Purchase Plan is exhausted. If our stockholders do not approve the 2008 Stock Purchase Plan, the 2008 Stock Purchase Plan will terminate by its terms, the initial purchase date under the 2008 Stock Purchase Plan will not take place, all outstanding options under the 2008 Stock Purchase Plan will expire unexercised, and all contributions will be returned to participants.

We are asking our stockholders to approve the 2008 Stock Purchase Plan because we believe that the 2008 Stock Purchase Plan is important to attract, motivate and retain highly-qualified employees who will contribute to our long-term success. We believe that providing our employees with a convenient method to invest in our common stock will increase the equity stake of our employees and will benefit our stockholders by aligning more closely the interests of participating employees with those of our stockholders. Accordingly, we believe the 2008 Stock Purchase Plan complements our overall compensation strategy as discussed below under “Compensation of Executive Officers and Directors – Compensation Discussion and Analysis – Compensation Principles and Objectives.”

Subject to adjustments in certain circumstances described below, the 2008 Stock Purchase Plan makes available for purchase by eligible employees a total of 2,000,000 shares of our common stock, which represents only 2.5% of the number of shares of our common stock outstanding as of the Record Date.

The provisions of the 2008 Stock Purchase Plan are intended to satisfy the requirements of Section 423 of the Code. The 2008 Stock Purchase Plan is not intended and will not be construed as an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The 2008 Stock Purchase Plan is not a qualified plan under Section 401(a) of the Code.

Administration

The 2008 Stock Purchase Plan is administered by our Compensation and Human Resources Committee, or another committee appointed by our board of directors for such purpose. Our Compensation and Human Resources Committee or other committee appointed by our board of directors to supervise and administer the 2008 Stock Purchase Plan will have full discretionary authority to construe and interpret the 2008 Stock Purchase

Plan, adopt, amend and rescind any rules as it deems desirable and appropriate, and to make all other determinations necessary or advisable for the administration of the 2008 Stock Purchase Plan. Our board of directors or Compensation and Human Resources Committee may appoint and remove a plan coordinator in its discretion, and may delegate such administrative or ministerial duties to the plan coordinator as it determines.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of shares of our common stock effected without our receipt of consideration, our board of directors or the Compensation and Human Resources Committee will adjust the number of shares of our common stock covered by each outstanding option under the 2008 Stock Purchase Plan, the number of shares of our common stock which has been authorized for issuance under the plan and the price per share of our common stock covered by each outstanding option under the plan. In the event of a reorganization, recapitalization, rights offering, merger, or consolidation, our board or the Compensation and Human Resources Committee may, in its sole discretion, adjust the number of shares of our common stock which has been authorized for issuance under the plan and the price per share of our common stock covered by each outstanding option under the plan.

Eligibility

To be eligible to participate in the 2008 Stock Purchase Plan, an employee must be customarily employed at least 20 hours per week (and work more than five months in a calendar year) by Radian or a participating affiliate. As of the Record Date, approximately 590 of our employees, including our executive officers, were eligible to participate in the 2008 Stock Purchase Plan. Our directors are not eligible to participate in the 2008 Stock Purchase Plan.

No employee may be granted an option under the 2008 Stock Purchase Plan if (i) immediately after the grant, such employee would own stock or hold outstanding options to purchase stock possessing in the aggregate 5% or more of the total combined voting power or value of all classes of our stock, or (ii) the option, together with any rights to purchase stock under all of our employee stock purchase plans (as described in Section 423 of the Code), would permit the employee’s rights to purchase stock to accrue at a rate that exceeds the maximum amount allowed under Section 423(b)(8) of the Code.

Offering Periods and Purchase Periods

The 2008 Stock Purchase Plan will have offering periods and each offering period will consist of one or more consecutive purchase periods, each as determined by our board of directors or the Compensation and Human Resources Committee. Under the 2008 Stock Purchase Plan, the maximum offering period is 27 months.

Participation

Each eligible employee who elects to participate in an offering period will be granted an option to purchase shares of our common stock on the first day of the offering period. The option will automatically be exercised on the last day of each purchase period within the offering period, based on the employee’s accumulated and unused contributions from payroll deductions or other approved funding methods to the 2008 Stock Purchase Plan. The last day of the purchase period is the purchase date. The purchase price of each share of our common stock under the 2008 Stock Purchase Plan will be the lesser of (a) 85% of the closing price of a share of our common stock on the first day of the offering period or (b) 85% of the closing price of a share of our common stock on the purchase date. Participants will incur no transactions costs upon the purchase of shares of our common stock through the 2008 Stock Purchase Plan.

As currently administered by the Compensation and Human Resources Committee, participants will generally be permitted to allocate up to 10% of their compensation each pay period to purchase shares of our common stock under the 2008 Stock Purchase Plan. For purposes of the 2008 Stock Purchase Plan, compensation is a participant’s base salary or base wages; it does not include payments for commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursement, expense allowances and other compensation.

Cessation of Participation

Participants may stop their participation in the 2008 Stock Purchase Plan at any time prior to the purchase date. A participant who elects to cease participation in the 2008 Stock Purchase Plan for a particular offering period may not rejoin that offering period at a later date. Participation ends automatically upon termination of employment or if the participant ceases to be an eligible employee for any reason, including without limitation, voluntary or involuntary termination of employment, retirement or death.

Maximum Number of Purchasable Shares

The maximum number of shares that a participant may purchase during an offering period may not exceed 20,000 shares, subject to adjustment by our Compensation and Human Resources Committee prior to the beginning of the applicable offering period. In addition, no participant may purchase more than $25,000 of our common stock during each calendar year under the 2008 Stock Purchase Plan, measured as of the offering dates in that year.

Corporate Transaction

In the event we propose to sell all or substantially all of our assets or merge with or into another corporation, all outstanding options under the 2008 Stock Purchase Plan will be assumed, or an equivalent option will be substituted by, the successor corporation or a parent or subsidiary of the successor corporation, unless our board of directors or the Compensation and Human Resources Committee determines otherwise. In lieu of such assumption or substitution, our board of directors or the Compensation and Human Resources Committee may, in its sole discretion, shorten the offering period then in progress by setting a new purchase date. If our board of directors or the Compensation and Human Resources Committee shortens the offering period then in progress in lieu of assumption or substitution in the event of a merger or sale of our assets, then all outstanding options will automatically be exercised on the new purchase date.

In the event we propose to dissolve or liquidate, any offering period then in progress will terminate immediately before the consummation of such proposed action, unless our board of directors or the Compensation and Human Resources Committee determines otherwise.

Amendment of the 2008 Stock Purchase Plan

Our board of directors may amend the 2008 Stock Purchase Plan. However, stockholder approval is required for any amendment that increases the number of shares reserved under the 2008 Stock Purchase Plan (other than an increase to reflect a change in capitalization) or allows any individual who is not an eligible employee to become a participant, as well as for certain other changes.

New Plan Benefits

The benefits to be received by our executive officers and employees under the 2008 Stock Purchase Plan are not determinable because, under the terms of the 2008 Stock Purchase Plan, the amounts of future stock purchases are based upon elections made by eligible employees subject to the terms and limits of the 2008 Stock Purchase Plan. As discussed above, directors who are not employees do not qualify as eligible employees and thus cannot participate in the 2008 Stock Purchase Plan. Future purchase prices are not determinable because they will be based upon the closing price of our common stock (either at the beginning of the offering period or the purchase date) as determined on the purchase date. As of the Record Date, 141 of our employees, including two executive officers (Mr. Ibrahim and Ms. Bryce), have elected to participate in the first offering and purchase periods under the 2008 Stock Purchase Plan. No shares of our common stock have been issued with respect to the first offering and purchase periods under the 2008 Stock Purchase Plan for which stockholder approval is being sought under this proposal.

The closing price of our common stock on the Record Date was $1.82 per share.

Federal Income Tax Considerations

The following is a brief description of the United States federal income tax consequences generally arising with respect to stock that may be purchased pursuant to options granted under the 2008 Stock Purchase Plan. The 2008 Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. This description of the federal income tax consequences of the 2008 Stock Purchase Plan is not a complete description. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state, local and foreign tax consequences. All affected individuals should consult their own advisors regarding their own situation. This discussion is intended for the information of the stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who will participate in the 2008 Stock Purchase Plan.

Under the Code as currently in effect, a participant will not be deemed to have recognized income, nor will we be entitled to a deduction, upon the participant’s purchase of our common stock under the 2008 Stock Purchase Plan. Instead, a participant will recognize income when he or she sells or otherwise disposes of our common stock or upon his or her death.

If a participant sells our common stock purchased under the 2008 Stock Purchase Plan less than two years from the date of grant and one year after the date of purchase (the holding period), the participant generally will be taxed at ordinary income tax rates to the extent that the value of our common stock on the purchase date exceeded the purchase price. We will be entitled to a corresponding deduction. The participant will have additional capital gain or loss equal to the difference between the proceeds of the sale and the participant’s basis in stock sold. The participant’s basis in the stock sold is equal to the price paid for the stock plus the amount of any ordinary income recognized on the sale. The capital gain rate will depend on the length of time the participant held the stock.

If a participant sells our common stock after the holding period, the participant will be taxed at ordinary income tax rates on 15% of the value of our common stock on the date of grant (on the first day of the offering period), or, if less, the entire gain on the sale. The participant will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the participant’s basis in stock sold. The participant’s basis in the stock sold is equal to the price paid for the stock plus the amount of any ordinary income recognized on the sale. The capital gain rate will depend on the length of time the participant held the stock. We will not be entitled to any tax deduction with respect to a sale by a participant after the holding period.

The estate of a participant who dies while holding our common stock purchased under the 2008 Stock Purchase Plan will recognize ordinary income in the year of the participant’s death in an amount equal to the excess of the value of our common stock on the date on which the option was granted over the purchase price, or, if less, the amount by which the fair market value of our common stock on the date of death exceeds the purchase price.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2008 EMPLOYEE STOCK PURCHASE PLAN. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP

General

The Audit and Risk Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit and Risk Committee’s selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2009 is being submitted to our stockholders for ratification. A representative of PwC is expected to attend our 2009 annual meeting of stockholders, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit and Risk Committee will reconsider whether or not to retain the firm. You should note that, even if the selection of PwC is approved at the annual meeting, the Audit and Risk Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Transitional Matters

As we previously reported, on September 26, 2007, our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”) declined to stand for reappointment as our independent auditors for the 2007 audit and its engagement terminated on November 26, 2007.

On October 30, 2007, we engaged PwC as our independent registered public accounting firm. Since the engagement of PwC, the audit reports on our consolidated financial statements for the fiscal years 2008 and 2007 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years and the subsequent interim period prior to our engagement of PwC, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), and there was no “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report, except as follows:

As we reported on a Form 10-Q/A dated August 13, 2007 (the “10-Q/A”), on August 9, 2007, we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (the “Second Quarter 10-Q”), before Deloitte had completed its review of the interim financial statements included in the Second Quarter 10-Q. As reported in the 10-Q/A, Deloitte needed to review additional documentation supporting the conclusion that the impairment charge relating to our interest in Credit-Based Asset Servicing and Securitization LLC (“C-BASS”) occurred after June 30, 2007. Members of our management discussed the events surrounding the filing of the Second Quarter 10-Q with Deloitte on August 9, 2007, and the Chairman of the Audit and Risk Committee of our board of directors discussed these events with Deloitte on August 10, 2007. On August 14, 2007, we filed a second amendment to our Second Quarter 10-Q to state that the matters related to the impairment had been resolved without changes or amendments to the interim financial statements included in the Second Quarter 10-Q. We have authorized Deloitte to respond fully to the inquiries of any successor accountant concerning this matter or any other matter.

We provided Deloitte with a copy of the above disclosures and requested that Deloitte furnish us with a letter addressed to the SEC stating whether or not it agreed with such statements. A copy of Deloitte’s letter dated October 2, 2007 was filed on that date with our Current Report on Form 8-K, stating that Deloitte agreed with such statements.

There have been no reportable events or disagreements between us and PwC since its engagement.

During the two fiscal years and subsequent interim periods prior to October 30, 2007 when we engaged PwC as our independent public accounting firm, neither we, nor anyone on our behalf, consulted PwC regarding either: (i) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K), or (ii) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, except as follows:

Prior to our engagement of PwC as our independent registered public accounting firm, we had engaged PwC to provide tax and accounting advisory services related to the previously disclosed impairment of our investment in C-BASS. PwC advised us regarding its analysis of whether any of the deferred tax benefit resulting from the C-BASS impairment should be recorded in the quarter ended September 30, 2007. PwC advised us that the recognition of a deferred tax benefit related to the C-BASS impairment is dependent upon, among other things, (1) the nature for tax purposes of the loss (i.e, capital or ordinary loss), (2) the availability of relevant taxable income in the tax loss carryback period, (3) future taxable income expected in the current or carry forward period and (4) the availability and feasibility of tax planning strategies. PwC did not reach a final conclusion regarding this issue. Based solely on management’s representations, PwC expressed a view that the entire deferred tax benefit should be realizable; however, PwC was not requested to, nor did they, corroborate management’s representations or complete related research, which would have been necessary in order for PwC to have been in a position to reach a definitive conclusion.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2007 and December 31, 2008:

Type of Fees	2008	2007
Audit Fees	$6,839,927	$6,520,500
Audit-Related Fees	$2,844,500	$950,000
Tax Fees	$117,969	$129,414
All Other Fees	$—	$—

Total	$9,802,396	$7,599,914

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•

“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, and for services that normally are provided in connection with statutory and regulatory filings. For 2008 compared to 2007, Audit Fees included reviews of our Quarterly Reports on Form 10-Q and statutory filings. PwC’s fees related to the audit of our Annual Reports on Form 10-K decreased by approximately $1.5 million from 2007 to 2008;

•

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit

Fees,” including services related to employee benefit plan audits, the filing of registration statements and consultation on reporting matters. For 2008 compared to 2007, Audit-Related Fees included approximately $1.3 million related to PwC’s audit of the 2007 financial statements of Credit-Based Asset Servicing and Securitization LLC, a less than majority owned subsidiary of Radian whose financial statements were required to be filed with our 2007 Annual Report on Form 10-K, and approximately $500,000 related to SEC registration statements and comment letters in 2008;

•	“Tax Fees” are fees for tax compliance, tax advice and tax planning; and

•	“All Other Fees”, when applicable, are fees for products and services provided by our independent registered public accounting firm other than those services reported above.

The services provided by PwC and listed in the table above were pre-approved by the Audit and Risk Committee. The Audit and Risk Committee considered the nature of the non-audit services provided by the independent registered public accounting firm providing such services and determined that those services were compatible with the provision of independent audit services by such firm.

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2008, we retained PwC to provide other auditing and advisory services. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit and Risk Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS RADIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009. SIGNED PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors and its Standing Committees

Our board of directors holds regular quarterly meetings, and holds special meetings as and when necessary. Our board of directors met 11 times during 2008. An executive session of the board was held in connection with each meeting. Each director participated in at least 75% of the meetings of the board of directors and the committees on which he or she served during 2008. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the board, including meetings of the independent members of the board. As discussed below, all of our directors, except our Chief Executive Officer, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules. Our policy is that all of our directors are expected to attend our annual meeting, and all of the directors attended last year’s annual meeting.

The board of directors maintains the following standing committees:

Audit and Risk Committee.    The members of the Audit and Risk Committee are Mr. Carney (Chairman), Mr. Jennings, Ms. Nicholson and Mr. Richards, each of whom is independent under the NYSE’s listing standards, and each of whom meets the additional NYSE independence criteria applicable to audit committee members. This committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results, reviewing our accounting and reporting principles and policies and overseeing our overall enterprise risk management. Our board has determined that Mr. Carney qualifies as an “audit committee financial expert” under the SEC’s rules and that he is independent under all applicable NYSE and SEC rules. The Audit and Risk Committee met 17 times during 2008. Please also refer to the section entitled “Audit and Risk Committee Report” below.

Compensation and Human Resources Committee.    The members of the Compensation and Human Resources Committee are Messrs. Hopkins (Chairman), Culang, Moore and Schweiger. This committee oversees compensation and benefit policies and programs for Radian and its subsidiaries, including matters regarding compensation of senior management, and reviews the quality and depth of officers throughout Radian as well as our management development practices and programs. The Compensation and Human Resources Committee met 15 times during 2008. Please also refer to the section below entitled “Compensation of Executive Officers and Directors – Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Committee.    The members of the Credit Committee are Mr. Culang (Chairman), Mr. Carney, Mr. Hopkins and Ms. Nicholson. The Credit Committee oversees our credit and risk management policies and procedures, including oversight of our systems for identifying and quantifying emerging matters that could pose significant risk implications for Radian. This committee reviews our credit-based risks, credit policies and overall credit management. Specifically, the committee reviews the quality of our mortgage insurance and financial guaranty portfolios, and assesses general compliance with underwriting and diversification guidelines. The Credit Committee met 6 times during 2008.

Governance Committee.    The members of the Governance Committee are Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings. This committee oversees the process of board governance, which includes identifying and recommending candidates to become members of our board of directors, recommending committee membership and chairperson appointments, conducting periodic board and individual director assessments, and examining our governance process. The Governance Committee met 4 times during 2008.

Investment and Finance Committee.    The members of the Investment and Finance Committee are Messrs. Moore (Chairman), Jennings, Richards and Schweiger. This committee establishes investment policy guidelines for Radian and its subsidiaries and monitors progress towards achieving our investment objectives. The committee regularly reviews the performance of the investment portfolio and of the investment professionals overseeing the portfolio to ensure adherence to our investment policy guidelines. The Investment and Finance Committee met 7 times during 2008.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our board of directors must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. Our board of directors has determined that all of the members of the board except Sanford A. Ibrahim are “independent” under current NYSE listing standards and SEC rules. In evaluating the independence of each of these directors, the board concluded that no material direct or indirect relationship exists between us and any of these directors other than those compensatory matters that are a direct consequence of serving on our board of directors and which are detailed below in “Compensation of Executive Officers and Directors – Director Compensation.”

Compensation and Human Resources Committee Interlocks and Insider Participation

The following directors – Messrs. Hopkins (Chairman), Culang, Moore and Schweiger – served on the Compensation and Human Resources Committee during 2008. No member of the Compensation and Human Resources Committee during 2008 (1) has ever been an officer or employee of Radian or any of its subsidiaries or (2) had any relationship with Radian or its subsidiaries during 2008 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2008, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

No relationship or related person transaction existed in 2008 that is required to be reported under Item 404 of the SEC’s Regulation S-K. However, in March 2008, Third Avenue Management LLC, a beneficial owner of more than 5% of our shares of common stock, entered into a Voting Trust Agreement with an independent third party with respect to the voting of certain shares of our common stock. Third Avenue entered into this agreement so that its holdings of our common stock are in compliance with Section 12(d)(2) of the Investment Company Act of 1940. Under the agreement, Third Avenue has agreed that it will not exercise voting rights as to more than 10% of our common stock, subject to certain exceptions and to Third Avenue’s rights to terminate the agreement. The voting trustee is generally required to vote these shares with respect to any matter in proportion to the votes of all holders of our voting securities, subject to certain exceptions. We became a party to this agreement in March 2008 for the limited purposes of facilitating certain administrative matters related to the transfer of shares to the voting trustee and the voting of such shares by the trustee.

Our board of directors has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions such as compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee, in which (1) Radian or any of its subsidiaries was or is to be a participant, and (2) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of Radian, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Audit and Risk Committee is responsible for reviewing, pre-approving or ratifying any related person transaction. The Audit and Risk Committee may delegate its pre-approval (but not ratification) authority under the policy to the chairman of the committee.

The policy provides that the Audit and Risk Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (1) is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (2) is consistent with the applicable independence rules of the SEC and NYSE; and (3) does not create or otherwise give the impression of a conflict of interest that could result in harm to us. If the Audit and Risk Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Audit and Risk Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy), and (ii) the risks to us of unwinding the transaction outweigh the risks associated with continuing the transaction.

Information on our Website

The Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our board of directors operates under a written charter adopted by the full board. Each committee regularly considers the need for amendments or enhancements to its charter.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our board of directors adopted a set of Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications and relative responsibilities of our board, its committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers. Certain provisions of the code also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct and Ethics that applies to our Chief Executive Officer, principal financial officer or principal accounting officer and that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the Chairman, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our board of directors based on a number of factors, including the following minimum criteria: (1) highest standards of personal character, conduct and integrity and the intention and ability to act in the interests of our stockholders; (2) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (3) the ability and commitment to devote the time and effort required to serve effectively on our board, including preparation for and attendance at board and committee meetings; and (4) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

Identifying and Evaluating Director Nominees.    The Governance Committee evaluates candidates by reference to the qualifications stated above. When seeking and researching candidates for director, the Governance Committee generally uses the services of national search firms, which provide the committee with a professional biography of a candidate and perform background checks as requested by the Governance Committee. The Governance Committee also considers stockholder recommendations of candidates for membership on our board of directors that are submitted in accordance with the procedures described below. In either case, the Governance Committee will conduct one, and sometimes several, interviews of a candidate if it believes the candidate to be suitable after an initial evaluation. The committee also may discuss a candidate at multiple meetings and may have the candidate interview with management.

Stockholder Nominations and Recommendations.    Our By-Laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For our 2010 annual meeting of stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 12, 2010 but no earlier than January 13, 2010 (except that if the date of the 2010 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2009 annual meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2010 annual meeting or, if the first public announcement of the date of the 2010 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

During 2008, the Governance Committee conducted an annual assessment of each director’s board performance and reviewed the performance of the board as a whole and each of its committees. The board also performed a self-assessment. The contributions of individual directors were considered by the Governance Committee as part of its determination whether to recommend their nomination for re-election to our board of directors.

Audit and Risk Committee Report

The functions of the Audit and Risk Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, compliance and enterprise risk. The Audit and Risk Committee is directly responsible for the appointment, retention, compensation and oversight of a registered independent public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including: to monitor the auditor’s independence; to monitor the professional services provided by the independent auditors, including pre-approving all audit and permissible non-audit services provided by the independent auditors in accordance with federal law and the rules and regulations of the SEC; to review audit results with the independent auditors; to review and discuss with management and the independent auditors our financial statements and other financial disclosures in our filings with the SEC; to pre-approve or ratify, as necessary, all related person transactions in accordance with our policy regarding related person transactions; to establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; and to review with management, the independent auditors and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting.

Before our Annual Report on Form 10-K for the year ended December 31, 2008 was filed with the SEC, the Audit and Risk Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2008 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit and Risk Committee also discussed with PwC, our independent registered public accounting firm for 2008, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, including, among other things, matters related to the conduct of the audit of our financial statements. The Audit and Risk Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit and Risk Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described above, the Audit and Risk Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Members of the Audit and Risk Committee

David C. Carney (Chairman)

James W. Jennings

Jan Nicholson

Robert W. Richards

EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers. Our executive officers are appointed by our board of directors to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Sanford A. Ibrahim	Information about Mr. Ibrahim appears in the section of this proxy statement entitled “Proposal 1 – Election of Directors.”

Teresa A. Bryce	Ms. Bryce, 49, President of Radian Guaranty, was appointed President of our mortgage insurance business in July 2008. She joined Radian in October 2006 as Executive Vice President, General Counsel and Corporate Secretary and also served as Radian’s Chief Risk Officer beginning in January 2007 and as head of our international mortgage insurance business beginning December 2007. Before joining Radian, Ms. Bryce served as General Counsel, Senior Vice President and Secretary of Nexstar Financial Corporation, a provider of mortgage outsourcing solutions to financial institutions. Prior to that, she was General Counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company. Ms. Bryce has served on the board of directors of the Mortgage Bankers Association, on the Consumer Advisory Council of the Federal Reserve and on the Fannie Mae National Advisory Council.

C. Robert Quint	Mr. Quint, 49, Executive Vice President and Chief Financial Officer of Radian, has served in this role since April 1999. Mr. Quint joined Radian Guaranty as Vice President, Administration and Controller, in August 1990. In January 1995, Mr. Quint was named Vice President, Finance and Controller of Radian and Radian Guaranty. He was appointed Senior Vice President, Chief Financial Officer of Radian and Radian Guaranty in January 1996.

Richard I. Altman	Mr. Altman, 42, Executive Vice President and Chief Administrative Officer of Radian, was appointed to this role in July 2008. Mr. Altman joined Radian in July 2003 as Vice President, Operations Finance and Planning and has held several positions while at Radian, including Vice President of Strategic Initiatives from December 2004 to December 2005, Vice President of Corporate Planning from December 2005 to August 2006, and Senior Vice President of Corporate Planning and Administration from August 2006 to July 2008. Before joining Radian, Mr. Altman served as Vice President of Sales and Operations for the International Group at Pearson Education, a global publisher of educational, financial and technical materials. Prior to that, Mr. Altman held other senior operational and strategy roles at American Express and Citibank, and also served as a Change Management Consultant with Accenture, a global management consulting, technology services and outsourcing company.

Lawrence C. DelGatto	Mr. DelGatto, 48, Executive Vice President and Chief Information Officer of Radian, was appointed Senior Vice President, Chief Information Officer of Radian in December 2004 and was promoted to Executive Vice President in July 2008. Mr. DelGatto joined Radian in December 2003 as Vice President, Chief Technology Officer. Before joining Radian, Mr. DelGatto served 15 years with Electronic Data Systems Corporation, an information technology outsourcing provider, including as Senior Client Executive supporting GMAC Mortgage Group. Prior to that, Mr. DelGatto was an Application Development Manager at the Travelers Insurance Group.

H. Scott Theobald	Mr. Theobald, 49, Executive Vice President, Chief Risk Officer, Radian Guaranty, was appointed Senior Vice President, Chief Risk Officer of Radian Guaranty in October 2007 and promoted to Executive Vice President in November 2008. He joined Radian in April 1997 and has served in various pricing and risk-related roles including Vice President of Structured Transactions of Radian Guaranty, Vice President of Enterprise Risk Management of Radian and Senior Vice President of Risk Management of Radian. Before joining Radian, Mr. Theobald worked in various analytical roles at Freddie Mac. Prior to that, he was an economist at the Bureau of Labor Statistics.

Edward J. Hoffman	Mr. Hoffman, 35, Senior Vice President, General Counsel and Corporate Secretary of Radian, was appointed to this role in July 2008. Mr. Hoffman joined Radian in August 2005 as Vice President, Assistant General Counsel and was promoted to Senior Vice President, Assistant General Counsel in February 2008. Prior to joining Radian, Mr. Hoffman was a senior associate in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman currently serves as our Corporate Responsibility Officer.

Catherine M. Jackson	Ms. Jackson, 46, Senior Vice President, Controller of Radian, joined Radian in this role in February 2008. Before joining Radian, Ms. Jackson served eight years with Capmark Financial Group Inc., a financial services company, including as Chief Accounting Officer from June 2004 to August 2007. Prior to Capmark, she served eight years with Salomon Smith Barney as manager of accounting policy. She began her career in the audit practice at KPMG in Philadelphia.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were deemed to be beneficially owned, as of March 15, 2009, by each of our directors, each of our executive officers named in the 2008 Summary Compensation Table below, and all of our directors and current executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if the person has the right to acquire them within 60 days of March 15, 2009 (such as by exercising options).

Name (1)	Shares Beneficially Owned (2)	Percent of Class
Herbert Wender	227,093	*
David C. Carney	73,540	*
Howard B. Culang	21,146	*
Stephen T. Hopkins	31,146	*
Sanford A. Ibrahim	317,696	*
James W. Jennings	86,540	*
Ronald W. Moore	70,340	*
Jan Nicholson	12,769	*
Robert W. Richards	72,490	*
Anthony W. Schweiger	73,340	*
C. Robert Quint	180,817	*
Teresa A. Bryce	57,931	*
Lawrence C. DelGatto	42,390	*
H. Scott Theobald	46,616	*
All directors and current executive officers as a group (17 persons)	1,371,295	1.68%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	Each individual (including each current executive officer) has or is entitled to have within 60 days of March 15, 2009, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than Mr. Schweiger, who shares voting and dispositive power with his spouse over 9,800 of the shares reported as beneficially owned (which shares are held in an account subject to a margin arrangement and may be pledged), and Mr. Quint, whose spouse owns 1,600 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•	Shares allocable to employee contributions to the Radian Common Stock Fund under our Savings Incentive Plan as of March 15, 2009.

•

Shares that may be acquired within 60 days of March 15, 2009 through the exercise of non-qualified stock options, as follows: Mr. Wender—42,750 shares; Mr. Carney—9,600 shares; Mr. Culang—9,600 shares; Mr. Hopkins—9,600 shares; Mr. Ibrahim—71,850 shares; Mr. Jennings—9,600 shares; Mr. Moore—9,600 shares; Ms. Nicholson—0 shares; Mr. Richards—9,600 shares; Mr. Schweiger—4,800 shares; Mr. Quint—104,145 shares; Ms. Bryce—0 shares; Mr. DelGatto—20,500 shares; Mr. Theobald—27,375 shares; and all directors and current executive officers as a group—347,520 shares.

•

Shares of restricted stock held by our executive officers as follows: Mr. Ibrahim—136,000 shares; Mr. Quint—20,300 shares; Ms. Bryce—46,100 shares; Mr. DelGatto—12,590 shares; Mr. Theobald— 10,960 shares; and all directors and current executive officers as a group—251,120 shares. None of the restricted shares included in the table will have vested within 60 days of March 15, 2009; however, the individuals holding these shares possess voting power with respect to such shares.

•

Shares that may be issued within 60 days of March 15, 2009 upon the conversion of phantom stock awards granted to our non-employee directors under our 1995 and 2008 Equity Plans, as follows: Mr. Wender—56,449 shares; Mr. Carney—58,449 shares; Mr. Culang—11,279 shares; Mr. Hopkins—11,279 shares; Mr. Jennings—58,449 shares; Mr. Moore—58,449 shares; Ms. Nicholson—8,079 shares; Mr. Richards—58,449 shares; Mr. Schweiger—58,449 shares; and all directors and current executive officers as a group—379,331 shares. All vested phantom stock awards granted to a director will be converted into common shares upon the director’s departure from our board. All phantom stock awards granted under our 1995 Equity Plan were vested at the time of grant. Awards of phantom stock under our 2008 Equity Plan vest three years from the date of grant or earlier upon a director’s retirement, death or disability.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock as of the dates indicated, and as a percentage of our common stock outstanding as of March 15, 2009, by the only persons shown by our or the SEC’s records as beneficially owning more than 5% of our common stock:

Name and Business Address	Shares Beneficially Owned	Percent of Class
Third Avenue Management LLC (1)	11,615,214	14.3%
662 Third Avenue, 32nd Floor
New York, NY 10017
FMR LLC (2)	8,104,316	9.95%
82 Devonshire Street
Boston, MA 02109

(1)	Based on a Schedule 13G/A filed with the SEC on February 13, 2009. Third Avenue Management LLC is an investment adviser. It reports that various investment companies are the beneficial owners of such shares, with the right to receive dividends on, and the proceeds from the sale of, such shares. Third Avenue Management reports that it has voting power over 11,615,214 of such shares. Certain of these shares are subject to a Voting Trust Agreement with an independent third party. See “Corporate Governance and Board Matters – Certain Relationships and Related Person Transactions” above.

(2)	Based on a Schedule 13G/A filed with the SEC on February 17, 2009. These securities are beneficially owned by various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it does not hold voting power over such shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to control FMR LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2008 were made on a timely basis, except for the following:

•	The filings related to dividend equivalent updates of December 26, 2008 for each of our non-employee directors were filed on December 31, 2008.

•

With respect to Mr. Jennings, in addition to the filing mentioned above, there were five transactions resulting in four late filings, three of which were related to dividend equivalent updates and were filed timely but with an incorrect filing code. The remaining transactions related to the transfer of amounts invested in our voluntary deferred compensation plan for directors. The corrected filings for each of the transactions were filed on a Form 4 dated September 22, 2008.

COMPENSATION OF EXECUTIVE OFFICERS

AND DIRECTORS

Compensation Discussion and Analysis

I.	Executive Summary and Compensation Philosophy

The following is a review of our executive officer compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers”:

•	Sanford A. Ibrahim, Chief Executive Officer (principal executive officer);

•	C. Robert Quint, Chief Financial Officer (principal financial officer);

•	Teresa A. Bryce, President, Radian Guaranty;

•	Lawrence C. DelGatto, Chief Information Officer; and

•	H. Scott Theobald, Chief Risk Officer, Radian Guaranty.

We have designed our executive compensation program under the direction of the Compensation and Human Resources Committee (as referenced in this “Compensation Discussion and Analysis,” the “Committee”), to attract, motivate and retain the highest quality executive officers and directly link our pay for performance philosophy with sound risk management practices. This pay-for-performance philosophy is intended to align our executive officers’ interests with those of our stockholders and to provide performance-based compensation while not rewarding for inappropriate actions, including unnecessary or excessive risk taking. This is clearly evident in the 2008 compensation of our named executive officers:

•	In recognition of our 2008 financial performance, Messrs. Ibrahim and Quint and Ms. Bryce each received no bonus in 2008, and Messrs. DelGatto and Theobald received significantly reduced bonuses;

•

The three-year performance period that ended in 2008 under our Performance Plan resulted in no payout of shares to our named executive officers. Similarly, the value of accumulated equity for each of our named executives (which represents a large portion of their total targeted compensation), decreased significantly in 2007 and 2008;

•	On average, over 70% of the 2008 targeted compensation for each of our named executive officers is linked to a combination of performance goals and long-term strategic objectives; and

•

We implemented an Executive Long-Term Incentive Program in 2008 that provides the Committee with flexibility in tailoring awards for our named executive officers to meet the current challenges facing us and those objectives that are likely to drive growth in stockholder value in the future. The cash awards under the Executive Long-Term Incentive Program are non-dilutive to our stockholders (as detailed below) and the Committee has the ability to reduce or deny rewards to executives for behavior that it deems inconsistent with our long-term objectives.

II.	Compensation Principles and Objectives

Our principles and objectives are intended to compensate executives appropriately for their contribution to the attainment of strategic objectives, while aligning their interests with those of our stockholders. Accordingly, our compensation program:

A.    Reflects Radian’s Business Strategy and Performance

•	Our executive compensation program is designed to provide reasonable and responsible incentives based on short and long-term business performance. Therefore, we provide median rewards for median performance, above-average awards for superior performance and, when appropriate, below-average awards for performance below expectations, when measured against appropriate comparator groups.

•

As a result of our financial performance in 2008, Messrs. Ibrahim and Quint and Ms. Bryce each received no short-term incentive award for 2008. Messrs. DelGatto and Theobald received a reduced short-term incentive award for 2008. See “Primary Components of Compensation – Short-Term Incentive Plan.”

B.    Leverages an Appropriate Balance between Incentive Compensation and Total Compensation

•

We recognize that each of our executives, depending on the nature of their position, may have a different degree of impact on our business results. For those executives with a greater potential impact on our results, we provide a larger percentage of that executive’s annual compensation opportunity through performance-based variable pay, with an emphasis towards long-term incentives, versus fixed pay. Together with our stock ownership guidelines (See “Primary Components of Compensation –Long-Term Incentive Program – Performance Accountability” below), this leveraged approach incents executives to remain focused on long-term business outcomes in a manner that is commensurate with their level of responsibilities.

•

During 2008, we provided a balanced mix of pay through three primary components: base salary, short-term incentives, and long-term incentives (cash and equity based). On average, over 70% of our named executives’ total target primary compensation in 2008 was performance-based, pay-at-risk compensation (short-term incentive, long-term cash incentive and equity incentive awards).

C.    Focuses Executives on Long-Term Performance that Aligns with our Stockholders’ Interests

•

Accountability for performance is essential in aligning our executives’ interests with those of our stockholders. Therefore, in practice, we believe that a significant portion of an executive’s compensation should be based on strategic objectives and management-based performance objectives (“MBOs”). See “Compensation Process and Oversight – Committee Process.”

•

The value of accumulated equity for each of our executive officers decreased significantly in 2007 and 2008 as a result of the decline in our stock price. In addition, no payouts were made under our Performance Plan for the three year performance period ended December 31, 2008. See “Primary Components of Compensation – Long-Term Incentive Program – Performance Accountability.”

D.    Manages Risk with Incentive Plans that Include Appropriate Protection/Controls

•	Our executive compensation programs are balanced across time periods and performance measures, ensuring that no one element is dominant in determining compensation awards.

•

Our executive compensation programs are subject to performance measures and the Committee’s discretion to ensure the programs: (1) are appropriate relative to the market; (2) take into account factors affecting our business conditions; (3) provide the ability to reduce or deny awards for behavior the Committee deems outside of our risk parameters; (4) increase awards as appropriate within limits on the maximum payout for superior performance; and/or (5) reduce or deny awards for performance that is below expectations.

E.    Utilizes Peer/Industry Reviews to Ensure External Competitiveness and Reasonableness

•

Our compensation program is designed to attract, retain and motivate individuals with the skills and talent necessary to provide a meaningful contribution to Radian. By remaining competitive with industry and financial services compensation levels, maintaining internal equity among our executive officer group, and reinforcing our culture and desired behaviors, we insure that our executives remain focused on our on-going competitiveness and business performance. Recent actions we have taken in this area include:

•

In setting 2008 compensation, we utilized a number of different compensation measures, including external benchmarking, internal equity and, to a lesser extent, the value of past equity award grants, in arriving at compensation levels for each of our named executive officers. See “Compensation Process and Oversight” and the “Analysis” discussions included in “Primary Components of Compensation.”

•

Effective December 31, 2006, we implemented a series of changes to our retirement plans aimed at better meeting the needs of our employees as well as controlling escalating and unpredictable pension related expenses. See “Other Compensation – Retirement Compensation.”

F.    Remains Flexible to Reflect Current Market Developments

•

Within the context of the principles and objectives set forth above, our compensation program should be appropriately tailored to current market conditions. Our current short and long-term compensation programs take into account the expected challenges in this environment and incent performance results that are realistic for current market conditions.

•	2008 represented extraordinary challenges and to meet them, we modified our programs in a number of ways.

•

In light of market developments during 2008, domestic mortgage insurance is now our core focus. Consequently, our performance-based compensation programs are now aimed at preserving and growing our mortgage insurance franchise. See “Primary Components of Compensation – Short-Term Incentive Plan” and “Long-Term Incentive Program.”

•

Due to the significant decline in the market price of our common stock during 2007 and 2008, we are limited in the amount of equity that we can issue to our named executive officers. Consequently, we have developed a long-term incentive program with a cash-based award intended to focus our executives on preserving and growing our mortgage insurance franchise. See “Primary Components of Compensation – Long-Term Incentive Program.”

III.	Compensation Process and Oversight

A.    Committee Process

The Committee provides advice, direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Chief Administrative Officer, who serves as the liaison between management and the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as the Committee deems advisable, to advise the Committee with respect to executive compensation and human resources matters, including the sole authority to approve the consultant’s fees and other engagement terms. The Committee currently retains Towers Perrin as its sole independent compensation consultant. The only work the independent compensation consultant performs for Radian is that which is authorized by the Committee chairman. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. For a complete discussion of the responsibilities delegated by our board of directors to the Committee, see the Committee charter, which is available on our website at www.radian.biz.

The Committee recognizes the importance of maintaining sound principles for the development and administration of executive compensation and benefit programs. The Committee has taken steps to enhance its ability to ensure that our compensation programs further the compensation philosophy and objectives set forth above. Among other things, the Committee has taken the following actions:

•	Implemented a more robust executive performance management process, including annual MBOs, which are developed by each executive officer and reviewed and approved by the Chief Executive

Officer and the Committee, to strengthen the link between executive pay and performance (See “Primary Components of Compensation – Short-Term Incentive Plan”);

•

Established annual reviews of detailed “total reward” tally sheets for each of our executive officers. These tally sheets assign dollar amounts to all compensation components, including cash compensation (base salary, short-term incentives, long-term cash incentives), outstanding and vested equity compensation awards, benefits, perquisites, and potential severance payments;

•

Developed and implemented a benchmarking process in which each primary component of an executive officer’s compensation is measured individually and in the aggregate, as appropriate, against market data from up to three different comparator groups;

•	Implemented a series of changes to our retirement plans aimed at better meeting the needs of our employee population, while eliminating unpredictable pension expenses; and

•

Eliminated most perquisites to be consistent with our philosophy of making compensation primarily performance-based. We provide a limited number of perquisites to our named executive officers (See “Other Compensation – Perquisites”).

B.    Compensation Measures

Our compensation process utilizes a number of different compensation measures, including external benchmarking, internal equity and, to a lesser extent, wealth accumulation. These collectively represent our “primary compensation measures,” which we use to establish an appropriate compensation level for each of our named executive officers. For the compensation of our named executive officers other than our Chief Executive Officer, the main participants in our compensation process are the Committee, its independent compensation consultant, the Chief Executive Officer, and the Chief Administrative Officer. On an annual basis, the independent compensation consultant prepares a summary and analysis of competitive market compensation data for each named executive officer position. Based on this information, as well as other data from the primary compensation measures discussed below, the Chief Administrative Officer prepares initial compensation proposals for each executive officer, other than the Chief Executive Officer, and reviews these recommendations with the Chief Executive Officer. With the approval and adjustments of the Chief Executive Officer, the compensation proposals are then submitted to the Committee. The Committee may approve the proposals, make adjustments to the proposals based on its own view of the primary compensation measures or other factors, or seek additional information from the Chief Administrative Officer or the independent compensation consultant before making a final determination with respect to compensation. The Committee possesses ultimate authority over compensation decisions for our named executive officers other than our Chief Executive Officer.

We believe that management’s participation in the compensation process is critical in creating an equitably tailored program that is both effective in motivating our executive officers and in ensuring that the process appropriately reflects our culture, current strategies, and risk management. The MBOs developed annually by our executives are mainly based on the annual operating plan that is approved by our board of directors and progress is reviewed by the Committee on a quarterly basis. These MBOs serve as a basis for determining an executive’s short-term cash-based incentives. The process and timing for setting these objectives and assessing performance against these objectives are discussed in greater detail below under “Primary Components of Compensation – Short-Term Incentive Plan.”

With respect to the Chief Executive Officer, the Committee has the sole responsibility to develop an annual compensation proposal, utilizing the primary compensation measures and data developed by the independent compensation consultant, and to recommend to our independent directors an appropriate compensation level for the Chief Executive Officer. The independent directors may approve the proposal, make adjustments based on their own view of the primary compensation measures or other factors, or seek additional information from the Committee before making a final determination with respect to compensation for the Chief Executive Officer.

C.    Benchmarking

We consider external benchmarking an important analytical tool for helping us establish a market competitive point of reference for evaluating executive compensation. Benchmarking is not the sole determinative factor in setting compensation. The Committee uses its discretion to determine the nature and extent that benchmarking is used.

The three primary components of our 2008 compensation program (i.e., base salary, short-term incentives and long-term incentives) as well as the 2008 total target cash compensation and total target compensation for each executive officer, were benchmarked against similarly situated executive positions in one or all of the following three groups (collectively referred to herein as the “benchmark groups”):

(1) A primary peer group consisting of the following industry participants: Ambac Financial Group Inc. (“Ambac”), Assured Guaranty Ltd., Genworth Financial, Inc., IndyMac Bancorp, Inc., MBIA Inc. (“MBIA”), Mortgage Guaranty Insurance Corporation (“MGIC”), Old Republic International Corporation, The PMI Group Inc. (“PMI”), Triad Guaranty Inc. (“Triad”), and XL Capital Ltd. The primary peer group is reviewed on an annual basis and, if required, altered to ensure the most relevant comparative data is being reviewed.

(2) A financial services group consisting of approximately 150 organizations in the independent compensation consultant’s Financial Services Executive Compensation Database; and

(3) A general industry group consisting of approximately 820 organizations across a range of industries that participate in our independent compensation consultant’s Executive Compensation Database.

We benchmark each executive position annually and, if necessary, when a search for a new executive position is underway. In each case, it has been our practice to collaborate with our independent compensation consultant in this process in order to apply a consistent and disciplined approach in our benchmarking methodology and philosophy.

Management and the Committee review the primary peer group annually to ensure that the companies comprising the primary peer group are relevant for evaluating current compensation. There were no changes in the primary peer group from 2007 to 2008. Because the companies that comprise our primary peer group vary in terms of size and relative complexity, and because we compete for talent in markets other than those in which we compete directly, we also use, as necessary, the financial services and general industry groups mentioned above, each of which are compiled annually by our independent compensation consultant. In 2007, Radian was between the 25th and 50th percentiles in terms of revenues and close to the median of the peer group in market capitalization. For 2008, Radian was aligned with the 25th percentile of all three benchmark groups in terms of revenue and market capitalization.

Our goal in benchmarking is to identify a compensation range for each executive position that is market competitive. Executive roles and responsibilities often vary within the industries in which we participate or in the broader financial services segment. Our benchmarking process is tailored for each executive position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary peer group. For each executive officer, we may use one or more of the three benchmark groups or, in some cases, only a limited subset of the primary peer group of companies, depending on the comparability of executive roles in these benchmark groups. For each of our named executive officers other than Mr. Theobald as discussed below, our benchmarking process conducted by the independent compensation consultant for 2008 compensation was as follows:

Mr. Ibrahim.    With respect to Mr. Ibrahim, the benchmarking process focused primarily on median data for the companies in our primary peer group as well as the broader financial services industry data. Mr. Ibrahim’s total target compensation was in-line with the total compensation of the primary peer group and at the 75th percentile of the broader financial services group. Mr. Ibrahim’s total target compensation exceeded the median of the broader financial services group primarily due to his comparatively larger long-term incentive target.

Mr. Quint.    With respect to Mr. Quint, the benchmarking process focused primarily on median data for companies in our primary peer group as well as the broader financial services industry data. Mr. Quint’s total target compensation was between the 25th and 50th percentile of the benchmarked companies in the primary peer group and between the 50th and 75th percentiles of the broader financial services group. As was the case with Mr. Ibrahim, Mr. Quint’s long-term incentive target generally exceeded the targets for the CFOs in the broader financial services group.

Ms. Bryce.    With respect to Ms. Bryce, the benchmarking process focused primarily on median data for companies in our primary peer group as well as the broader financial services industry data for her role as General Counsel and Chief Risk Officer, which she held until July of 2008. Ms. Bryce’s total target compensation was at the 25th percentile of the benchmarked companies in the primary peer group and at the 75th percentile of the broader financial services group. Ms. Bryce’s total target compensation exceeded the median of the broader financial services group due to her comparatively larger short-term and long-term incentive targets.

Ms. Bryce assumed the role of President, Radian Guaranty in July 2008. The role of President was benchmarked in November 2007 and focused primarily on companies in our primary peer group. As President of Radian Guaranty, Ms. Bryce’s total target compensation was between the 25th and 50th percentiles of the benchmarked companies in the primary peer group.

Mr. DelGatto.    With respect to Mr. DelGatto, the benchmarking process focused on comparative positions in the general industry and broader financial services groups. Primary peer group information was not available for this position. Mr. DelGatto’s total target compensation was at the 75th percentile of the benchmarked companies in the general industry and broader financial services groups. Mr. DelGatto’s total target compensation exceeded the medians of both benchmarked groups due to his comparatively larger short-term and long-term incentive targets.

Mr. Theobald.    Mr. Theobald’s position was not identified as an executive officer position prior to the completion of our external benchmarking process for 2008 compensation. As a result, no formal benchmarking analysis was available for his 2008 compensation. Instead, Mr. Theobald’s compensation targets were determined based on his individual performance, internal equity, and an internal analysis of the position conducted by our Human Resources department.

D.    Internal Equity

In addition to benchmarking, the Chief Executive Officer and the Committee also consider internal equity among our executive officers in setting each of the primary components of compensation. While external benchmarking is critical in assessing the overall competitiveness of our compensation program, we believe that our compensation program also must be internally consistent and equitable to appropriately reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization.

Our review of internal equity involves comparing the compensation of positions within a given level and/or comparing the differences in compensation among various levels. Although we monitor the difference in pay between our Chief Executive Officer and our other executives, given the uniqueness of this position, we do not perform a formal internal equity analysis of our Chief Executive Officer relative to the executive officer group.

E.    Wealth Accumulation

As discussed above, our compensation process for any given year is driven primarily by external benchmarking and internal equity.

In addition, the Committee annually reviews “total reward” tally sheets for each of our executive officers and will consider the value of existing equity awards along with performance-based criteria as factors when setting an executive’s target equity awards.

IV.	Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through three primary components: base salary, short-term incentives, and long-term incentives. The incentive-based portions of our program are directly tied to the results of our corporate performance, achievement against MBOs, and our long-term financial performance. The short-term incentives have been designed to recognize the achievement of annual objectives, while awards of long-term incentives are used to recognize longer-term performance results designed to drive growth in stockholder value.

Compensation for our executives is more heavily weighted towards performance-based, variable compensation. The following table highlights for each of our named executive officers, the percentage of 2008 total target compensation attributable to each component:

2008 Percentage of Total Target Compensation

Named Executive	Base Salary	Short-Term Incentive Target	Long-Term Incentive Target (1)
Mr. Ibrahim	17%	30%	53%
Mr. Quint	26%	33%	41%
Ms. Bryce	24%	33%	43%
Mr. DelGatto	32%	41%	27%
Mr. Theobald	35%	30%	35%

(1)	For each named executive officer, represents the percentage of total primary compensation attributable to the executive’s target long-term incentive award. Percentages are not based on amounts actually awarded to named executives in 2008 (See “Long-Term Incentive Program” below) or the 2008 compensation expense for executive officers as reflected in the 2008 Summary Compensation Table below.

A.    Base Salary

Base salaries are paid to executive officers to provide them with a competitive base compensation for the day-to-day performance of their job responsibilities. Base salaries for our named executive officers are based on competitive market compensation data for comparable executive positions within the benchmark groups and internal equity. In benchmarking base salaries, we generally consider an executive’s compensation to be market competitive if it is within 15% of the median of the benchmarked group. The following table highlights the base salaries for each of our named executive officers as of year-end 2007 and 2008 as well as the most recent change in base salary for each executive:

2008 Base Salary

Named Executive Officer	2008 Year-End Base Salary	2007 Year-End Base Salary	Last Base Salary Change (Year and Amount)
Mr. Ibrahim	$800,000	$800,000	2007	(1)
Mr. Quint	$370,000	$370,000	2006	(2)
Ms. Bryce	$400,000	$315,000	2008	(3)
Mr. DelGatto	$300,000	$300,000	2007	(4)
Mr. Theobald	$260,000	$260,000	2007	(5)

(1)	Mr. Ibrahim’s base salary was increased from $725,000 to $800,000 effective February 2007. Mr. Ibrahim’s base salary was determined to be market competitive and was not increased for 2008.

(2)	Mr. Quint’s base salary was increased from $335,000 to $370,000 effective January 2006. Mr. Quint’s base salary was determined to be market competitive and was not increased for 2008.

(3)	Ms. Bryce’s 2008 base salary was increased from $315,000 to $370,000 to improve the market competitiveness of her total compensation as General Counsel and Chief Risk Officer. In July 2008, Ms. Bryce’s 2008 base salary was further increased to $400,000 in conjunction with her promotion to President of Radian Guaranty.

(4)	Mr. DelGatto’s base salary was increased from $281,700 to $300,000 effective April 2007. Mr. DelGatto’s base salary was determined to be market competitive and was not increased for 2008.

(5)	Mr. Theobald’s base salary was increased from $234,163 to $260,000 effective October 2007. Mr. Theobald’s base salary was determined to be market competitive based on our internal analysis and was not increased for 2008.

B.    Short-Term Incentive Plan

The following discussion contains statements regarding past company and individual performance objectives. These objectives are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of actual results or other guidance. We specifically caution investors not to apply these statements to other contexts.

The targeted dollar value of the short-term incentive awards for our named executive officers, which are established in the year preceding each performance year, are based on external benchmark data and internal equity. These values take into account competitive target cash incentive levels for comparable executive positions as discussed above.

Our short-term incentive plan is designed to provide each named executive officer with the opportunity for cash awards based on the achievement of specified MBOs for the current year. The MBOs for each executive officer include a mix of three performance measures: annual corporate objectives (e.g., capital management and strengthening risk management, claims management and loss mitigation), specific business unit/departmental performance objectives (e.g., expanding our sales force and improving our credit risk profile), and the implementation of key initiatives. Corporate and business unit/departmental objectives are established each year in the context of our annual business planning process and are approved by our board of directors. Individual MBOs are established by each executive officer and approved by our Chief Executive Officer and the Committee as discussed in “Compensation Process and Oversight” above.

The amount of the short-term incentive actually awarded to a named executive officer is based on corporate performance and the degree to which the executive officer satisfies his or her MBOs. The Committee (the independent directors in the case of the Chief Executive Officer) retains ultimate authority with respect to amounts awarded under the plan. Although actual performance against the MBOs is a determinant for the short-term incentive awards, the Committee or independent directors may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each named executive. Maximum achievement can result in an award of up to 200% of the target amount, while performance below expectations can result in no award. For each named executive, the Committee may weigh these MBOs differently, giving appropriate significance to the potential impact that each named executive may have on our performance in light of the executive’s role. The following table shows the primary MBOs and respective weightings for each named executive officer for the 2008 performance year.

2008 Short-Term Incentive Performance Measures

Named Executive Officer	Corporate Performance (1)	Business Unit/ Departmental Performance	Implementation of Key Initiatives
Mr. Ibrahim	25%	50%	25	%(2)
Mr. Quint	25%	50%	25	%(3)
Ms. Bryce	25%	50%	25	%(4)
Mr. DelGatto	25%	50%	25	%(5)
Mr. Theobald	25%	50%	25	%(6)

(1)	The corporate performance measures shared by our executive officers for 2008 were to:

•	Preserve and enhance the value of our mortgage insurance business;

•	Manage our capital and liquidity position to maintain our ratings and protect our mortgage insurance franchise;

•	Strengthen risk management and our claims management and loss mitigation processes;

•	Practice disciplined expense management;

•	Ensure appropriate staffing and enhance employee engagement in a difficult operating environment; and

•	Enhance the value we provide to our customers and their overall experience in dealing with Radian.

(2)	Mr. Ibrahim’s primary performance objectives for 2008 included, among other items: (i) optimizing the capital structure; (ii) managing our counterparty relationships and our relationships with government sponsored enterprises; (iii) communicating with key external constituencies; (iv) improving the credit quality of our mortgage insurance portfolio; and (v) determining the strategy for our financial guaranty business. Mr. Ibrahim’s key initiatives for 2008 included, among other items: (a) determining corporate strategic alternatives; and (b) determining capital planning alternatives.

(3)	Mr. Quint’s primary departmental performance objectives for 2008 included, among other items: (i) remediating internal control weakness; (ii) managing the transition to our new independent auditors; (iii) optimizing the capital structure; and (iv) determining alternatives for our financial guaranty business. Mr. Quint’s key initiatives for 2008 included, among other items: (a) outsourcing our investment accounting function; (b) managing our credit facility; and (c) successfully positioning the investment portfolio in light of current market developments and maintaining a strong liquidity position.

(4)	Ms. Bryce’s primary departmental performance objectives for 2008 as General Counsel and Chief Risk Officer included, among other items: (i) improving the quality of our mortgage insurance credit risk profile and (ii) developing capital planning alternatives. Ms. Bryce’s key initiatives as General Counsel and Chief Risk Officer for 2008 included, among other items: completing the reorganization of our risk management department.

As President of Radian Guaranty, Ms. Bryce’s primary business unit performance objectives for 2008 included, among other items: (i) minimizing losses and expense management; (ii) improving loss mitigation operations; (iii) improving underwriting standards and policies; and (iv) improving the mix of new business written. Ms. Bryce’s key initiatives as President of Radian Guaranty for 2008 included, among other items: (a) expanding the sales force to capture high quality new business opportunities; and (b) converting clients to new technology and improving client connectivity.

(5)

Mr. DelGatto’s primary departmental performance objectives for 2008 included, among other items: (i) managing the information technology financial plan and developing initiatives to drive additional savings; (ii) implementing strategic sourcing initiatives; (iii) rapidly implementing mortgage insurance pricing and eligibility changes; and (iv) developing eligibility verification processes to support our credit management function. Mr. DelGatto’s key initiatives for 2008 included, among other items: (a) developing a client connectivity plan; (b) developing a cost/benefit analysis for new systems; (c) improving information management; and (d) implementing a data storage optimization plan.

(6)	Mr. Theobald’s primary departmental performance objectives for 2008 included, among other items: (i) improving underwriting standards and policies; (ii) improving the mix of new business written; (iii) driving the credit quality transformation; and (iv) determining capital planning alternatives. Mr. Theobald’s key initiatives for 2008 included, among other items: (a) defining and implementing a credit analysis function; (b) upgrading the portfolio reporting process; and (c) leading the development of new risk systems.

At the end of each performance year, each named executive provides his/her performance self-assessment to our Chief Executive Officer, including his/her attainment of specified MBOs. Our Chief Executive Officer reviews the performance of the named executive officer against his/her respective performance objectives and makes specific recommendations to the Committee regarding the amount of short-term incentive, if any, to be awarded.

The performance reviews are completed in January of the year following the performance period and recommendations for short-term incentive awards are submitted for Committee consideration. Awards under the short-term incentive plan are paid in a cash lump sum shortly following approval by the Committee. Consistent with our reporting in prior years, we report amounts awarded under our short-term incentive plan in the Summary Compensation Table for the year in which they are earned. Accordingly, the amounts reflected in the “Bonus” column of the 2008 Summary Compensation Table are those amounts awarded in February 2009 based on 2008 performance. In 2007 and 2006, our short-term incentive awards were reported as “non-equity incentive plan compensation” due to the nature of those awards, including in particular, the significant reliance on quantitative corporate performance objectives in determining whether MBOs were achieved. In 2008, we determined that the 2008 awards should be reported as a bonus given the nature of the performance objectives and the high-degree of discretion required of our Committee in assessing whether objectives were achieved.

Short-Term Incentive Analysis

As a seller of credit protection, our results are subject to macroeconomic conditions and specific events that impact the production environment and credit performance of our underlying insured assets. The housing and credit environment in 2008, characterized by continued declines in home prices nationwide, dramatic increases in foreclosures, deteriorating credit performance of mortgage-related and other assets, and reduced liquidity for many participants in the mortgage and broader financial services industries, had a significant negative impact on our results of operations during 2008. For the full year, we reported a consolidated net loss of $410.6 million, which translated into a loss per share of $5.12. A detailed analysis of our financial and operating performance is contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2008 Annual Report on Form 10-K filed with the SEC.

Our financial results for 2008 were disappointing, and Messrs. Ibrahim and Quint and Ms. Bryce received no short-term incentive award for 2008. Messrs. DelGatto and Theobald each received significantly reduced awards.

While our financial results were not acceptable, they were clearly impacted by the ongoing unprecedented economic disruption that has had a negative impact on all companies in our proxy peer group, the broader financial services industry, and the economy as a whole. Our executive officers and our board of directors were confronted with extremely difficult and unique operating conditions during 2008. A number of important strategic, financial, and operational decisions were made that helped to strengthen our competitive position throughout 2008. Given our results and the current economic environment, the Committee determined that Messrs. Ibrahim and Quint and Ms. Bryce collectively succeeded in a number of critical performance objectives; however, these efforts would best be rewarded through their long-term, performance-based compensation.

The following table sets forth the 2008 short-term incentive targets and actual amounts awarded to each named executive officer:

2008 Short-Term Incentives

Named Executive	2008 Short-Term Incentive Target ($s and % of Base Salary)		2008 Amount Awarded (% of Target)	2008 Amount Awarded ($s and % of Base Salary)
Mr. Ibrahim	$1,400,000		0%	$0
	(175%)			(0%)

Mr. Quint	$462,500		0%	$0
	(125%)			(0%)

Ms. Bryce	$540,000		0%	$0
	(135%)	(1)		(0%)

Mr. DelGatto	$375,000		40%	$150,000
	(125%)	(2)		(50%)

Mr. Theobald	$221,000		40%	$88,400
	(85%)			(34%)

(1)	Upon assuming the role of President, Radian Guaranty in July 2008, Ms. Bryce’s short-term incentive target was increased by 10% to 135% of her base salary for market competitive and internal equity purposes.

(2)	Mr. DelGatto’s short-term incentive target for 2008 was increased by 25% to 125% of his base salary in recognition of the critical nature of his role given our current operating environment.

C.    Long-Term Incentive Program

The contributions of our named executive officers to the creation of stockholder value are primarily recognized through our long-term incentive program. The projected target value of the long-term incentive grant for each of our named executive officers is established in the year prior to the period in which the grant is made. The projected target values of the grants are based on market data that takes into account competitive long-term incentive targets for comparable executive positions within each of the benchmark groups as appropriate, internal equity, wealth accumulation (the amount of prior equity accumulated by the named executive), and the role of long-term incentives in providing a total compensation package.

In 2008, our long-term incentive program was awarded through a mix of equity (restricted stock and stock options) and grants of three-year cash performance award opportunities. Typically, our long-term incentive program has consisted entirely of equity awards. However, given the limited amount of equity available under our 2008 Equity Plan and the historically low trading price of our common shares at the time of grant, we elected to grant a portion of our long-term incentive awards under a new cash based plan, the Radian Group Inc. 2008 Executive Long-Term Incentive Cash Plan (“Executive LTI Plan”). Compared to traditional equity plans, the Executive LTI Plan provides the Committee with flexibility in tailoring awards for our named executive officers to meet the current challenges facing us and those objectives that are likely to drive stockholder growth in the future. The cash awards under the Executive LTI Plan are non-dilutive to our stockholders and the Committee has the ability to reduce or deny rewards to executives for behavior the Committee may deem outside of our risk parameters or otherwise not in our best interest.

The new Executive LTI Plan is structured as a performance-based, long-term, discretionary cash plan that consists of grants of three-year cash performance award opportunities. The Committee administers the Executive LTI Plan and is responsible for, among other items, establishing the target values of awards to participants and selecting the specific performance factors for such awards. At the end of the performance period, the Committee determines the specific cash payout to each participant, which may range from 0% of the target award to 400% of the target award, based on the Committee’s view of our overall corporate performance, the participant’s performance and the degree to which each of the performance measures has been satisfied. Under the plan, the Committee retains the ability to specifically award an executive for performance that it believes has successfully enhanced stockholder value. All payouts are paid in cash in a lump sum, net of applicable withholdings.

For 2008, the Committee granted an initial award under the Executive LTI Plan to each named executive officer with target award opportunities ranging from approximately 83% to 300% of the named executives’ base salaries. Performance over the initial three-year performance period, which began July 1, 2008 and ends June 30, 2011, will be measured based on our: (1) mortgage insurance market share; (2) mortgage insurance credit quality; (3) stock price growth; (4) expense management; and (5) capital management. Specific targets were not established for each category. Instead, upon the conclusion of the three-year award term, the Committee will examine our results across the five performance categories and make a final determination regarding the extent to which these objectives were achieved. This information, along with the other considerations discussed above, will then serve as a basis for the Committee’s determination as to how much cash, if any, to award to each named executive.

In addition to the Executive LTI Plan, our long-term incentive awards for 2008 included a smaller proportion of stock options and restricted stock, consistent with our objective of providing a complementary mix of total compensation. To further support our goal of aligning the interests of our named executive officers with those of our stockholders, while also rewarding our named executive officers for the successful execution of our business objectives, and to support our retention objectives, we divided the equity portion of our long-term incentive program between restricted stock and stock option grants. By subjecting both the restricted stock awards and stock options grants to time-based vesting schedules, we are supporting our retention objectives and emphasizing the importance of enhancing our long-term performance and increasing stockholder return. In addition, each named executive officer will realize remuneration from stock option awards only if he or she remains employed with us during the vesting period and the price of our common stock appreciates after the date of grant, which supports our goal of tying compensation to stockholder return. The determination to split the equity awards between restricted stock and options was based on the Committee’s desire to promote our incentive and retention goals discussed above while also balancing a desire to maintain a greater number of shares for future issuance under our 2008 Equity Plan.

The number of stock options granted was based on the value of each option, which was determined using the Black Scholes valuation model. The exercise price of each option is $2.48, the closing price of our common stock on the grant date. The number of shares of restricted stock awarded was based on the closing price of our common stock on the date of grant, which was $2.48.

Our board of directors reviewed and approved the equity awards for 2008 at our regularly scheduled August board meeting. Equity awards are not coordinated with the release of material nonpublic information. The Committee does not take the release of such information into account as an element of when to make grants.

Long-Term Incentive Program Analysis

The following table sets forth the 2008 long-term incentive target for each named executive officer and the three components granted to each named executive officer (determined in August 2008 for the 2008 grant year) based on the methodology described above.

2008 Long-Term Incentive Program

			Components of 2008 Long-Term Incentive Award (1)
Named Executive	2008 Long-Term Incentive Target ($s and % of Base Salary)		2008 Potential Cash Award Opportunity ($s and % of Base Salary)	2008 Restricted Stock Grant (Number of Shares)	2008 Stock Options Grant (Number of Options)
Mr. Ibrahim	$2,400,000		$2,400,000	86,000	253,000
	(300%)		(300%)

Mr. Quint	$573,500		$573,500	10,300	30,200
	(155%)		(155%)

Ms. Bryce	$700,000		$700,000	25,100	73,800
	(175%)	(2)	(175%)

Mr. DelGatto	$249,000		$249,000	4,500	13,200
	(83%)		(83%)

Mr. Theobald	$260,000		$260,000	7,000	20,600
	(100%)		(100%)

(1)	Long-term incentive awards for each named executive officer, in the aggregate, were granted above target based on the recognition of the criticality of our long-term objectives in driving stockholder returns.

(2)	Ms. Bryce’s 2008 long-term incentive target was increased from 135% in 2007 to 150% in 2008 to reflect her increased responsibilities as Chief Risk Officer. The Committee increased Ms. Bryce’s 2008 long-term incentive target to 175% in conjunction with her promotion to President of Radian Guaranty in July 2008.

Performance Accountability

In the past, fifty percent of the expected total value of each named executive’s long-term incentive equity award was granted as performance shares under our Performance Plan. Each performance share award becomes payable upon the completion of a performance period at a target amount multiplied by a factor depending on: (1) growth of earnings per share; (2) growth of adjusted book value; and/or (3) return on equity over the performance period. The performance shares are denominated in shares of our common stock and are settled in common shares. The payout levels range from 0% to 200% of the target amount.

For the last remaining performance period under the Performance Plan, which began on January 1, 2006 and ended on December 31, 2008, each one of the three financial indicators accounted for a third of the total long-term incentive payout, and performance against each metric was measured on both an absolute basis and on a relative basis against the results of a subset of primary peer companies (consisting of Ambac, MGIC, MBIA, Triad, and PMI). We believe these peers, considered to be our closest direct competitors at the time of grant, reflected an appropriate balance between our mortgage insurance and financial guaranty businesses.

Based on the Committee’s evaluation of our performance as of December 31, 2008, the Committee concluded that none of the minimum thresholds under each of the three financial indicators had been met and, therefore, that participants would not be entitled to any payouts under the Performance Plan. In this regard, we believe our previous long-term incentive program appropriately served our compensation objective of establishing accountability for performance. Given these results, there was a significant reduction in our named executives’ total compensation during this period.

Stock Ownership Guidelines

Consistent with our compensation philosophy, we believe that senior management, including the named executive officers, should have a significant equity investment in Radian to further align their interests and actions with the interests of our stockholders.

Under our Stock Ownership Guidelines, our named executive officers and other officers who are members of the management group designated by our Chief Executive Officer from time to time are expected to hold shares with a market value equal to at least the values provided below. Unless the officer holds more than this threshold market value of shares, the officer is not permitted to sell shares, options or other holdings of our stock that he or she owns, subject to certain exceptions. The levels of stock ownership are outlined below:

Officer Level	Ownership Guideline
CEO	5 times salary
CFO and President of Radian Guaranty	2.5 times salary
All other designated officers	1.5 times salary

Based on the market value of our common stock as of December 31, 2008, none of our named executive officers met the ownership threshold necessary to sell stock in compliance with our ownership guidelines.

V.	Other Compensation

In addition to the primary components of their compensation, our named executive officers receive additional compensation through their participation in our benefit plans as well as, to a lesser extent, through their receipt of perquisites.

A.    Retirement Compensation

We are committed to providing all of our employees with competitive benefits, including retirement benefits that make sense for their financial security, while positioning us for future growth and improved profitability. Consistent with this objective, effective December 31, 2006, we implemented a series of changes to our retirement plans. These changes are the result of a thorough review of the plans, including a study of competitors’ programs, employee feedback, and a financial analysis of the plans.

1.    Pension Plan

Effective December 31, 2006, (1) all benefits accruing under the Radian Group Inc. Pension Plan (the “Pension Plan”) were frozen and (2) all forms of participation under the Pension Plan were suspended. The Pension Plan was formally terminated in June 2007, and in September 2008, the accrued benefits were disbursed to all participants, including to the named executive officers. Messrs. Ibrahim, Quint, DelGatto, and Theobald elected to receive their accrued benefit as a lump sum deposited into either the Radian Group Savings Incentive Plan (401(k) Plan) or an IRA. Ms. Bryce was not a participant in the Pension Plan; she had not met the length of service criterion at the time the Pension Plan was suspended.

2.    Savings Incentive Plan

In order to position the Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) to serve as the primary retirement vehicle for our employees, effective January 1, 2007, certain enhancements to the Savings Plan were approved to, among other things:

•	Allow for the immediate eligibility of new hire participation and provide for the automatic enrollment of eligible employees;

•

Provide for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6% of eligible pay). Matching contributions are made to a Radian Common Stock Fund and may be funded with cash or shares of our common stock, at our election;

•

Provide for the immediate vesting of our matching contributions (including existing unvested matching contributions attributable to prior periods) and the elimination of restrictions on a participant’s ability to diversify his/her position in matching contributions;

•

Permit our board of directors to make discretionary, pro rata (based on eligible pay) cash allocations to each eligible participant’s account, with vesting upon completion of three years of service with us; and

•

Provide certain active participants in the Pension Plan with yearly cash “transition credits” (initially for up to five years, if employed by us during this time) under the Savings Plan equal to a fixed percentage of their eligible pay, calculated based on a formula that takes into account their age and years of completed vesting service as of January 1, 2007.

Each of our named executive officers participated in the Savings Plan in 2008.

3.    Benefit Restoration Plan

As part of our retirement plan restructuring, effective January 1, 2007, the Radian Group Inc. Supplemental Executive Retirement Plan (the “SERP”) was replaced with a new nonqualified benefit restoration plan (the “Benefit Restoration Plan” or “BRP”). The BRP is intended to provide additional retirement benefits to our employees that are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. As compared to the SERP, we believe the BRP better represents our compensation philosophy and objectives, including our goal of enhancing the equitable distribution of benefits among our employees. In particular, we believe the BRP is a better plan for employees and stockholders for the following reasons:

•

The BRP is more broadly-based than the SERP, with participation predominately based on compensation earned rather than an employee’s title or position. There were less than 25 participants in the SERP compared to over 50 participants in the BRP;

•

The BRP is dependent on company contributions each year, which makes it more flexible and fiscally responsible for Radian whereas the SERP paid out a guaranteed monthly annuity on retirement (based on years of service);

•

In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, extraordinarily high compensation in one year is not locked into the benefit formula as it was under the SERP; and

•	Unlike the SERP, the BRP permits the investment of contributions in a Radian common stock fund, thus permitting participants to invest back in Radian.

In addition, we have discontinued the split-dollar life insurance policies used to finance the SERP and replaced them with market-competitive, group term life insurance policies and universal life insurance policies. Each of our named executive officers participated in the BRP in 2008.

B.    Deferred Compensation Plan

We maintain a voluntary deferred compensation plan for our executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) all or a portion of their short-term incentive awards. Deferring compensation allows executive officers to earn on the deferred amounts a rate of return calculated under different options available to participating executives. The deferred compensation program otherwise complies with the requirements of applicable IRS regulations. See “Nonqualified Deferred Compensation” below.

C.    Perquisites

Perquisites comprise an insignificant component of our executive officer compensation. (See the 2008 Summary Compensation Table below.) In addition to other perquisites, we provide to our executive officers an annual flexible spending allowance (equal to $15,000 for the Chief Executive Officer, and $12,500 for each of the other named executive officers) that provides for reimbursement for predefined services and fees not covered under our compensation and benefits programs, including auto leasing, estate planning, financial planning, tax preparation and health/fitness club memberships. We do not provide benefit adjustments or gross-ups on any taxation the named executive incurs under this plan. The program eliminated individual or separate executive perquisites, and it provides executives access to a wide range of market competitive perquisites.

VI.	Change of Control and Severance Agreements

We have entered into change of control agreements with Messrs. Ibrahim and Quint and Ms. Bryce. The Committee believes that change of control agreements are a necessary means for recruiting, motivating and retaining executive officers in the competitive and consolidating industries in which we participate. Having experienced the dislocation caused by a proposed merger with MGIC in 2007, and given the current operating environment, we want our executives’ sole focus to be on our business and the interests of our stockholders. Further, we believe that if we are once again faced with a potential change in control, it will be important that our executives react neutrally and not be influenced by personal financial concerns. The Committee regularly assesses the on-going need for the existing change of control agreements.

In general, the change of control agreements provide covered executives with two times their base salary and target short-term incentive award (three times for the Chief Executive Officer) in the event their employment is terminated or adversely changed, for reasons other than cause, in connection with a change of control. We believe our change of control agreements, including the amounts provided for, are consistent with market practice, and therefore, assist us in retaining our executive talent.

We believe our change of control agreements should compensate only those executives who are adversely affected by a change of control. As a result, our change of control agreements are “double-trigger” agreements, meaning that we will only make payments to an executive following both a change of control and the termination (or constructive termination) of the executive officer.

The Company entered into severance agreements with Mr. DelGatto and Mr. Theobald effective through December 31, 2010. Unlike our change of control agreements, these agreements would only be triggered if we terminated the executive’s employment other than for “cause.” These agreements do not provide for severance payments upon a termination by the executive, including for events that otherwise would constitute “good reason” under our change of control agreements. In addition, the potential severance payouts are less than our change of control agreements, at one and a half times base salary and target bonus. The Committee believes that these severance arrangements are critical to secure the continued employment and dedication of these named executive officers in light of the current operating environment. See “Potential Payments Upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the named executive officers in connection with a termination event, including in connection with a change of control.

VII. Compliance	with Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the deductibility of compensation over $1 million paid to a company’s chief executive officer and the four next most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). To be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by our stockholders before the compensation is paid. Our 1995 and 2008 Equity Plans and Performance Plan were designed to comply with Section 162(m). To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to us and to the executive officers of various payments and benefits. The Committee retains the right to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders. For example, the Executive LTI program is designed to motivate, retain, and reward our executives through an unprecedented volatile housing and related credit market cycle. The Committee decided to retain discretion over the awards that the program will provide, and, therefore, the awards under the plan will be non-deductible compensation under Section 162(m).

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of our board of directors has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2008. This report is provided by the following independent directors, who comprise the committee:

Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chairman)

Howard B. Culang

Ronald W. Moore

Anthony W. Schweiger

Director Compensation

The form and amount of director compensation are determined and reviewed annually by the Compensation and Human Resources Committee of our board of directors. The guiding principles of our director compensation program are (i) compensation is made in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of Radian in light of the current business environment and current market and operating conditions, (ii) alignment of directors’ interests with the long-term interests of our stockholders, (iii) transparency of the structure of the compensation so that it can be easily understood by our stockholders, and (iv) consistency with directors’ independence.

Cash Compensation

All of our non-employee directors other than Mr. Wender receive an annual fee for their services of $32,500. Mr. Wender receives an annual fee of $150,000 for serving as Chairman, and the chairmen of the following committees are paid the following annual fees:

Audit and Risk Committee (Mr. Carney) – $25,000

Compensation and Human Resources Committee (Mr. Hopkins) – $15,000

Credit Committee (Mr. Culang) – $25,000

Governance Committee (Mr. Schweiger) – $10,000

Investment and Finance Committee (Mr. Moore) – $10,000

Each non-employee director also receives a $2,000 fee for each board meeting or committee meeting attended. All annual fees are paid quarterly in advance, and all meeting fees are paid quarterly in arrears. The fees set forth in the 2008 Director Compensation table below represent amounts paid to our directors in 2008, including for meetings held in the fourth quarter of 2007.

As described below in “Nonqualified Deferred Compensation,” we maintain a deferred compensation plan for our non-employee directors. The deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and earn a selected rate of return on such amounts. Our non-employee directors are not entitled to participate in our retirement plans, including our Pension Plan.

Equity Compensation

In August 2008, each of our non-employee directors received their annual grant of phantom stock, awarded under our 2008 Equity Plan, with a grant date fair market value of $115,000. In addition, in August 2008, our board of directors approved an additional $100,000 grant of phantom stock (to be awarded at a regularly scheduled board meeting in 2009) for Mr. Wender for serving as Chairman. All vested phantom stock awards granted to a director will be converted into common shares upon the director’s departure from our board. All phantom stock awards granted under our 1995 Equity Plan were vested at the time of grant. Awards of phantom stock under our 2008 Equity Plan vest three years from the date of grant or earlier upon a director’s retirement, death or disability. Each director may further defer the conversion of his or her phantom shares into common shares pursuant to the deferred compensation plan for our non-employee directors. We first began awarding annual grants of phantom stock to our directors in April 1999. Before this time, our directors received equity compensation grants in the form of non-qualified stock options.

Our board of directors views equity ownership in Radian as an important means of accomplishing the alignment of directors’ and stockholders’ interests. Each non-employee director is therefore expected to hold a minimum direct investment in shares of Radian, including phantom stock shares, equal to a market value of at least $350,000. Unless a director holds more than this threshold market value, that director is not permitted to sell shares, options or other holdings of our stock that he or she owns, subject to certain exceptions.

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending board, committee or other company business meetings and approved educational seminars.

Directors that are employed by us do not receive additional compensation for serving as a director.

The following table provides information about compensation paid to each of our non–employee directors in 2008.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compen- sation ($)	Total ($)
Herbert Wender	288,000	90,147	0	0	618	378,765
David C. Carney	143,250	73,873	0	0	662	217,785
Howard B. Culang.	133,500	80,358	0	0	618	214,476
Stephen T. Hopkins	129,750	80,358	0	0	952	211,060
James W. Jennings	118,500	73,873	0	0	1,656	194,029
Ronald W. Moore	122,000	73,873	0	0	658	196,531
Jan Nicholson.	120,500	106,169	0	0	521	227,190
Robert W. Richards.	112,500	73,873	0	0	618	186,991
Anthony W. Schweiger	124,000	73,873	0	0	725	198,598

(1)	Represents the compensation cost of phantom shares held by each director that was recognized for financial statement reporting purposes in 2008. No compensation cost was recognized in 2008 for options held by directors. The assumptions used in the valuation of compensation cost are set forth in Note 16 – Equity Compensation and Cash Performance Programs, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Compensation cost recorded for accounting purposes may not correspond to the value that eventually may be realized by the director. Each of our non-employee directors was awarded 46,370 shares of phantom stock on August 7, 2008, with a grant date fair market value of $115,000. As of December 31, 2008, each of our non-employee directors held the following number of non-qualified stock options and shares of phantom stock:

Name	Non-Qualified Stock Options (#)	Shares of Phantom Stock (#)
Mr. Wender	57,750	56,675
Mr. Carney	12,000	58,741
Mr. Culang	9,600	57,918
Mr. Hopkins	9,600	57,918
Mr. Jennings	12,000	58,741
Mr. Moore	12,000	58,741
Ms. Nicholson	0	54,640
Mr. Richards	12,000	58,741
Mr. Schweiger	4,800	58,741

(2)	Each director participating in our Voluntary Deferred Compensation Plan for Directors during 2008 incurred a loss on his or her investment as follows: Mr. Wender—$(373,943); Mr. Carney—$(74,990); Mr. Culang—$(63,620); Mr. Hopkins—$(60,708); Mr. Jennings—$(63,824); Mr. Moore—$(12,196); Ms. Nicholson—$(5,602); and Mr. Schweiger—$(23,351).

Executive Compensation

This proxy statement describes our compensatory and other arrangements with (1) Mr. Ibrahim, our principal executive officer, (2) Mr. Quint, our principal financial officer, and (3) Ms. Bryce and Messrs. DelGatto and Theobald, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2008. Except as noted, the tables below provide information on compensation related to service during our 2008 fiscal year, whether paid during 2008, or in early 2009.

2008 Summary Compensation Table

Name And Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Sanford A. Ibrahim	2008	800,000	0	1,430,400	431,484	*	0	122,495	2,784,379
Chief Executive Officer (Principal Executive Officer)	2007	791,346	*	(337,810)	398,115	0	9,772	146,487	1,007,910
	2006	725,000	*	1,976,788	382,643	1,550,000	467,302	185,756	5,287,489

C. Robert Quint	2008	370,000	0	201,741	131,994	*	0	61,973	765,708
Executive V.P., Chief Financial Officer (Principal Financial Officer)	2007	370,000	*	(101,707)	217,281	185,000	47,442	63,474	781,490
	2006	369,327	*	480,970	308,760	462,500	403,500	60,317	2,085,374

Teresa A. Bryce	2008	383,846	0	408,578	9,415	*	0	67,477	869,316
President, Radian Guaranty	2007	315,000	*	319,761	0	230,000	0	101,002	965,763

Lawrence C. DelGatto	2008	300,000	150,000	247,949	115,377	*	0	31,692	845,018
Executive V.P., Chief Information Officer

H. Scott Theobald	2008	260,000	88,400	82,480	135,750	*	0	38,451	605,081
Executive V.P., Chief Risk Officer, Radian Guaranty

*	Not applicable to named executive officer. See Note 2 below.

(1)	Includes amounts contributed to our Savings Plan.

(2)	Represents the cash amount awarded to each named executive officer (reported as “Bonus” for 2008) under our short-term incentive plan. Prior to 2008, awards under our short-term incentive plan were reported as non-equity incentive plan compensation due to the nature of the award. See “Compensation Discussion and Analysis – Primary Components of Compensation – Short-Term Incentive Plan” above for additional information.

(3)	Represents the compensation cost recognized for financial statement reporting purposes in each of the last three fiscal years. For grants of restricted stock and stock options, compensation cost for financial reporting purposes generally is fixed at the time of grant, and therefore, does not reflect post-grant, market value fluctuations in our common stock. Accordingly, the compensation cost reflected in the table above may not correspond to the value that eventually may be realized by the named executive officer. As discussed above in “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Incentive Program – Performance Accountability” the value of stock options and restricted stock held by our named executive officers decreased significantly in 2007 and 2008. For Messrs. Ibrahim and Quint, the amounts reported for 2007 in the “Stock Awards” column above include the reversal of previously recorded compensation expense related to performance shares granted under our Performance Plan. The assumptions used in the valuation of compensation cost are set forth in Note 16 – Equity Compensation and Cash Performance Programs, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	Includes the following amounts for each named executive:

Named Executive	Accumulated Pension Benefit (Change in Value 12/31/05 – 12/31/06) ($)	Accumulated Pension Benefit (Change in Value 12/31/06 – 12/31/07) ($)	Accumulated Pension Benefit (Change in Value 12/31/07 – 12/31/08) ** ($)	Accumulated SERP Benefit (Change in Value 12/31/05 – 12/31/06) ($)	Above-Market Interest Earned on Deferred Compensation (2006 Fiscal Year) ($)	Above-Market Interest Earned on Deferred Compensation (2007 and 2008 Fiscal Year)*** ($)
Mr. Ibrahim	38,426	9,772	(661)	428,876	0	0
Mr. Quint	91,031	47,442	(6,095)	88,733	223,736	0
Ms. Bryce	*	*	*	*	*	*
Mr. DelGatto	*	*	(1,064)	*	*	0
Mr. Theobald	*	*	(2,130)	*	*	*

*	Not applicable to named executive officer.

**	For each named executive officer, represents the change in value of accumulated pension benefit through the date of distribution. See “Pension Plan” below.

***	Each named executive officer participating in our Voluntary Deferred Compensation Plan for Officers incurred a loss on amounts invested during 2007 and 2008.

(5)	For 2008, “All Other Compensation” includes the following amounts:

•

Matching contributions and other amounts credited by us under our Savings Plan for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—$13,800; Mr. Quint—$23,000; Ms. Bryce—$13,800; Mr. DelGatto—$13,800; and Mr. Theobald—$20,700.

•

Contributions by us under our BRP for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—$72,092; Mr. Quint—$15,423; Ms. Bryce—$16,142; Mr. DelGatto—$9,392; and Mr. Theobald—$9,675.

•

The dollar value of premiums and any related tax gross-up paid by us for long-term disability insurance for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—(imputed income of $8,558, plus a tax gross-up of $6,589); Mr. Quint—(imputed income of $5,032, plus a tax gross-up of $3,805); Ms. Bryce—(imputed income of $2,602, plus a tax gross-up of $2,003); Mr. DelGatto—(imputed income of $2,459, plus a tax gross-up of $1,859); and Mr. Theobald—(imputed income of $3,247, plus a tax gross-up of $2,456).

•

The dollar value of imputed income from premiums and any related tax gross-up paid by us under life insurance policies on the lives of the named executive officers in the following amounts: Mr. Ibrahim—($10,366 in premiums, plus a tax gross-up of $7,981); Mr. Quint—($2,391 in premiums, plus a tax gross-up of $1,808); Ms. Bryce—($1,966 in premiums, plus a tax gross-up of $1,514); Mr. DelGatto—($1,166 in premiums, plus a tax gross-up of $882); and Mr. Theobald—($1,230 in premiums, plus a tax gross-up of $930).

•	The dollar value of any dividends paid on restricted stock in the following amounts: Mr. Ibrahim—$3,109; Mr. Quint—$502; Ms. Bryce—$1,008; Mr. DelGatto—$454; and Mr. Theobald—$213.

•	The aggregate incremental cost to us of providing the following perquisites to the named executive officers in 2008:

2008 Perquisite	Mr. Ibrahim	Mr. Quint	Ms. Bryce		Mr. DelGatto	Mr. Theobald
Parking Benefits	$0	$1,680	$0		$1,680	$0
Executive Flexible Spending Account Plan*	0	8,332	2,620		0	0
Relocation Expenses	0	0	25,822	**	0	0
Total	$0	$10,012	$28,442		$1,680	$0

*	Represents fees reimbursed by us under our Executive Flexible Spending Account Plan for car leasing and tax preparation.

**	Represents amounts reimbursed in 2008 related to Ms. Bryce’s relocation, including $7,167 related to corporate housing, $1,792 of moving costs and $16,863 of storage related costs.

2008 Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Target ($)	Maximum ($)
Mr. Ibrahim	08/07/08	2,400,000	9,600,000
	08/07/08			86,000			159,043
	08/07/08				253,000	2.48	246,614
Mr. Quint	08/07/08	573,500	2,294,000
	08/07/08			10,300			19,048
	08/07/08				30,200	2.48	29,438
Ms. Bryce	08/07/08	700,000	2,800,000
	08/07/08			25,100			46,418
	08/07/08				73,800	2.48	71,937
Mr. DelGatto	08/07/08	250,000	1,000,000
	08/07/08			4,500			8,322
	08/07/08				13,200	2.48	12,867
Mr. Theobald	08/07/08	260,000	1,040,000
	08/07/08			7,000			12,945
	08/07/08				20,600	2.48	20,080

(1)	Represents the target and maximum dollar amounts that may be earned for awards granted in 2008 under our Executive LTI Plan. Payouts, if any, will be paid in cash in a lump sum (no stock is awarded under the Executive LTI Plan), net of applicable withholdings. There is no threshold amount under the Executive LTI Plan. Maximum achievement can result in an award of up to 400% of target, while performance below pre-established goals and objectives can result in a less-than target award and may result in no award. See “Compensation Discussion and Analysis – Primary Components of Compensation – Executive Long-Term Incentive Program” for more information regarding these awards.

(2)	Represents shares of restricted stock granted under our 2008 Equity Plan to the named executive officers on August 7, 2008. Dividends are paid on these shares of restricted stock, which will vest 50% on August 7, 2011 and 50% on August 7, 2012. See “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Incentive Program” for more information regarding these awards.

(3)	Represents non-qualified stock options granted under our 2008 Equity Plan to the named executive officers on August 7, 2008. Each grant vests 50% on August 7, 2011 and 50% on August 7, 2012, and expires on August 7, 2015. See “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Equity Incentive Program” for more information regarding these awards.

(4)	The amounts shown in the Grant Date Fair Value of Stock and Option Awards column represent the fair value of the awards on the date of grant as computed in accordance with FAS 123R, which may not correspond to the value that eventually may be realized by the named executive officer. Fair value for restricted shares is calculated by using the closing price of our common stock on the NYSE as of the date of grant ($2.48 on August 7, 2008) and an applicable rate of forfeiture (25.43% for 2008). Fair value for non-qualified stock options is calculated pursuant to FAS 123R using the Black-Scholes valuation model. The Black-Scholes fair value of the non-qualified stock options granted August 7, 2008 was $1.28 and the applicable rate of forfeiture used for determining compensation cost on these options was 23.65%. The assumptions used in the calculation of fair value are set forth in Note 16 – Equity Compensation and Cash Performance Programs, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The following table provides information regarding all equity awards outstanding at December 31, 2008 for each of the named executive officers.

Outstanding Equity Awards At 2008 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Ibrahim	45,000	15,000	(1)	46.39	05/05/12
	17,900	17,900	(2)	56.03	02/07/13
						3,600	(3)	13,248
									(4)	0	(4)
						50,000	(5)	184,000
	0	253,000	(6)	2.48	08/07/15
						86,000	(7)	316,480

Mr. Quint	29,970	0		35.81	11/06/11
	30,000	0		35.79	01/30/13
	20,000	0		45.95	02/10/14
	9,525	3,175	(8)	48.39	02/08/12
	7,650	7,650	(9)	56.03	02/07/13
									(4)	0	(4)
						10,000	(10)	36,800
	0	30,200	(11)	2.48	08/07/15
						10,300	(12)	37,904

Ms. Bryce						8,000	(13)	29,440
						2,000	(14)	7,360
						11,000	(15)	40,480
	0	73,800	(16)	2.48	08/07/15
						25,100	(17)	92,368

Mr. DelGatto	6,000	3,000	(18)	48.39	02/08/12
	7,500	7,500	(19)	56.03	02/07/13
						1,500	(20)	5,520
						3,840	(21)	14,131
						4,250	(22)	15,640
	0	13,200	(23)
						4,500	(24)	16,560

Mr. Theobald	1,250	0		35.79	01/30/13
	4,350	0		45.95	02/10/14
	4,500	1,500	(25)	48.39	02/08/12
	3,250	3,250	(26)	56.03	02/07/13
						3,960	(27)	14,573
	10,900	21,800	(28)	20.34	09/14/14
						7,000	(29)	25,760
	0	20,600	(30)	2.48	08/07/15

(1)	The remaining 15,000 unvested options granted to Mr. Ibrahim will vest on May 5, 2009.

(2)	8,950 of the 17,900 unvested options granted to Mr. Ibrahim vested on February 7, 2009. The remaining 8,950 unvested options will vest on February 7, 2010.

(3)	The remaining 3,600 restricted shares granted to Mr. Ibrahim vested on February 7, 2009.

(4)	The last remaining performance period under our Performance Plan (performance period January 1, 2006 through December 31, 2008) ended December 31, 2008. As of December 31, 2008, our performance relative to our peer group under the Performance Plan was such that the named executive officers received no shares for this performance period. See “Compensation Discussion and Analysis – Primary Components of Compensation – Performance Accountability” above.

(5)	All 50,000 restricted shares granted to Mr. Ibrahim will vest on May 8, 2010.

(6)	126,500 of the 253,000 unvested options granted to Mr. Ibrahim will vest on each of the following dates: August 7th of 2011 and 2012.

(7)	43,000 of the 86,000 restricted shares granted to Mr. Ibrahim will vest on each of the following dates: August 7th of 2011 and 2012.

(8)	3,175 of the remaining unvested options granted to Mr. Quint vested on February 8, 2009.

(9)	3,825 of the 7,650 unvested options granted to Mr. Quint vested on February 7, 2009. The remaining 3,825 unvested options will vest on February 7, 2010.

(10)	All 10,000 restricted shares granted to Mr. Quint will vest on May 8, 2010.

(11)	15,100 of the 30,200 unvested options granted to Mr. Quint will vest on each of the following dates: August 7th of 2011 and 2012.

(12)	5,150 of the 10,300 restricted shares granted to Mr. Quint will vest on each of the following dates: August 7th of 2011 and 2012.

(13)	All 8,000 restricted shares granted to Ms. Bryce will vest on November 14, 2009.

(14)	All 2,000 restricted shares granted to Ms. Bryce will vest on February 5, 2010.

(15)	All 11,000 restricted shares granted to Ms. Bryce will vest on May 8, 2010.

(16)	36,900 of the 73,800 unvested options granted to Ms. Bryce will vest on each of the following dates: August 7th of 2011 and 2012.

(17)	12,550 of the 25,100 restricted shares granted to Ms. Bryce will vest on each of the following dates: August 7th of 2011 and 2012.

(18)	The remaining 3,000 unvested options granted to Mr. DelGatto vested on February 8, 2009.

(19)	3,750 of the 7,500 unvested options granted to Mr. DelGatto vested on February 7, 2009. The remaining 3,750 unvested options will vest on February 7, 2010.

(20)	The remaining 1,500 restricted shares granted to Mr. DelGatto vested on February 7, 2009.

(21)	All 3,840 restricted shares granted to Mr. DelGatto will vest on February 5, 2010.

(22)	All 4,250 restricted shares granted to Mr. DelGatto will vest on May 8, 2010.

(23)	6,600 of the 13,200 unvested options granted to Mr. DelGatto will vest on each of the following dates: August 7th of 2011 and 2012.

(24)	2,250 of the 4,500 restricted shares granted to Mr. DelGatto will vest on each of the following dates: August 7th of 2011 and 2012.

(25)	The remaining 1,500 unvested options granted to Mr. Theobald vested on February 8, 2009.

(26)	1,625 of the 3,250 unvested options granted to Mr. Theobald vested on February 7, 2009. The remaining 1,625 unvested options will vest on February 7, 2010.

(27)	All 3,960 restricted shares granted to Mr. Theobald will vest on February 5, 2010.

(28)	10,900 of the 21,800 unvested options granted to Mr. Theobald will vest on each of the following dates: September 14th of 2009 and 2010.

(29)	3,500 of the 7,000 restricted shares granted to Mr. Theobald will vest on each of the following dates: August 7th of 2011 and 2012.

(30)	10,300 of the 20,600 unvested options granted to Mr. Theobald will vest on each of the following dates: August 7th of 2011 and 2012.

Option Exercises and Stock Vested During 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Mr. Ibrahim	0	0	16,933	110,309
Mr. Quint	0	0	0	0
Ms. Bryce	0	0	0	0
Mr. DelGatto	0	0	1,500	13,185
Mr. Theobald	0	0	0	0

(1)	Represents the aggregate market value of the shares on the vesting date.

Pension Plan

We previously maintained a noncontributory defined benefit pension plan, which was tax-qualified under Section 401(a) of the Code, covering substantially all of our full-time employees. As discussed above under “Compensation Discussion and Analysis – Other Compensation – Retirement Compensation,” effective December 31, 2006, as part of a restructuring of our retirement program, we (1) froze all benefits accruing under the Pension Plan and (2) suspended all forms of future participation under the Pension Plan. On February 5, 2007, we approved the termination of the Pension Plan, effective June 1, 2007, subject to regulatory approval. In September 2008, we distributed the lump sum value of accrued benefits to participants. At their election, participants could roll such amounts into our Savings Plan or another employer’s qualified plan, or receive a distribution in a lump sum or in the form of a deferred or immediate annuity.

Benefits under the Pension Plan were a function of years of service and level of compensation. Benefits were determined based on an executive’s average base salary for the five consecutive calendar years for which such average was highest.

2008 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (2)
Mr. Ibrahim	Radian Pension Plan	1.7		0	47,537
Mr. Quint	Radian Pension Plan	22.3	(1)	0	347,679
Ms. Bryce	Radian Pension Plan	*		*	*
Mr. DelGatto	Radian Pension Plan	3.1		0	55,206
Mr. Theobald	Radian Pension Plan	7.6		0	113,929

*	Not applicable – Ms. Bryce was not a participant in the Pension Plan.

(1)	Includes Mr. Quint’s service with Radian (14 years), as well as with two of our predecessors: Commonwealth Land Title Insurance Company (2 years) and Reliance Group Holdings, Inc. (6.3 years).

(2)	All amounts under the Pension Plan were distributed to participants in September 2008 as discussed above.

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our directors. The voluntary deferred compensation plans allow (1) senior officers to defer receipt of all or a portion of their annual short-term incentive award and (2) directors to defer receipt of all or a portion of their cash compensation and/or the conversion date of their equity compensation. Under the plans, a participant must make a binding written election before the year in which compensation is earned to defer payment of such compensation for at least two full calendar years beyond the year in which such compensation would have been paid absent this election.

Participants may also elect to further defer, or re-defer, amounts previously deferred under the plans. With respect to the officer plan, for amounts deferred in 2004 or earlier, participants may elect to roll over or re-defer such amounts for an additional period of not less than two years by making a binding election before the year in which such amounts are payable. Except as provided below, for amounts deferred after 2004 under the officer plan and for all amounts deferred under the director plan, the minimum roll over period is five years and the binding election to re-defer must be made at least one year before the year in which the benefit is payable. The difference in treatment for amounts deferred in 2004 and earlier under the officer plan is designed to comply with the grandfather rules under Section 409A of the Code.

For amounts deferred and invested in the plans on or prior to January 1, 2008, participants could elect as a rate of return one of the following: (1) 200 basis points above the U.S. 30-year Treasury rate (the “Treasury Return”), (2) Radian’s return on equity (positive or negative)(the “ROE Return”) or (3) the return on Radian’s common stock (positive or negative)(the “Common Stock Return”). The ROE Return (which could be positive or negative) was calculated using: (i) Radian’s net income or loss divided by (ii) the average of the common stockholders equity calculated as of the first day of the year and the last day of the year. The Common Stock Return is calculated as the change in the value of our common stock (positive or negative) for the year. Subject to certain limitations, we made a matching contribution for those participants electing the Common Stock Return equal to 20% of the amount deferred.

Effective January 1, 2008, we amended the voluntary deferred compensation plans to change the rate of return options available to participants under the plans by: (1) eliminating the ROE Return as an investment alternative for both new, previously deferred and re-deferred amounts; (2) eliminating, for investment elections effective on or after January 1, 2008, the Common Stock Return and the Treasury Return (although participants could continue these investment alternatives for investment elections in effect before January 1, 2008), and (3) providing that all amounts deferred or re-deferred effective on or after January 1, 2008, all deferred amounts previously subject to the ROE Return and, at the participant’s direction, all other previously deferred amounts would be credited with an investment return based on one or more investment funds designated by the Committee and selected by the participant (the “Fund Return”). As a result, participants who had invested in the Treasury Return or the Common Stock Return could elect to remain in these investments with respect to amounts previously deferred or could move their investments to the Fund Return. In addition, amounts invested in the ROE Return were re-invested in the Fund Return, in conjunction with the elimination of the ROE Return as an investment alternative. The Committee has designated each of the investment alternatives currently available under our Savings Plan, except for the Radian Common Stock Fund, as notional investments that may be selected by a participant for purposes of the Fund Return.

Also effective January 1, 2008, participants were permitted to change their investment elections among the available investment alternatives with such changes generally to be effective on the first day of the month following the date of such election. Participants who become inactive (generally because their term of employment or service on the board ends) after January 1, 2008 will be credited with earnings based on the return of a hypothetical bond fund designated by the Committee, while participants who became inactive before January 1, 2008 are credited with a return as follows: (1) for former directors, the average yield on 5-year U.S.

Treasury Notes plus 100 basis points and (2) for former officers, (a) the average yield on 5-year U.S. Treasury Notes plus 100 basis points if their relationship with Radian terminated due to their death, disability or retirement or (b) the average yield on 30-year U.S. Treasury Notes if their relationship with Radian terminated for any other reason.

Participants’ accounts are distributed at the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service. In addition, under the officer plan, amounts deferred in 2004 or earlier may be withdrawn by the participant at any time, but only in an amount equal to the entire amount of such deferral, plus earnings and losses, and less a 10% early withdrawal penalty. A participant may not defer or re-defer any amounts under the plans following the participant’s early withdrawal of any amounts. Payouts with respect to early withdrawals for amounts deferred prior to 2004 and for which participants opted for the ROE Return were calculated based on an annualization of the year-to-date return on equity as of the end of the last completed quarter prior to the early termination election.

The voluntary deferred compensation plans were amended in 2008 to permit participants to make a one-time election to change the timing, and/or form, of the distribution elections that were in place with respect to non-grandfathered amounts. As discussed above, “non-grandfathered amounts” include all amounts deferred under the director plan and any amounts deferred after 2004 under the officer plan. As permitted under Section 409A of the Code, the elections made pursuant to this one-time opportunity did not have to comply with the timing requirements discussed above. However, participants were not permitted to change distribution elections to the extent that such change would (i) postpone any distribution that was scheduled to be paid to the participant in 2008, or (ii) cause distributions that were scheduled to be paid in a later year to be accelerated into 2008. Each director and former director participating in the director plan elected to accelerate the distribution of all amounts deferred under the director plan into 2009. Likewise, many of the senior officers participating in the officer plan elected to accelerate the distribution of all non-grandfathered amounts deferred under the officer plan into 2009. In January 2009, we distributed all amounts that were accelerated by participants other than amounts invested in the Common Stock Return. Amounts accelerated that were invested in the Common Stock Return were distributed in February 2009. The election described above was designed to comply with the transition rules of Section 409A of the Code.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded and the amounts deferred are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

Benefit Restoration Plan

In 1997, we adopted a nonqualified supplemental executive retirement plan for selected senior officers of Radian and our participating subsidiaries. The SERP was intended to provide these officers with retirement benefits that supplement the Pension Plan. As part of the restructuring of our retirement program, we terminated the SERP, effective December 31, 2006, and adopted a new nonqualified BRP, effective January 1, 2007. The value of participants’ bookkeeping accounts under the SERP was transferred to the BRP, effective January 1, 2007.

Participants in the BRP are entitled, among other things, to the following:

•	Each participant in the SERP at December 31, 2006 received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date.

•

For each plan year, we contribute to each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) an amount equal to 6% (12% for Mr. Ibrahim in accordance with his employment agreement) of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus limited bonus and commissions.

•

For each participant eligible to receive a transition credit under the Savings Plan, we have provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP.

•	Our board of directors also may make discretionary, pro rata (based on eligible compensation) contributions to participants under the BRP.

Participants are immediately vested in all amounts contributed by us (along with any income and gains attributable to the contributions) as part of the 6% company contribution and transition credits. Discretionary contributions, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with credit for those years of service completed prior to receipt of such contributions. Under Mr. Ibrahim’s employment agreement (See “Potential Payments Upon Termination of Employment or Change of Control – Compensation Related Agreements – Employment Agreement with Mr. Ibrahim” below), Mr. Ibrahim will fully vest in the amount of his accrued benefit under the BRP upon his completion of five full years of service with Radian.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in any of several notional investment alternatives, which are based on those investment alternatives currently available under our Savings Plan. Participants are not permitted to make voluntary contributions under the BRP. Payouts under the plan begin following the participant’s separation from service.

2008 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY ($) (2)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($) (4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (5)
Mr. Ibrahim	DCP	0	0	(195,588)	0	322,937
	BRP	*	91,702	(194,952)	0	423,538

Mr. Quint	DCP	185,000	0	(265,019)	0	879,071
	BRP	*	23,750	(103,367)	0	424,344

Ms. Bryce	DCP	0	0	0	0	0
	BRP	*	10,125	(2,543)	0	23,725

Mr. DelGatto	DCP	49,500	0	(47,463)	0	66,854
	BRP	*	8,389	(1,643)	0	46,409

Mr. Theobald	DCP	0	0	0	0	0
	BRP	*	6,771	(492)	0	15,953

*	Not applicable – Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (the “DCP”) and the Radian Group Inc. Benefit Restoration Plan (“BRP”).

(2)	Represents the deferral of all or a portion of each named executive’s 2007 annual short-term incentive award (awarded in February 2008 based on 2007 performance). Because we report cash awards in the Summary Compensation Table for the year in which they are earned, the award paid to Mr. Quint in 2008 is included in both the “Non-Equity Incentive Plan Compensation” and “Total” columns of the 2008 Summary Compensation Table for 2007 compensation. Mr. DelGatto was not a named executive officer prior to 2008.

(3)

In accordance with his employment agreement, each of Mr. Ibrahim’s first five years of service with Radian count as two years for benefit accrual (but not vesting) under the BRP. Because we report awards in the

Summary Compensation Table for the year in which they are earned, the BRP contributions referenced above (paid in 2008 for 2007) for Messrs. Ibrahim and Quint and Ms. Bryce are also included in both the “Other Compensation” and “Total” columns of the 2008 Summary Compensation Table for 2007 compensation.

(4)	Each participating named executive officer incurred a net loss on their invested plan balances in 2008.

(5)	In addition to the amounts reported in Notes 2 and 3 above regarding 2007 compensation, the following amounts were previously reported as 2006 compensation in the Summary Compensation Table:

Named Executive Officer	Non-Equity Incentive Plan Compensation ($)	Change in SERP Value ** (12/31/05 – 12/31/06) ($)	Above Market Interest Earned on Deferred Compensation ($)	Total ($)
Mr. Ibrahim	775,000	428,876	0	1,203,876
Mr. Quint	462,500	88,733	223,736	774,969
Ms. Bryce	*	*	*	*
Mr. DelGatto	*	*	*	*
Mr. Theobald	*	*	*	*

*	Not applicable – Not named executive officers prior to 2007 (Ms. Bryce) and 2008 (Messrs. DelGatto and Theobald).

**	The increase in the actuarial present value of each named executive officer’s accumulated benefit under the SERP from December 31, 2005 to December 31, 2006 is reflected in the accounts transferred to the BRP, effective January 1, 2007.

Potential Payments Upon Termination of Employment or Change of Control

This section describes the various employment and change of control agreements that we have entered into with each of our named executive officers as well as our other plans and arrangements.

Compensation Related Agreements

Employment Agreement with Mr. Ibrahim.    On May 5, 2008, we entered into a new employment agreement with Mr. Ibrahim, providing for an employment term commencing on May 5, 2008 and ending on May 3, 2011. Mr. Ibrahim’s previous employment agreement expired on May 3, 2008. His new employment agreement differs from his previous employment agreement in that it: (1) limits the tax gross-up upon a change of control (as defined in his new agreement and as set forth following the footnotes to the tables below), (2) provides extended health coverage in the event of certain terminations of employment, (3) provides for full vesting of options and other equity grants and a continuation of options for the balance of the term in the event of certain terminations of employment, (4) updates compensation and benefit provisions, (5) makes changes to comply with section 409A of Code, and (6) makes other appropriate changes.

If a change of control occurs, the term of Mr. Ibrahim’s agreement will be automatically extended to the later of (1) two years from the date of the change of control or (2) the end of the then current term. Either party may terminate the employment agreement with appropriate notice, subject to the terms of the agreement.

Under the agreement, Mr. Ibrahim will continue to serve as the Chief Executive Officer of Radian and will receive an annual base salary of $800,000, which will be subject to annual adjustment by the independent members of our board of directors. His annual target short-term cash incentive award will be at least 1.75 times his annual base salary, and his target long-term equity incentive compensation for each year will be at least three times his annual base salary. Under the agreement, Mr. Ibrahim is to be nominated as a member of our board of directors during the term of the agreement.

If Mr. Ibrahim’s employment terminates on account of his retirement after five years of service with Radian, death or disability, if we terminate his employment without cause (as defined in the agreement and as set forth following the footnotes to the tables below), or if he terminates employment for good reason (as defined in the agreement and as set forth following the footnotes to the tables below), we will permit Mr. Ibrahim and his wife to elect continued medical coverage under our group medical plan for a period of time (and subject to certain conditions) as set forth in the employment agreement and as discussed in footnote 8 to the tables below. As an alternative to continuing coverage under our group medical plan, we may provide coverage under a fully insured medical policy at our expense.

Pursuant to his employment agreement, Mr. Ibrahim will receive severance benefits if his employment is terminated by Radian without cause or if he resigns for good reason. If Mr. Ibrahim’s employment is terminated without cause or he resigns for good reason before a change of control, he will receive the following severance benefits: (1) two times his base salary (payable as follows: the maximum amount that may be paid under the “separation pay” exception of section 409A of the Code ($490,000 for 2009) to be paid in 12 equal monthly installments following Mr. Ibrahim’s termination, with the remainder to be paid in a lump sum between March 1st and 15th of the calendar year following his termination) and target annual bonus for the year of termination (payable in a lump sum between March 1st and 15th of the calendar year following Mr. Ibrahim’s termination), (2) a pro-rated target bonus for the year of termination (payable in a lump sum within 60 days of his termination date or, if Mr. Ibrahim previously made a deferral election with respect to his short-term incentive award, in accordance with the terms of his deferral election), (3) continued medical coverage as described above and in footnote 8 to the tables below, and (4) full vesting of equity awards as described in footnotes 5 and 6 to the tables below. If Mr. Ibrahim’s employment is terminated without cause or if he resigns for good reason on or after a change of control, the multiplier for (1) above increases to three times his base salary and target annual bonus and the full cash severance will be paid within 60 days of Mr. Ibrahim’s termination date. The severance benefits are conditioned on Mr. Ibrahim executing a release of claims against Radian and its affiliates.

If an excise tax under section 4999 of the Code will be triggered by any payments upon a change of control, and if the payments are at least 110% of the threshold amount that triggers the excise tax under section 4999 of the Code, we will pay a gross-up amount to Mr. Ibrahim so that the amount he retains after tax is equal to the after-tax amount he would have retained had no excise tax applied. If we do not pay the gross-up amount because the payments are below the threshold, we will reduce payments under Mr. Ibrahim’s employment agreement to the maximum amount that can be paid under sections 280G and 4999 of the Code without imposition of the excise tax, if the net after-tax amount that Mr. Ibrahim would receive after the reduction is equal to or greater than the net after-tax amount he would receive without the reduction.

Under his employment agreement, Mr. Ibrahim has agreed not to compete with us and not to solicit our employees or customers for a period of 12 months following termination of employment for any reason.

Change of Control Agreements.    We have entered into change of control agreements with Mr. Quint and Ms. Bryce. The change of control agreements provide that if, within two years after a change of control of Radian (as defined in the agreements and as set forth following the footnotes to the tables below), the executive’s employment is terminated (a “qualifying termination”): (1) by us for any reason, other than (a) the executive’s continued illness, injury or incapacity for a period of twelve consecutive months or (b) for cause (as defined in the agreements and as set forth following the footnotes to the tables below); or (2) by the executive for good reason (as defined in the agreement and as set forth following the footnotes to the tables below), the executive would be entitled to a lump-sum cash payment (payable within 15 days of the executive’s termination) equal to two times the sum of (x) the executive’s then-current base salary and (y) for Ms. Bryce, her target bonus for the year in which her termination occurs, and for Mr. Quint, his maximum cash incentive award eligibility for the year in which his termination occurs. Following the initial term, each agreement automatically extends for successive one-year terms unless terminated by either party. Under Ms. Bryce’s change of control agreement, for a period of one year following her qualifying termination, Ms. Bryce may not, directly or indirectly, solicit our employees and is required to perform consulting services as may be requested by our Chief Executive Officer or our board of directors.

Severance Agreements.    We entered into severance agreements with Mr. DelGatto and Mr. Theobald. These agreements provide that if the executive’s employment is terminated by us for any reason other than for cause (as defined in the agreements and as set forth following the footnotes to the tables below) at any time prior to December 31, 2010, the executive would be entitled to severance payments equal to: (1) 78 weeks of the executive’s base salary (payable in bi-weekly installments, beginning within 15 days after the executive’s termination); and (2) an amount equal to 150% of the executive’s short-term incentive target for the year in which termination occurs (payable in a single lump sum within 15 days after termination). To receive any payment of severance under these agreements, Mr. DelGatto and Mr. Theobald would be required to execute a general release of claims against us and our affiliates.

Payments and Benefits Upon Termination or Change of Control

The following tables describe, for each of our named executive officers, the potential payments and benefits to which the officer would be entitled under his or her employment, change of control or severance agreement, as the case may be, and our other plans and arrangements, in the event of the triggering events listed in each column.

The amounts in each column are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2008, and assumes that a change of control of Radian or termination of the named executive officer’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement.

Sanford A. Ibrahim

Payments and Benefits	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause/ Resignation For Good Reason (No COC) ($)		COC Without Termination ($)		Termination Without Cause/ Resignation For Good Reason (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	1,600,000		0		2,400,000		0
Short-Term Incentive Award	0	4,200,000		0		5,600,000		0

Acceleration under Equity & Cash Based Performance Plans:
Performance Shares (2006-2008 Performance)	0	0		126,224	(3)	126,224	(3)	0	(4)
Stock Options (Unvested and Accelerated)	0	303,600	(5)	303,600	(5)	303,600	(5)	303,600	(5)
Restricted Stock (Unvested and Accelerated)	0	513,728	(6)	329,728	(6)	513,728	(6)	513,728	(6)
Cash-Based Performance Award (2008-2011 Performance)	0	0	(7)	2,400,000	(7)	2,400,000	(7)	2,400,000	(7)

Plans (1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	150,955	(8)	0		150,955	(8)	82,622	(8)
Income and Excise Tax Gross-up	0	0		0		4,844,180	(9)	0

Total	0	6,768,283		3,159,552		16,338,687		3,299,950

C. Robert Quint

Payments and Benefits	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause/ Resignation For Good Reason (No COC) ($)		COC Without Termination ($)		Termination Without Cause/ Resignation For Good Reason (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	0		0		740,000		0
Short-Term Incentive Award	0	0		0		1,850,000		0

Acceleration under Equity & Cash Based Performance Plans:
Performance Shares (2006-2008 Performance)	0	0		18,032	(3)	18,032	(3)	0	(4)
Stock Options (Unvested and Accelerated)	0	0		36,240	(5)	36,240	(5)	36,240	(5)
Restricted Stock (Unvested and Accelerated)	0	0		74,704	(6)	74,704	(6)	74,704	(6)
Cash-Based Performance Award (2008-2011 Performance)	0	0	(7)	573,500	(7)	573,500	(7)	573,500	(7)

Plans (1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	0		0		71,764	(8)	0
Income and Excise Tax Gross-up	0	0		0		0	(9)	0

Total	0	0		702,476		3,364,240		684,444

Teresa A. Bryce

Payments and Benefits	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause/ Resignation For Good Reason (No COC) ($)		COC Without Termination ($)		Termination Without Cause/ Resignation For Good Reason (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	0		0		800,000		0
Short-Term Incentive Award	0	0		0		1,080,000		0

Acceleration under Equity & Cash Based Performance Plans:
Stock Options (Unvested and Accelerated)	0	0		88,560	(5)	88,560	(5)	88,560	(5)
Restricted Stock (Unvested and Accelerated)	0	0		169,648	(6)	169,648	(6)	169,648	(6)
Cash-Based Performance Award (2008-2011 Performance)	0	0	(7)	700,000	(7)	700,000	(7)	700,000	(7)

Plans (1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	0		0		34,588	(8)	0
Income and Excise Tax Gross-up	0	0		0		1,204,468	(9)	0

Total	0	0		958,208		4,077,264		958,208

Lawrence C. DelGatto

Payments and Benefits	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause (No COC) ($)		COC Without Termination ($)		Termination Without Cause (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	450,000		0		450,000		0
Short-Term Incentive Award	0	562,500		0		562,500		0

Acceleration under Equity & Cash Based Performance Plans:
Stock Options (Unvested and Accelerated)	0	0		15,840	(5)	15,840	(5)	15,840	(5)
Restricted Stock (Unvested and Accelerated)	0	0		22,080	(6)	51,851	(6)	51,851	(6)
Cash-Based Performance Award (2008-2011 Performance)	0	0	(7)	250,000	(7)	250,000	(7)	250,000	(7)

Plans (1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	0		0		0		0
Income and Excise Tax Gross-up	0	0		0		0		0

Total	0	1,012,500		287,920		1,330,191		317,691

H. Scott Theobald

Payments and Benefits	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause (No COC) ($)		COC Without Termination ($)		Termination Without Cause (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	390,000		0		390,000		0
Short-Term Incentive Award	0	331,500		0		331,500		0

Acceleration under Equity & Cash Based Performance Plans:
Stock Options (Unvested and Accelerated)	0	0		24,720	(5)	24,720	(5)	24,720	(5)
Restricted Stock (Unvested and Accelerated)	0	0		40,333	(6)	40,333	(6)	40,333	(6)
Cash-Based Performance Award (2008-2011 Performance)	0	0	(7)	260,000	(7)	260,000	(7)	260,000	(7)

Plans(1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	0		0		0		0
Income and Excise Tax Gross-up	0	0		0		0		0

Total	0	721,500		325,053		1,046,553		325,053

The following footnotes are applicable for each of the preceding tables:

(1)	Upon termination of the named executive’s employment with us, he or she may be entitled to other amounts under the plans discussed above. The payment deferral date under our Voluntary Deferred Compensation Plan for Officers is accelerated upon a named executive’s death, disability (as defined in our long-term disability plan) or retirement (as defined in footnote 2 below). This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control. The BRP replaced our SERP effective January 1, 2007. Each named executive’s opening balance under the BRP was equal to the executive’s present value of accumulated benefits under the SERP at December 31, 2006, as set forth above. Discretionary contributions, if any, made by our board of directors to each named executive’s BRP account, will become fully vested upon the executive’s death or disability (as defined in our long-term disability plan) or upon a change of control of Radian (as defined in the BRP and as set forth below following the footnotes).

(2)	For purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of service, or “early retirement” after attaining age 55 with 10 years of service. None of the named executive officers was qualified to retire as of December 31, 2008 under either of these definitions of retirement.

(3)	Under our Performance Plan, in the event of a change of control (as defined in our 1995 Equity Plan and as set forth below following the footnotes) occurring prior to the end of any award term, but after 33% of the award term has been completed, the performance goals applicable to such performance share award will be deemed to be satisfied as of the date of such change in control at 100% of the target level, and the named executive officer will be entitled to the corresponding payment under such performance share award as of such date. The amounts presented in the table are based upon the number of shares that would have been awarded to each named executive officer, assuming a payout at target, multiplied by the closing price of our common stock on the NYSE at December 31, 2008 ($3.68). As discussed above under “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Incentive Program – Performance Accountability,” no shares were granted to executive officers under our Performance Plan for the performance period ended December 31, 2008, and no awards are currently outstanding under our Performance Plan.

(4)	If the named executive officer’s employment with us terminates as a result of his or her death or disability, any outstanding performance awards under our Performance Plan will remain in force, and the officer (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) shall be entitled to the payout, if any, that becomes due under such awards, at the same time, and to the same extent, as though the officer had remained employed by us through the conclusion of the performance period. Based on our performance relative to our peer group under the Performance Plan, our executive officers were not entitled to any shares for the performance period ended December 31, 2008, and no awards are currently outstanding under our Performance Plan.

(5)	Under our 1995 and 2008 Equity Plans, in the event of (1) a change of control of Radian (as defined in the plans and as set forth below following the footnotes), or (2) the named executive officer’s death, disability (as defined in the plans and as set forth below following the footnotes) or retirement, all outstanding unvested stock options held by the officer would become fully vested. This would occur even in the event the officer’s employment with us was not terminated following a change of control. In addition, under his employment agreement, if Mr. Ibrahim’s employment is terminated prior to a change of control by Radian without cause or by Mr. Ibrahim for good reason, all of Mr. Ibrahim’s outstanding stock options would become immediately and fully vested and would remain exercisable for the balance of the full option term. The value of the options presented above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2008 ($3.68), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2008 Fiscal Year-End table above for the exercise price of outstanding unvested options at December 31, 2008.

(6)	Restricted stock granted under our 2008 Equity Plan or before May 2007 under our 1995 Equity Plan, vests in full upon the occurrence of a change of control of Radian. Restricted stock granted to the named executive officers in May 2007 under our 1995 Equity Plan vests in full only upon a termination without cause or departure for good reason following a change of control of Radian. Under their change of control agreements, all restricted stock granted to Mr. Quint and Ms. Bryce would become immediately and fully vested upon a change of control of Radian, including restricted stock granted in May 2007. In addition, under his employment agreement, if Mr. Ibrahim’s employment is terminated prior to a change of control by Radian without cause or by Mr. Ibrahim for good reason, all of Mr. Ibrahim’s outstanding restricted stock would become immediately and fully vested. Under both equity plans, all grants of restricted stock vest upon a named executive’s death or disability. The value of the restricted shares included in the tables above represent the aggregate value of the restricted shares that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2008 ($3.68). Unvested restricted stock holdings of each named executive at December 31, 2008 were as follows: Mr. Ibrahim—139,600 shares; Mr. Quint—20,300 shares; Ms. Bryce —46,100 shares; Mr. DelGatto—14,090 shares; and Mr. Theobald—10,960 shares.

(7)	Under our 2008 Executive LTI Plan, in the event of a change of control of Radian (as defined in the plan and as set forth below following the footnotes) occurring prior to the end of any award term, the performance goals applicable to any outstanding performance award will be deemed to be satisfied as of the date of such change in control at 100% of the target level, and the named executive officer will be entitled to the corresponding payment under such performance award as of such date. In the event of an executive’s death or disability, any outstanding performance awards under the Executive LTI Plan will remain in force, and the executive (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) shall be entitled to the payout, if any, that becomes due under such awards, at the same time, and to the same extent, as though the executive had remained employed by us through the conclusion of the performance period. The amounts presented in the tables above represent the target amount to be paid to each named executive officer for the one outstanding performance award under our 2008 Executive LTI Plan. Because it is still early in the performance period for this award, which ends June 30, 2011, the amounts actually earned under the plan in the event of the named executive’s death or disability may differ substantially from those presented.

(8)	Under his employment agreement, if Mr. Ibrahim’s employment is terminated: (1) due to his death or disability or (2) by Radian without cause or by Mr. Ibrahim for good reason, Mr. Ibrahim and his wife each shall be entitled to be reimbursed for the cost of medical coverage under our medical plan for a period beginning on his termination and continuing until he or she turns 65 (which coverage may be terminated earlier upon events specified in the agreement). Under their change of control agreements, Mr. Quint and Ms. Bryce each are entitled to: (i) monthly reimbursement for the cost of continued participation in health, medical and dental benefits for the three-year period following their termination; and (ii) an amount equal to the cost to us of providing life, disability and accident insurance coverage for the three-year period following their termination (payable within 15 days of termination).

(9)	Under the executive’s employment or change of control agreement, as the case may be, we have agreed that in the event the officer is determined to be subject to any excise tax imposed under Section 4999 of the Code as a result of an “excess parachute payment” as defined in Section 280G(b) of the Code, we shall reimburse him or her for such excise tax, plus any income or excise taxes imposed on account of such tax reimbursements. See “Employment Agreement with Mr. Ibrahim” above for our obligations with respect to Mr. Ibrahim. See below for the assumptions used in making the 280G(b) calculations.

Assumptions, Definitions and Other Terms of Agreements

Set forth below is a description of the assumptions that were used in creating the tables above, and certain definitions and other material terms contained in the plans and agreements described above. Unless otherwise noted, the descriptions below are applicable to all of the above tables relating to potential payments upon termination or change of control:

1995 and 2008 Equity Plans.     Our 1995 and 2008 Equity Plans include the following definitions:

•

“Change of Control” is generally defined as (1) an acquisition by any third party of 20% (40% under our 2008 Equity Plan) or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; or (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); and

•

“Disability” is defined as a physical or mental impairment of sufficient severity that the named executive officer would be both eligible for and receiving benefits under our long-term disability plan.

Benefit Restoration Plan.    “Change of Control” is generally defined as it is defined above under our 1995 Equity Plan.

Ibrahim Employment Agreement.    Mr. Ibrahim’s employment agreement referred to above includes the following definitions:

•

“Cause” is defined as: (1) indictment, conviction or a plea of nolo contendere to a felony or crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than those involving alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with Mr. Ibrahim’s duties; (3) breach of the agreement’s restrictive covenants, or a material violation of our code of conduct or employment policies; or (4) gross negligence or willful misconduct in the performance of Mr. Ibrahim’s duties, in each case after a 20-day cure period, to the extent curable;

•

“Good Reason” is defined as: (1) a material reduction in the scope of Mr. Ibrahim’s duties and responsibilities; (2) a relocation of Mr. Ibrahim’s principal work location to an area other than (i) the San Francisco, CA metropolitan area or (ii) the area on the eastern coast of the United States between Fairfield County, CT and the Washington D.C. metropolitan area; or (3) a material breach of the agreement by us, including our failure to require any successor to us to expressly assume and agree to perform the agreement, in each case if not corrected within 30 days of our receiving written notice of such good reason termination;

•

“Change of Control” is defined as: (1) an acquisition by any third party of 20% (25% if the third party is a Current Significant Stockholder (as defined in the agreement), unless the Current Significant Stockholder acquires or holds such shares to change or influence control of Radian) or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; or (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); and

•	“Disability” is defined by reference to our long-term disability plan.

Change of Control Agreements.    The change of control agreements for Mr. Quint and Ms. Bryce include the following definitions:

•

“Cause” is generally defined as the executive’s misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of the executive’s duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of Radian and its subsidiaries taken as a whole;

•

“Good Reason” includes: (1) any material breach of the agreement by us; (2) a material dimunition in the authority, duty or responsibilities of the executive, including without limitation, a removal of the executive from his/her employment grade or officer position; (3) a reduction in the executive’s base salary by 10% or more, which reduction does not apply generally to all similarly situated executive officers; or (4) a material change in the location (more than 50 miles) where the executive must perform his or her services or a requirement to undertake substantially greater business travel than is reasonable and customary for the position held by the executive, in each case if not corrected within 30 days of our receiving written notice of such good reason termination; and

•

“Change of Control” is generally defined under the agreements as it is defined above under our 1995 Equity Plan. In addition, under Ms. Bryce’s agreement, a change of control also includes a merger, consolidation or share exchange consummated by Radian in which the stockholders of Radian immediately before the transaction fail to hold a majority of the voting shares of the surviving corporation following the transaction.

Severance Agreements.    The severance agreements for Mr. DelGatto and Mr. Theobald include the following definition:

•

“Cause” is generally defined as the executive’s misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of the executive’s duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of Radian and its subsidiaries taken a whole or, where the executive’s efforts are principally on behalf of a single subsidiary, a material adverse effect on the business, operations, assets, properties or financial condition of such subsidiary.

2008 Executive Long-Term Incentive Cash Plan.    Our Executive LTI Plan includes the following definitions:

•

“Change of Control” is defined as (1) an acquisition by any third party of 40% or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); or (4) the merger or consolidation of Radian with another person where our stockholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 40% of all votes to which all stockholders of the surviving corporation or other entity would be entitled in the election of directors; and

•	“Disability” is defined under the Executive LTI Plan as it is defined above under our equity plans.

General.    Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

Excise and Income Tax Gross-up.    The amounts reflected in the tables are based on a Section 4999 excise tax rate of 20%, a top individual marginal tax rate of 35%, a Medicare tax rate of 1.45%, and an applicable state and/or local tax rate based on the executive’s tax domicile.

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with The Altman Group, Inc. to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $15,000 plus reasonable expenses for these services. If necessary, we may use several of our regular employees or directors, who will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation, to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors – Compensation and Human Resources Committee Report” and “Corporate Governance and Board Matters – Audit and Risk Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2010 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2010 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 14, 2009. If the date of our 2010 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2010 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2010 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 12, 2010 but no earlier than January 13, 2010 (except that if the date of the 2010 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2009 annual meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2010 annual meeting or, if the first public announcement of the date of the 2010 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws which includes, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and (iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2010 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

The full text of the relevant By-Law provisions may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz). The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance and Board Matters – Consideration of Director Nominees.”

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2008 with the SEC on March 10, 2009. We will mail without charge, upon written request, a copy of our 2008 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania, or complete the request form on the Investor Relations page of our website at www.ir.radian.biz. Our 2008 Form 10-K may also be accessed and printed directly from this web page. Our 2008 Annual Report to Stockholders, which includes our 2008 Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to new rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the 2009 annual meeting other than those discussed in this proxy statement. However, if any other matters properly come before the 2009 annual meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

By Order of the Board of Directors,

Edward J. Hoffman General Counsel and Corporate Secretary

April 13, 2009

APPENDIX A

RADIAN GROUP INC.

AMENDED AND RESTATED

2008 EQUITY COMPENSATION PLAN

The purpose of the Radian Group Inc. 2008 Equity Compensation Plan (the “Plan”) is to promote the interests of Radian Group Inc., a Delaware corporation (together with its Subsidiaries as a group, the “Company”), by providing employees, officers, non-employee directors, consultants and advisors of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the service of the Company, and by aligning their long-term interests with those of the Company’s stockholders. The Plan is the successor to the Radian Group Inc. Equity Compensation Plan, as amended, adopted by the Board in 1995, under which no further incentive awards will be granted.

1.	Definitions

Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 23 below, unless the context otherwise requires.

2.	Grants Under the Plan

The following equity incentives may be granted under the Plan: Incentive Stock Options (as defined in Section 6(b) below), Nonqualified Stock Options (as defined in Section 6(b) below), Restricted Stock Grants (as defined in Section 7 below), Restricted Stock Units (as defined in Section 7 below), SARs (as defined in Section 8 below), Phantom Stock (as defined in Section 9 below), and Performance Share Awards (as defined in Section 10 below). Each award of an equity incentive under the Plan may be referred to herein as a “Grant.” All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions of any nature as the Committee deems appropriate and specifies in writing to the Grantee in order to evidence the Grant (the “Grant Letter”), as long as they are not inconsistent with the Plan. Grants under any section of the Plan need not be uniform as among the Grantees receiving the same type of Grant, and Grants under two or more sections of the Plan may be combined in one Grant Letter.

3.	Shares Subject to the Plan

(a)    Maximum Number of Shares.    The aggregate number of shares of the Common Stock, par value $0.001 (“Common Stock”), of the Company that may be issued under the Plan is 2,467,000 shares, subject to adjustment as provided in this Section 3 (the “Plan Reserve”). The maximum number of shares of Common Stock subject to Grants made to any individual Grantee in any calendar year shall be 500,000 shares, subject to adjustment pursuant to Section 3(c) below. The shares issued under the Plan may be authorized but unissued shares or reacquired shares. If and to the extent that (i) Stock Options or SARs granted under the Plan terminate, expire or are canceled without having been exercised, (ii) any shares of Restricted Stock or Phantom Stock or any Restricted Stock Units or Performance Share Awards are forfeited or otherwise terminate or are cancelled without being vested or settled in full, or (iii) awards are settled in cash rather than Common Stock, the shares subject to such Grant shall be restored to the Plan Reserve and shall again be available for subsequent Grants under the Plan, computed as provided in Section 3(b) below. With respect to awards that provide for settlement solely in cash (and not Common Stock), the Common Stock on which the awards are based shall not count against the Plan Reserve. For the avoidance of doubt, the following shares shall not again be made available for subsequent Grants under the Plan: (1) shares not issued as a result of the net settlement of a stock-settled SAR, (2) shares tendered or withheld to pay the exercise price or withholding taxes related to a Grant, or (3) shares repurchased on the open market with the proceeds of the exercise price of any Grant.

(b)    Flexible Plan Reserve.    Each Stock Option or SAR (other than an SAR providing for settlement solely in cash, which shall not count against the Plan Reserve) granted under this Plan shall reduce the Plan Reserve available for grant under the Plan by one (1) share for every share subject to such Grant. Each Grant of

Restricted Stock, Restricted Stock Units, Phantom Stock or Performance Share Awards under this Plan (collectively, “Full Value Grants”) shall reduce the Plan Reserve available for grant under the Plan by 1.14 shares (1- 1/3 shares for grants made prior to the date of stockholder approval of this amended and restated Plan) for every share subject to such Full Value Grant. To the extent that shares subject to Stock Options or SARs are restored to the Plan Reserve through the operation of clause (i) or (iii) of Section 3(a) above, such shares shall increase the Plan Reserve available for grant under the Plan by one (1) share for each share so restored. To the extent that shares subject to Full Value Grants are restored to the Plan Reserve through the operation of clause (ii) of Section 3(a) above, such shares shall increase the Plan Reserve available for grant under the Plan by 1.14 shares (1- 1/3 shares with respect to shares restored from grants made prior to the date of stockholder approval of this amended and restated Plan) for each share so restored.

(c)    Adjustment Upon Changes in Capitalization.    If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee shall preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant and otherwise. Any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

4.	Administration

(a)    Composition of Committee.    The Plan shall be administered and interpreted by the Compensation and Human Resources Committee of the Board or such other committee of the Board as may be appointed from time to time by the Board (the “Committee”); provided, however, that grant decisions made hereunder shall be made by at least two members of the Committee, each of whom shall be (i) “outside directors” as defined under Section 162(m) of the Code, (ii) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and (iii) “independent directors” under the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed. A majority of the independent directors of the Company, in their sole discretion, may exercise any or all authority of the Committee under the Plan in lieu of the Committee, and in such instances references herein to the Committee shall be deemed to refer to such directors.

(b)    Powers of the Committee.    Subject to the express provisions and limitations set forth in this Plan, the Committee shall have the sole authority to determine: (i) who from among the Eligible Participants will receive Grants under the Plan, (ii) the type, size and terms of each Grant under the Plan, (iii) the time when each Grant will be made and the duration of any exercise or restriction periods, including following termination of the Grantee’s service relationship (which periods may be extended, subject to the original term, at the Committee’s discretion), (iv) any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Grant, and (v) any other matters arising under the Plan. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the members of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall constitute actions of the Committee; provided, however, that the Committee may also act by delegated authority pursuant to Section 4(c) below. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, procedures, agreements and instruments as it may deem appropriate for the proper administration of the Plan. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants under the Plan. No person acting under this Section 4 shall be held liable for any action or determination made with respect to the Plan or any Grant under the Plan, except for the willful misconduct or gross negligence of such person.

(c)    Delegation and Administrative Action.    The Committee may delegate to one or more separate committees (any such committee, a “Subcommittee”) composed of at least two members of the Committee, one of whom shall be the member then serving as the chairman of the Committee, the ability to make Grants, as provided in Section 4(b) above, and to exercise all powers of the Committee described herein. Any such actions of a Subcommittee shall be treated for all purposes as if taken by the Committee. The Committee may delegate certain administrative matters under the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to execute and distribute Grant Letters in accordance with the Committee’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Grants, to process or oversee the issuance of shares upon the exercise, vesting and/or settlement or a Grant, and to take such other administrative actions as the Committee may specify. Any delegation by the Committee pursuant to this Section 4(c) shall be subject to and limited by applicable law or regulation, including without limitation the General Corporation Law of the State of Delaware and the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

5.	Eligibility for Participation

Officers and other employees of the Company, non-employee members of the Board, and consultants and advisors to the Company, shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”). Only Eligible Participants who are officers or other employees of the Company or a Parent Corporation or Subsidiary Corporation shall be eligible to receive Incentive Stock Options and Performance Share Awards. All Eligible Participants shall be eligible to receive Nonqualified Stock Options, Restricted Stock Grants, Restricted Stock Units, SARs and Phantom Stock. Those Eligible Participants who are selected by the Committee to receive Grants under the Plan are referred to individually as a “Grantee” and collectively as the “Grantees.” With respect to a Grantee who is an employee of the Company, a leave of absence by the Grantee, if in accordance with Company policy or otherwise approved by the Company, shall not be deemed a termination or interruption of the continuous employment of the Grantee for purposes of the Plan.

6.	Stock Options

(a)    Grant and Number of Shares.    The Committee may grant stock options as provided in this Section 6. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each option.

(b)    Type of Option and Exercise Price.

(1) The Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) and other stock options (“Nonqualified Stock Options”), in accordance with the terms and conditions set forth herein, or may grant any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as “Stock Options”). The option exercise price per share of each Stock Option shall not be less than the fair market value of a share of Common Stock on the date of grant (as determined pursuant to Section 6(b)(2) below). Notwithstanding the preceding sentence, if the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the option exercise price per share in the case of such Incentive Stock Option shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant.

(2) For all valuation purposes under the Plan, the “fair market value” of a share of Common Stock shall be the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the fair market value as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(c)    Exercise Period.    The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. However, if the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under Section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the exercise period shall not exceed five years.

(d)    Vesting of Options; Restrictions on Shares; Acceleration of Vesting.    The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter; provided, however, that unless otherwise specified in the Grant Letter, each Stock Option shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the first, second, third and fourth anniversaries of the grant of the Stock Option, if on such anniversary the Grantee remains an Eligible Participant. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a Stock Option such restrictions as it deems appropriate and specifies in the Grant Letter. During any period in which such restrictions apply, the provisions of Section 7(d) below shall be applicable to such shares. Notwithstanding any other provision of the Plan or any Grant Letter, all outstanding Stock Options shall become immediately fully vested and exercisable upon the earliest to occur of the following, if at such time the Grantee remains an Eligible Participant: (i) the Grantee’s Retirement (as defined below in the case of an employee or a non-employee director), (ii) five years from the date of the Grant, (iii) the Grantee’s death or Disability (as defined below), or (iv) the occurrence of a Change of Control of the Company (as defined in Section 12). For purposes of this Plan: (1) the term “Retirement” applies only to a Grantee who is an employee of the Company or a Parent Corporation or Subsidiary Corporation, or a non-employee director, and shall mean either (A) separation from service following the Grantee’s attainment of age 65 and the completion of at least 5 years of credited service, or (B) separation from service following the Grantee’s attainment of age 55 and the completion of at least 10 years of credited service, and (2) for the avoidance of doubt, the provisions of the Plan that refer to “Retirement” shall not apply to a Grantee who is a consultant or advisor. For purposes of this Plan, “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company.

(e)    Manner of Exercise.    A Grantee may exercise a Stock Option by delivering a duly completed notice of exercise to the Company. Unless other arrangements satisfactory to the Company are made, no shares of Common Stock shall be issued on the exercise of a Stock Option unless paid for in full at the time of purchase. Payment for shares of Common Stock purchased upon the exercise of a Stock Option shall be made (i) in cash or, (ii) subject to such conditions as may be established by the Committee, (1) by tendering (actually or by attestation) shares of Common Stock valued at the then fair market value thereof, (2) by authorizing a third party to sell shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any tax withholding resulting from such exercise, or (3) by any combination of the foregoing. The shares of Common Stock so purchased will be issued and delivered to the person entitled thereto at the Company’s corporate headquarters in Philadelphia, Pennsylvania or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by a Stock Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(c) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(f)    Termination, Retirement, Disability or Death.

(1) (A) If a Grantee is an employee, consultant or advisor and ceases to be an Eligible Participant for any reason other than involuntary termination of employment by the Company, Retirement, Disability or death, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (B) If a Grantee is an employee and ceases to be an Eligible Participant as a result of his or her involuntary termination of employment by the Company without Cause, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (C) In the event of the Retirement, Disability or death of a Grantee, any Stock Option held by such Grantee may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the date of expiration of the option exercise period (or within such shorter period of time as may be specified in the Grant Letter). (D) In the event a Grantee’s employment or service relationship is terminated by the Company for Cause, any Stock Option held by such Grantee shall immediately terminate and be of no further force or effect.

(2) In the case of a Grantee who is a non-employee director, then notwithstanding Section 6(f)(1) above: (A) In the event of the Retirement or other voluntary departure from the Board, Disability or death of such Grantee, any Stock Option which was otherwise, or which becomes, exercisable by such Grantee at the date of such Retirement, other voluntary departure from the Board, Disability or death, may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the date of expiration of the option exercise period. (B) Notwithstanding the provisions of clause (A) above, however, in the event of such Grantee’s failure to be nominated for reelection to the Board or failure to be reelected after nomination, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (C) In the event of such Grantee’s removal from the Board for Cause, any Stock Option held by such Grantee shall immediately terminate and be of no further force or effect.

(3) For the avoidance of doubt, the shares of Common Stock as to which a Stock Option is exercisable upon the happening of any event specified in this Section 6(f) shall include any shares as to which vesting shall be accelerated by operation of Section 6(d).

(g)    Limits on Incentive Stock Options.    Each Grant of an Incentive Stock Option shall provide that:

(1) the Incentive Stock Option is not transferable by the Grantee, except, in the case of an individual Grantee, by will or the laws of descent and distribution;

(2) the Incentive Stock Option is exercisable only by the Grantee, except as otherwise provided herein or in the Grant Letter in the event of the death of an individual Grantee; and

(3) the aggregate fair market value of the Common Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan and under any other stock option plan of the Company shall not exceed $100,000.

To the extent that any portion of a purported Incentive Stock Option shall fail or shall cease to qualify as an “incentive stock option” under the Code, such portion shall thereafter be deemed to be, and shall be interpreted as, a Nonqualified Stock Option for all purposes hereunder.

(h)    Exchange Act Limitation.    Unless the Grantee could otherwise transfer Common Stock issued pursuant to the Stock Option without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of the Stock Option until the date of disposition of the Common Stock issued upon exercise thereof.

7.	Restricted Stock Grants and Restricted Stock Units

The Committee may (i) issue shares of Common Stock to an Eligible Participant subject to such restrictions as the Committee shall determine (a “Restricted Stock Grant”), or (ii) grant to an Eligible Participant the right to receive shares of Common Stock upon the lapsing of such restrictions as the Committee shall determine (“Restricted Stock Units”). The following provisions are applicable to Restricted Stock Grants and Restricted Stock Units:

(a)    General Requirements.    Shares of Common Stock issued pursuant to Restricted Stock Grants or Restricted Stock Units will be issued in consideration for cash or past or future services rendered having a value, as determined by the Committee, at least equal to the par value thereof. All conditions and restrictions imposed under each Restricted Stock Grant or grant of Restricted Stock Units, and the vesting or performance period during which the Restricted Stock Grant or Restricted Stock Units will remain subject to such restrictions, shall be set forth in the Grant Letter and designated therein as the “Restriction Period.” The restrictions imposed under any Restricted Stock Grant or grant of Restricted Stock Units shall lapse on such vesting date or dates as the Committee may approve until the restrictions have lapsed as to 100% of the shares, except as vesting may be accelerated pursuant to Section 7(c) below. In the case of a Restricted Stock Grant, on the grant date, the specified number of shares of Restricted Stock shall be issued subject to the provisions of this Section 7. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to this Section 7 are satisfied, upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest, subject to any continuing restrictions of this Plan or the Grant Letter. In the case of Restricted Stock Units, on the grant date, the Company shall credit to a bookkeeping account established on its records the specified number of Restricted Stock Units awarded to the Grantee (without the creation of any trust or segregated account). Provided that all conditions to the vesting of Restricted Stock Units imposed pursuant to this Section 7 are satisfied, upon the occurrence of the vesting date with respect to Restricted Stock Units, such units shall vest, and a share of Common Stock shall be issued for each such unit, subject to any continuing restrictions of this Plan or the Grant Letter.

(b)    Number of Shares.    The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each Restricted Stock Grant or the number of Restricted Stock Units to be granted.

(c)    Requirement of Service Relationship with Company.    If the Grantee’s service relationship with the Company, whether as an employee, director, consultant, advisor or otherwise, terminates during the period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant or grant of Restricted Stock Units shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and in the case of Restricted Stock, such shares shall be immediately forfeited to the Company. The Restriction Period for any Restricted Stock Grant or Restricted Stock Units the vesting of which is based upon a continuing service relationship with the Company shall be a minimum of three years from the grant date, and the Restriction Period for any Restricted Stock Grant or grant of Restricted Stock Units that is based upon performance criteria shall be based upon performance over a minimum period of one year. Notwithstanding the foregoing, however, in the event of (i) a Change of Control of the Company, or (ii) the termination of the Grantee’s service relationship with the Company as a result of the Grantee’s Retirement, death or Disability, the Restriction Period shall be deemed immediately terminated, all restrictions on the transfer of shares subject to any Restricted Stock Grant or grant of Restricted Stock Units shall immediately lapse, and all such shares shall become fully vested.

(d)    Restrictions on Transfer and Issuance of Stock Certificates.    During the Restriction Period, a Grantee under a Restricted Stock Grant or grant of Restricted Stock Units may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock or Restricted Stock Units that have not yet vested except to a Successor Grantee pursuant to Section 11(a) below. The Grantee shall not be entitled to the delivery of any stock certificate or certificates representing shares subject to a Restricted Stock Grant or a grant of Restricted Stock Units until any and all restrictions on such shares shall have lapsed. With respect to a Restricted Stock Grant, the Company may issue shares subject to such restrictive legends or stop-transfer instructions as it deems appropriate, and may provide for the escrow or retention of custody of such shares, including in book-entry form, during the Restriction Period.

(e)    Stockholder Rights; Dividends.    In the case of a Restricted Stock Grant, except as provided in this Section 7, during the Restriction Period, the Grantee shall have, with respect to the shares of Restricted Stock issued pursuant to such Restricted Stock Grant, all of the rights of a stockholder, including the right to vote the shares and the right to receive any cash dividends. In the case of Restricted Stock Units, during the Restriction Period, the Grantee shall not have any of the rights of a stockholder with respect to the shares subject to such Restricted Stock Units, including voting or dividend rights, and shall be an unsecured creditor of the Company. Reasonably promptly after any Restricted Stock Units have vested and any and all restrictions thereon have lapsed, the Company shall cause to be issued in the name of, and delivered to the Grantee (which may be in book-entry form), a certificate for shares of Common Stock equal to the number of Restricted Stock Units that shall have vested, whereupon the Grantee shall have all of the rights of a stockholder with respect to such shares.

8.	Stock Appreciation Rights

(a)    General Provisions.    The Committee may grant stock appreciation rights (“SARs”) as provided in this Section 8. The Committee may grant Stand-Alone SARs, or may grant Tandem SARS in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such Tandem SARs may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such Tandem SARs may be granted only at the time of grant of such Stock Option. The exercise price of each Stand-Alone SAR shall be equal to the fair market value of a share of Common Stock as of the date of grant of such Stand-Alone SAR. The exercise price of each Tandem SAR shall be equal to the exercise price of the related Stock Option; provided, however, that if the Tandem SAR is granted subsequent to the date of grant of the related Stock Option, and an exercise price equal to that of the related Stock Option would result in the disallowance of the Company’s expense deduction pursuant to Section 162(m) of the Code, then the exercise price of such Tandem SAR shall be equal to the fair market value of a share of Common Stock as of the grant date of such Tandem SAR.

(b)    Number of SARs.    The Committee, in its sole discretion, shall determine the number of SARs granted to any Grantee. The number of Tandem SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Common Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period. Upon the exercise of a Stock Option, the Tandem SARs relating to the Common Stock covered by the Stock Option shall terminate. Upon the exercise of any Tandem SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Common Stock.

(c)    Settlement Amount.    Upon a Grantee’s exercise of some or all of the Grantee’s SARs, the Grantee shall receive in settlement of such SARs an amount equal to the stock appreciation (as defined herein) for the number of SARs exercised, payable in cash, Common Stock or a combination thereof. The “stock appreciation” for an SAR is the difference between the exercise price of such SAR determined under Section 8(a) above and the fair market value of the underlying Common Stock on the date of exercise of the SAR.

(d)    Settlement Election.    Upon the exercise of any SARs, the Grantee shall have the right to request the portions of the settlement amount that the Grantee desires to receive in cash and shares of Common Stock, respectively. For purposes of calculating the number of shares of Common Stock to be received upon settlement, shares of Common Stock shall be valued at their fair market value on the date of exercise of the SARs. Notwithstanding a Grantee’s request to receive such settlement in whole or in part in cash, the Committee may require, in whole or in part, that shares of Common Stock be delivered in lieu of cash, or that such settlement be made in cash. If shares of Common Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e)    Term, Vesting and Exercise of Tandem SARs.    Any Tandem SAR shall be exercisable only to the extent that, and during the period when, the Stock Option to which such Tandem SAR is related is also exercisable.

(f)    Term and Vesting of Stand-Alone SARs; Acceleration of Vesting.    The exercise period of any Stand-Alone SARs shall not exceed ten years from the date of grant. The vesting period for Stand-Alone SARs shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter; provided, however, that unless otherwise specified in the Grant Letter, each Stand-Alone SAR shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the first, second, third and fourth anniversaries of the grant date, if on such anniversary the Grantee remains an Eligible Participant. The Committee may impose upon any shares of Common Stock issuable upon the exercise of a Stand-Alone SAR such restrictions as it deems appropriate and specifies in the Grant Letter. During any period in which such restrictions apply, the provisions of Section 7(d) above shall be applicable to such shares. Notwithstanding any other provision of the Plan or any Grant Letter, each outstanding Stand-Alone SAR shall become immediately exercisable upon the earliest to occur of the following, if at such time the Grantee remains an Eligible Participant: (i) the Grantee’s Retirement, (ii) five years from the date of the Grant, (iii) the Grantee’s death or Disability, or (iv) the occurrence of a Change of Control of the Company (as defined in Section 12).

(g)    Effect of Termination on Stand-Alone SARs.

(1) (A) If a Grantee of a Stand-Alone SAR is an employee, consultant or advisor and ceases to be an Eligible Participant for any reason other than involuntary termination of employment by the Company, Retirement, Disability or death, any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR. (B) If a Grantee is an employee and ceases to be an Eligible Participant as a result of his or her involuntary termination of employment by the Company without Cause, any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR. (C) In the event of the Retirement, Disability or death of a Grantee, any Stand-Alone SAR held by such Grantee may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the expiration of the term of such Stand-Alone SAR (or within such shorter period of time as may be specified in the Grant Letter). (D) In the event a Grantee’s employment or service relationship is terminated by the Company for Cause, any Stand-Alone SAR held by such Grantee shall immediately terminate and be of no further force or effect.

(2) In the case of a Grantee of a Stand-Alone SAR who is a non-employee director, then notwithstanding Section 8(g)(1) above: (A) In the event of the Retirement or other voluntary departure from the Board, Disability or death of such Grantee, any Stand-Alone SAR which was otherwise, or which becomes, exercisable by such Grantee at the date of such Retirement, other voluntary departure from the Board, Disability or death, may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the expiration of the term of such Stand-Alone SAR. (B) Notwithstanding the provisions of clause (A) above, in the event of such Grantee’s failure to be nominated for reelection to the Board or failure to be reelected after nomination, any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, as may be specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR. (C) In the event of such Grantee’s removal from the Board for Cause, any SAR held by such Grantee shall immediately terminate and be of no further force or effect.

(3) For the avoidance of doubt, the shares of Common Stock as to which a Stand-Alone SAR is exercisable upon the happening of any event specified in this Section 8(g) shall include any shares as to which vesting shall be accelerated by operation of Section 8(f).

9.	Phantom Stock

(a)    General Provisions.    The Committee may grant Phantom Stock in such amounts as it deems appropriate. Phantom Stock shall give the Grantee the right to receive shares of Common Stock on a conversion date specified by the Committee. The Committee may establish conditions on the conversion of Phantom Stock and restrictions on vesting, if any, as it deems appropriate. The period of years during which a Phantom Stock Grant will be subject to any vesting restrictions shall be set forth in the Grant Letter and designated as the “Phantom Stock Restriction Period.” All restrictions imposed under a Phantom Stock Grant shall lapse on such vesting date or dates as the Committee may approve, except as vesting may be accelerated pursuant to Section 9(c) below. In addition, subject to the percentage limitation in Section 9(c) below, the Committee may determine as to any Phantom Stock Grants that such Grants shall not be subject to vesting restrictions. Each share of Phantom Stock shall be granted at full value with no exercise price.

(b)    Number of Shares of Phantom Stock; Accounts.    The Committee, in its sole discretion, shall determine the number of shares that will be granted pursuant to each Phantom Stock Grant. Phantom Stock may be granted in lieu of Performance Share Awards under the Performance Plan as defined in Section 10(a). The Company shall credit to a bookkeeping account established on its records all shares of Phantom Stock credited to a Grantee (without the creation of any trust or segregated account).

(c)    Requirement of Service Relationship with Company.    Except as provided in the Grant Letter, if the Grantee’s service relationship with the Company, whether as an employee, director, consultant, advisor or otherwise, terminates during any period designated in the Grant Letter as the Phantom Stock Restriction Period, the Phantom Stock Grant shall terminate as to all shares covered by the Grant as to which vesting restrictions have not lapsed, and such shares shall be forfeited. The Phantom Stock Restriction Period for any Phantom Stock Grant the vesting of which is based upon a continuing service relationship with the Company shall be a minimum of three years from the grant date, and the Phantom Stock Restriction Period for any Phantom Stock Grant that is based upon performance criteria shall be based upon performance over a minimum period of one year; provided, however, that up to five percent (5%) of the number of shares subject to the initial Plan Reserve may be subject to Phantom Stock Grants with a shorter or with no Phantom Stock Restriction Period. In addition, and notwithstanding the foregoing, in the event of (i) a Change of Control of the Company, or (ii) the termination of the Grantee’s service relationship with the Company as a result of the Grantee’s Retirement, death or Disability, the Phantom Stock Restriction Period shall be deemed immediately terminated, all restrictions on the transfer of shares subject to the Phantom Stock Grant shall immediately lapse, and all such shares shall become fully vested.

(d)    Dividend Equivalents.    The Company shall credit dividend equivalents on Phantom Stock as and when dividends are payable on Common Stock. Dividend equivalents shall be converted to additional shares of Phantom Stock on the dividend payment date and credited to the Grantee’s accounts.

(e)    Conversion.    On the date specified in the Grant Letter as the conversion date for the Grantee’s Phantom Stock, the Grantee shall receive in settlement of such Phantom Stock a number of shares of Common Stock equal to the Phantom Stock then credited to the Grantee’s account. Settlement shall be made in whole shares of Common Stock, with any fractional shares paid in cash.

(f)    No Rights as a Stockholder.    Except for divided equivalents as provided in Section 9(d) above, a Grantee shall not have any rights as a stockholder with respect to any Phantom Stock, including with respect to voting rights. Grantees shall be unsecured creditors of the Company with respect to Phantom Stock.

10.	Performance Share Awards

(a)    General Provisions.    The Committee may grant Performance Share Awards (“Performance Share Awards”) to key employees of the Company under and pursuant to this Section 10 and the Company’s Performance Share Plan adopted by the Board effective February 8, 2005, as amended, or any successor thereto (the “Performance Plan”). A Performance Share Award shall entitle the Grantee to receive shares of Common Stock upon settlement of the Performance Share Award at the conclusion of the Award Term (as defined in the Performance Plan), contingent upon the satisfaction of certain Performance Goals (as defined in the Performance Plan) established by the Committee. The terms and conditions of each Performance Share Award, including the Grantee, the target number of shares thereunder, the Performance Goals, the Award Term, and the formula, method or matrix for determining payout, shall be determined by the Committee in accordance with the Performance Plan and shall be set forth in the Grant Letter. Shares of Common Stock issued under a Performance Share Award shall be granted at full value with no exercise price.

(b)    Number of Shares; Accounts.    The Committee, in its sole discretion, shall determine the target number of shares of Common Stock that will be subject to each Performance Share Award. The actual number of shares that may be issued upon settlement of a Performance Share Award will be determinable at the conclusion of the Award Term. The Company shall establish on its records and maintain a bookkeeping account in which shall be recorded the number of shares of Common Stock subject to a Performance Share Award and the number of shares actually credited to a Grantee (without the creation of any trust or segregated account).

(c)    Termination of Employment.    If the Grantee’s employment with the Company terminates during the Award Term of a Performance Share Award then, depending upon the reason for such termination, such Performance Share Award may continue in force or may terminate, as provided by the applicable provisions of the Performance Plan.

(d)    Change of Control.    Upon a Change of Control of the Company, any outstanding Performance Share Awards shall be treated in accordance with the Performance Plan.

(e)    Settlement.    Upon the conclusion of the Award Term of a Performance Share Award as specified in the Grant Letter, the Grantee shall receive in settlement of such Performance Share Award a number of shares of Common Stock as may be determined in accordance with the Performance Plan. Settlement shall be made in whole shares of Common Stock, with any fractional shares paid in cash.

(f)    No Rights as a Stockholder.    A Grantee shall not have any rights as a stockholder with respect to shares of Common Stock subject to a Performance Share Award prior to the issuance of such shares, including with respect to dividends and voting rights. Grantees shall be unsecured creditors of the Company with respect to Performance Share Awards.

11.	Transferability of Options and Grants

(a)    Restrictions on Transferability.    Only a Grantee (or, in the case of an individual Grantee, his or her authorized legal representative) may exercise rights under a Grant except as otherwise stated herein and in Section 11(b) below. No individual Grantee may transfer those rights except (i) by will or by the laws of descent and distribution, or (ii) as may be provided under Section 11(b) below. Upon the death of an individual Grantee, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee shall furnish proof satisfactory to the Company of such person’s right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)    Nonqualified Stock Options.    Notwithstanding the foregoing, the Committee may provide in its sole discretion that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that any such transfer shall not be for value, the Grantee shall receive no consideration for the transfer of such Nonqualified Stock Options and the transferred Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer.

12.	Change of Control of the Company

As used in this Plan, a “Change of Control” shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Company or any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person shall become the Beneficial Owner in the aggregate of 40% or more of the shares of the Company then outstanding and entitled to vote for directors generally, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the assets of the Company, or (iii) during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act; “Person” shall mean any individual, firm, corporation, partnership or other entity; and a Person shall be deemed the “Beneficial Owner” of any securities:

(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable successor report); or

(iii) to the extent that such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

13.	Dissolution, Liquidation or Winding Up

If the Company is to be dissolved or liquidated, then, at least ten days prior to the effective date of such event, the Company shall give each Grantee with any outstanding Grants written notice of such event. Each such Grantee shall thereupon have the right to exercise in full any installments of such Grants not previously exercised (whether or not the right to exercise such installments has accrued pursuant to such Grants), within ten days after such written notice is sent by the Company. Any installments of such Grants not so exercised shall thereafter lapse and be of no further force or effect.

14.	Amendment and Termination of the Plan and Grants

(a)    Amendment.    The Board may amend or terminate the Plan at any time, subject to the following limitations:

(1) the approval by the stockholders of the Company and approval by the Committee shall be required in respect of any amendment to the extent then required by applicable law or by the regulations of the U.S. Securities and Exchange Commission or the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed; and

(2) the Board shall not amend the Plan without stockholder approval if such amendment would cause the Plan, any Grant or the exercise of any right under the Plan to fail to comply with the requirements of Rule 16b-3 under the Exchange Act (or any successor provision), or if such amendment would cause the Plan or the Grant or exercise of an Incentive Stock Option to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price set forth in Section 6(b) above or an extension of the period during which an Incentive Stock Option may be exercised as set forth in Section 6(c) above.

(b)    Termination of Plan.    The Plan shall terminate on December 31, 2018, unless earlier terminated by the Board or unless extended by the Board with the approval of the stockholders. No Incentive Stock Option shall be granted under the Plan more than ten years following the Effective Date.

(c)    Termination and Amendment of Outstanding Grants.

(1)    General.    A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 22(b) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(b) below or may be amended by mutual agreement of the Company and the Grantee which is consistent with the Plan; provided, however, that an amendment of the Plan or of the Grant that merely accelerates the vesting or extends the post-termination exercise period of the Grant shall become effective without the consent of the Grantee.

(2)    No Repricing.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Grants may not be amended to reduce the exercise price of outstanding Stock Options or SARs, or to cancel outstanding Stock Options or SARs in exchange for cash, other incentive awards, or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs, in each case without the approval of the stockholders of the Company. This Section 14(c)(2) is intended to govern the repricing or exchange of “underwater” Stock Options and SARs and shall not be construed to prohibit the adjustments provided for in Section 3(c) of this Plan.

15.	Funding of the Plan

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

16. Rights of Eligible Participants

Nothing in the Plan shall entitle any Eligible Participant or other person to any claim or right to any Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Participant or Grantee any rights to be retained by the Company in any capacity, whether as an employee, officer, non-employee member of the Board, independent contractor, consultant, advisor or otherwise.

17.	Tax Matters

(a)    Withholding of Taxes.    The Company shall have the right to deduct from all Grants paid in cash any federal, state or local taxes required by law to be withheld with respect to such Grants paid in cash. In the case of Grants paid in Common Stock, the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of such Grants or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the shares of Common Stock otherwise deliverable pursuant to the Plan. The Company’s obligation to issue or transfer shares of Common Stock in connection with any Grant shall be conditioned upon the Grantee’s compliance with the requirements of this Section 17(a) to the satisfaction of the Committee.

(b)    Deferrals and Code Section 409A.    The Committee, in its sole discretion, may permit a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the Plan. In the event of such a deferral, the Committee may, if applicable, provide that the payment of dividend equivalents attributable thereto shall be also deferred until such time as the Grant will be settled in accordance with the Grantee’s deferral election. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. The Committee may establish such rules and procedures as it may deem advisable and in the best interests of the Company in the event that Section 409A of the Code is implicated by any transaction under the Plan.

18.	Agreements with Grantees

Each Grant made under the Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Grant Letter, the provisions of the Plan shall control.

19.	Requirements for Issuance of Shares

No Common Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the shares of Common Stock issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Any such restrictions are in addition to and not in lieu of the restrictions on shares provided for elsewhere in the Plan, including in Section 7 hereof in the case of Restricted Stock or Restricted Stock Units.

20.	Non-U.S. Grants

In order to conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Grantee, the Committee may (i) modify the terms and conditions of Grants to Grantees employed or engaged outside the United States (“Non-US Grants”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The decision to grant Non-US Grants or to establish Subplans shall be at the sole discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Grantees. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Grantee as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Grants (1) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (2) are not to be considered part of the Grantee’s salary or compensation under the Grantee’s employment with the Grantee’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Grants (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

21.	Effective Dates

(a)    Effective Date of the Plan.    The Plan shall be effective as of February 14, 2008, subject to the approval of the Company’s stockholders within 12 months after such effective date.

(b)    Effectiveness of Section 16 Provisions.    The provisions of the Plan that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act shall remain in effect for so long as the Common Stock is registered under the Exchange Act.

22.	Miscellaneous

(a)    Substitute Grants.    The Committee may make a Grant to an employee, a non-employee director, or an independent contractor, consultant or advisor of another corporation or other entity, if such person shall become an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company and such entity. Any such Grant shall be made in substitution for a stock option, restricted stock grant or other incentive award granted by such entity (“Substituted Stock Incentives”), but the terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b)    Compliance with Law.    The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and mandatory government regulations. The Committee may, in its sole discretion, agree to limit its authority under this Section 22(b).

(c)    Governing Law.    Except to the extent preempted by any applicable federal law, the Plan and the Grant Letters shall be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

(d)    Severability.    In the event any provision of the Plan or of any Grant Letter shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or Grant Letter, and the Plan or Grant Letter shall be construed or enforced as though the illegal or invalid provision had not been included.

(e)    Headings.    The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a section of the Plan, the content of the section shall control.

23.	Index of Defined Terms

For purposes of the Plan:

“Affiliate” is defined in Section 12.

“Associate” is defined in Section 12.

“Beneficial Owner” is defined in Section 12.

“Board” shall mean the Board of Directors of Radian Group Inc. The term “director” shall refer to an individual member of the Board.

“Cause,” when used in connection with the termination of a Grantee’s employment or other service relationship with the Company, shall mean the Grantee’s (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the Grantee’s duties with the Company; (3) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time; or (4) gross negligence or willful misconduct in the performance of the Grantee’s duties with the Company, in each case as determined in the sole discretion of the Committee.

“Change of Control” is defined in Section 12.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” is defined in Section 4(a).

“Common Stock” is defined in Section 3(a).

“Company” is defined in the preamble to the Plan. For purposes of the Plan, the term “Company” includes Radian Group Inc. and all of its Subsidiaries as a group.

“Disability” is defined in Section 6(d).

“Effective Date” shall mean February 14, 2008.

“Eligible Participant” is defined in Section 5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

The “fair market value” of a share of Common Stock shall be as determined in Section 6(b)(2).

“Full Value Grants” is defined in Section 3(b).

“Grant” is defined in Section 2.

“Grantee” is defined in Section 5.

“Grant Letter” is defined in Section 2.

“Incentive Stock Option” is defined in Section 6(b)(1).

“Nonqualified Stock Option” is defined in Section 6(b)(1).

“Non-US Grants” is defined in Section 20.

“Parent Corporation” shall have the meaning set forth in Section 424(e) of the Code.

“Performance Plan” is defined in Section 10(a).

“Performance Share Awards” is defined in Section 10(a).

“Person” is defined in Section 12.

A share of “Phantom Stock” shall mean the right, granted pursuant to Section 9, to receive a share of Company Stock upon the settlement thereof.

“Phantom Stock Restriction Period” is defined in Section 9(a).

“Plan” shall mean this Radian Group Inc. 2008 Equity Compensation Plan as defined in the preamble, as the same may be amended from time to time.

“Plan Reserve” is defined in Section 3(a), subject to adjustment from time to time as provided in Section 3.

A share of “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to a Restricted Stock Grant.

“Restricted Stock Grant” is defined in Section 7.

“Restricted Stock Units” is defined in Section 7.

“Restriction Period” is defined in Section 7(a).

“Retirement” is defined in Section 6(d).

“Rule 16b-3” shall mean the rule thus designated as promulgated under the Exchange Act, or any successor rule.

“SAR” is defined in Section 8(a).

“Stand-Alone SAR” shall mean a stock appreciation right granted pursuant to Section 8 which is not related to any Stock Option.

“Stock Option” is defined in Section 6(b)(1).

“Subcommittee” is defined in Section 4(c).

“Subplans” is defined in Section 20.

“Subsidiary” shall mean any corporation or other entity in which, at the time of reference, the Company owns, directly or indirectly, stock or similar interests comprising more than 50% of the combined voting power of all outstanding securities of such entity.

“Subsidiary Corporation” shall have the meaning set forth in Section 424(f) of the Code.

“Substituted Stock Incentives” is defined in Section 22(a).

“Successor Grantee” is defined in Section 11(a).

“Tandem SAR” shall mean a stock appreciation right granted pursuant to Section 8 which is related to a Stock Option.

* * *

This Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan was adopted by the Board of Directors of the Company on February 11, 2009, to be submitted to the stockholders of the Company for their approval at the annual meeting of stockholders scheduled for May 13, 2009.

APPENDIX B

RADIAN GROUP INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2008 Employee Stock Purchase Plan of Radian Group Inc., as amended as of January 14, 2009:

1.    Purpose. The purpose of the Plan is to provide Eligible Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company, on the terms and conditions set forth herein. The Company believes that the Plan will assist the Company in attracting and retaining the services of employees and aligning the interests of participating employees with those of the Company and its stockholders. It is the intention of the Company that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Definitions.

(a)    “Board” shall mean the Board of Directors of the Company.

(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

(c)    “Committee” shall mean the Compensation and Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan.

(d)    “Common Stock” shall mean the Common Stock of the Company, par value $0.001.

(e)    “Company” shall mean Radian Group Inc., a Delaware corporation.

(f)    “Compensation” shall mean base salary or base wages, and shall not include payments for commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursement, expense allowances and other compensation.

(g)    “Continuous Status” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Eligible Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or an absence by reason of uniformed military service, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(h)    “Contributions” shall mean all amounts credited to the account of a Participant pursuant to the Plan, whether by payroll deduction, direct payment, tender of shares or otherwise.

(i)    “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board or the Committee from time to time as eligible to participate in the Plan.

(j)    “Eligible Employee” shall mean any person who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries and who is not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

(k)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)    “Fair Market Value” shall mean the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the fair market value as determined by the Board or the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(m)    “Offering Date” shall mean the first day of each Offering Period of the Plan.

(n)    “Offering Period” shall mean a period of time defined by the Board or the Committee during which a Participant’s Contributions are accumulated for the purpose of purchasing shares of the Company’s Common Stock. The maximum offering period under the Plan is 27 months.

(o)    “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

(p)    “Plan” shall mean this Radian Group Inc. 2008 Employee Stock Purchase Plan.

(q)    “Plan Coordinator” shall mean the individual designated by the Board or the Committee to receive Subscription Agreements and other documentation from Participants.

(r)    “Purchase Date” shall mean the last day of each Purchase Period of the Plan.

(s)    “Purchase Period” shall mean the period of time within an Offering Period in which Contributions are accumulated for the purpose of buying stock on the next scheduled Purchase Date in accordance with the terms and conditions of the Plan. Generally the Purchase Period falls between the Offering Date and the Purchase Date or between Purchase Dates where there are multiple Purchase Dates within one Offering Period.

(t)    “Registration Statement” shall mean the Company’s registration statement on Form S-8 under the Securities Act with respect to the shares of Common Stock to be issued under the Plan.

(u)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(v)    “Subscription Agreement” shall mean the instrument prescribed by the Board or the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Common Stock on the terms and conditions offered by the Company in accordance with the Plan. The Subscription Agreement is also intended to evidence the Company’s offer of an option to the Eligible Employee to purchase Common Stock on the terms and conditions set forth therein and herein.

(w)    “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.    Eligibility.

(a)    Generally. Any person who is an Eligible Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) of the Plan and the limitations imposed by Section 423(b) of the Code.

(b)    Limitations on Eligibility. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds the maximum amount allowed under Section 423(b)(8) of the Code of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    Offering Periods and Purchase Periods.

(a)    Offering Periods. The Plan shall be implemented by a series of Offering Periods of such duration or durations as may be determined by the Board or the Committee, with new Offering Periods commencing on such date or dates as may be determined by the Board or the Committee. The initial Offering Period under the Plan shall not commence prior to the effective date of the Registration Statement. The Board or the Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

(b)    Purchase Periods. Each Offering Period shall consist of one or more consecutive Purchase Periods as determined by the Board or the Committee with the duration or durations determined by the Board or the Committee. The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. The initial Purchase Period under the Plan shall not commence prior to the effective date of the Registration Statement; and the initial Purchase Date under the Plan shall not take place unless, prior thereto, the Plan shall have been approved by the stockholders of the Company as required by Section 20(c) below. The Board or the Committee shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected.

5.    Participation.

(a)    Subscription Agreement. An Eligible Employee may become a Participant in the Plan by completing a Subscription Agreement on the form provided by the Company and filing it with the Plan Coordinator on or before the 15th day of the month preceding the Offering Date, unless a later time for filing the Subscription Agreement is set by the Board or the Committee for all Eligible Employees with respect to a given Offering Period (and in any event, not before the effective date of the Registration Statement). The Subscription Agreement shall set forth the dollar amount to be paid as Contributions pursuant to the Plan, such amount to be paid derived from payroll deductions from the Participant’s Compensation or as otherwise provided in accordance with Section 6. The Board or the Committee shall establish a Contribution limitation not to exceed the maximum amount allowed under Section 423(b)(8) of the Code (and if no such limitation is established, it shall be deemed to be such maximum amount allowed under Section 423(b)(8) at the time an option is granted under the Plan).

(b)    Payroll Deductions. Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last day in the Purchase Period of the Offering Period to which the Subscription Agreement is applicable, unless sooner terminated by the Participant as provided in Section 10 of this Plan.

6.    Method of Payment of Contributions.

(a)    Funding Methods. A Participant may fund his or her Contributions to the Plan by any of the following methods, to the extent permitted by the Board or the Committee:

(i)    Payroll Deductions. Electing to have Compensation deducted from each of his or her biweekly (or other periodic) paychecks during the Offering Period, and all such payroll deductions made by a Participant shall be credited to his or her account under the Plan; or

(ii)    Other Methods. Utilizing such other funding method or methods as the Board or the Committee may from time to time approve, and as may be (1) permitted under applicable laws, regulations or stock exchange or trading system rules, and (2) consistent with the tax treatment of the Plan under the Code.

(b)    Withdrawal; Decrease in Deductions. A Participant may discontinue his or her participation in the Plan by filing a Notice of Withdrawal, as provided in Section 10 of this Plan, or, on one occasion only during the Offering Period (or more frequently if the Board or the Committee determines the necessity for such), may decrease the rate of his or her Contributions during the Offering Period by completing and filing with the Plan Coordinator a new Subscription Agreement. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new Subscription Agreement, if the agreement is filed on or before the 15th of the month preceding such date (or any other amount of time as determined by the Board or the Committee) and, if not, as of the beginning of the next succeeding calendar month.

(c)    Tax Limitations on Contributions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s Contributions may be decreased to 0% of his or her payroll at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all Contributions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year exceeds the maximum amount allowed under Section 423(b)(8) of the Code of Fair Market Value of stock (determined at the time an option is granted) (or 85% of such maximum amount to the extent that the purchase price is 85% of the Fair Market Value of such stock at the time an option is granted). Contributions shall recommence at the rate provided in such Participant’s Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 hereof.

7.    Grant of Option

(a)    Option Price. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Purchase Date; provided however, that the purchase shall be subject to limitations set forth in Sections 3(b) and 13. The Fair Market Value of a share of the Company’s Common Stock shall be determined as provided in Section 2(l) of this Plan.

(b)    Share Limit. In addition to other limits set forth in the Plan, the maximum number of shares that may be purchased by an Eligible Employee during an Offering Period is 20,000 shares, or such other number of shares as the Committee determines before the beginning of the applicable Offering Period.

8.    Exercise of Option. Unless a Participant withdraws or is deemed to have withdrawn from the Plan as provided in Sections 10 or 11 hereof, his or her option for the purchase of shares will be exercised automatically on each Purchase Date within an Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable option price with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During his or her lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

9.    Delivery. As promptly as practicable after each Purchase Date within each Offering Period, the Company shall arrange the delivery to each Participant’s designated brokerage account, as appropriate, of a certificate or book-entry deposit representing the shares purchased upon exercise of his or her option. Any cash remaining to the credit of a Participant’s account under the Plan after a purchase by him or her of shares at the termination of each Purchase Period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be carried over to the next Purchase Period if the Eligible Employee continues to participate in the Plan, or if the Eligible Employee does not continue to participate, shall be returned to said Participant.

10.    Voluntary Withdrawal; Termination or Change of Employment Status.

(a)    Withdrawal. A Participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to each Purchase Date by giving written notice to the Company via a Notice of Withdrawal in such form as the Plan Coordinator shall reasonably require. All of the Participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her Notice of Withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares may be made during the Offering Period.

(b)    Termination of Employment; Change in Status. Upon termination of a Participant’s Continuous Status as an Eligible Employee prior to the Purchase Date within an Offering Period for any reason, including without limitation voluntary or involuntary termination of employment, retirement or death, the Contributions credited to such Participant’s account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and his or her option will be automatically terminated.

(c)    Subsequent Offerings. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

11.    Automatic Withdrawal and Reset. To the extent permitted by applicable laws, regulations or stock exchange or trading system rules, if the Fair Market Value of the shares on the first Purchase Date of any Offering Period which contains more than one Purchase Date is less than the Fair Market Value of the shares on the Offering Date for such Offering Period, then every Participant shall automatically (i) be deemed to have withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be deemed to have enrolled in a new Offering Period commencing on the first business day subsequent to such Purchase Period.

12.    Interest. No interest shall accrue on the Contributions of a Participant in the Plan, whether utilized to purchase shares or repaid to the Participant.

13.    Company Common Stock.

(a)    Shares Subject to the Plan. The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Eligible Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary. The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.

(b)    No Rights as a Stockholder. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c)    Issuance and Delivery. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse and delivered or credited in book-entry form to the Participant’s brokerage account.

14.    Administration. The Board, or the Committee by delegated authority from the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s or the Committee’s interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive. The Board or the Committee may appoint and remove the Plan Coordinator in its discretion, and may delegate such administrative or ministerial duties to him or her as it shall determine.

15.    Designation of Beneficiary.

(a)    Beneficiary Designation. A Participant may make a written designation, on his or her Subscription Agreement, of a beneficiary who is to receive any cash remaining in the Participant’s account under the Plan in the event of the Participant’s death.

(b)    Changes; No Beneficiary Designated. Such designation of beneficiary may be changed by the Participant at any time by written notice on a subsequent or amended Subscription Agreement. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant.

16.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

17.    Use of Funds. All Contributions received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions. All references in this Plan to Participants’ Plan “accounts” shall be deemed to mean the hypothetical, unfunded bookkeeping accounts maintained on the Company’s records for the administration of the Plan.

18.    Reports. Each Participant in the Plan will be entitled to a statement of account promptly following the Purchase Date. Such statements will set forth the amount of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

19.    Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)    Adjustment. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)    Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board or the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board or the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Board or the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board or the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this Section 19(b), an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board or the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent having a fair market value equal to the per share consideration received by holders of Common Stock in the sale of assets or merger.

The Board or the Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20.    Amendment or Termination.

(a)    Power to Amend or Terminate. The Board may at any time terminate or amend the Plan. Except as provided in Section 19 hereof or as otherwise required by law, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any Participant. In addition, to the extent necessary to comply with Section 423 of the Code, the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as so required. No amendment may increase the number of shares reserved for purposes of the Plan and no amendment shall allow any person who is not an Eligible Employee to become a Participant, without the approval of the stockholders of the Company.

(b)    Plan Administration. Without stockholder approval and without regard to whether any Participant rights may be considered to have been adversely affected, the Board or the Committee shall be entitled, without limitation, to limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion as advisable and which are consistent with the Plan.

(c)    Stockholder Approval. If the requisite stockholder approval of this Plan is not received at the Company’s 2009 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, held during the initial Offering Period and Purchase Period hereunder, this Plan will automatically terminate as of the final adjournment of such meeting, all outstanding options under the Plan will thereupon be deemed to expire unexercised, and all Contributions will be returned to the Participants in accordance with Section 10 hereof.

21.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. All notices or other communications to a Participant under or in connection with the Plan shall be deemed effective if sent or given to the Participant at his or her home or business address on the records of the Company, including if sent by electronic transmission.

22.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply to the reasonable satisfaction of the Company with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or trading system upon which the shares may then be listed or quoted.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.    Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 or any successor rule. The Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 or any successor rule to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24.    ERISA Status of Plan. The Plan is not intended and shall not be construed to constitute an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

25.    Miscellaneous Provisions.

(a)    Governing Law. Except to the extent preempted by any applicable federal law, the Plan and the options granted hereunder shall be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

(b)    Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, and the Plan shall be construed or enforced as though the illegal or invalid provision had not been included.

(c)    Headings. The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a section of the Plan, the content to the section shall control.

26.    Effective Date; Term of Plan. The Plan became effective on December 9, 2008, upon its adoption by the Committee pursuant to delegated authority from the Board. The Plan shall continue in effect through December 31, 2018, unless sooner terminated under Sections 13 or 20 hereof.

* * *

RADIAN GROUP INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and C. Robert Quint, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at The Westin Philadelphia, 99 South 17th Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time, on May 13, 2009, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders, the Proxy Statement and the 2008 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲    FOLD AND DETACH HERE    ▲

You can now access your Radian Group Inc. account online.

Access your Radian Group Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Radian Group Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	For	Against	Abstain		For	Against	Abstain

Item 1 – To elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified.				Item 2 – To approve the amendment to the Radian Group Inc. 2008 Equity Compensation Plan.	☐	☐	☐

Nominees:

1(a) Herbert Wender

1(b) David C. Carney

1(c) Howard B. Culang

1(d) Stephen T. Hopkins

1(e) Sanford A. Ibrahim

1(f) James W. Jennings

1(g) Ronald W. Moore

1(h) Jan Nicholson

1(i) Robert W. Richards

1(j) Anthony W. Schweiger

	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
				Item 3 – To approve the Radian Group Inc. 2008 Employee Stock Purchase Plan.	☐	☐	☐

				Item 4 – To ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐

Item 5 – To transact such other business as may properly come before the Radian Annual Meeting or any adjournment or postponement of the meeting

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified above. If no choice is specified, this proxy will be voted “FOR” each of the nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Share Owner sign here	Co-Owner sign here	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE